As filed with the Securities and Exchange Commission on May 13, 2025.

Registration No. 333-286619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment #2 to

FORM S-1/A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mitesco, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	8011	87-0496850
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

505 Beachland Blvd., Suite 1-377

Vero Beach, Florida 32963

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mack Leath

Chief Executive Officer

Mitesco, Inc.

505 Beachland Blvd., Suite 1-377

Vero Beach, Florida 32963

(844) 383-8689

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel D. Mayersohn, Esq.

Rasika A. Kulkarni, Esq.

350 East Las Olas Blvd.,

Suite 1750,

Ft. Lauderdale FL, 33301

Phone: 954-991-5426

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 13, 2025

15,278,771 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 15,278,771 shares of common stock, par value $0.01 per share (the “Common Stock”) of Mitesco, Inc. by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in interest, consisting of: (i) 2,628,179 shares of Common Stock issued in connection with the restructuring of approximately $12.5 million worth of financial obligations including certain promissory notes, accounts payable, and preferred stock; (ii) 9,978,907 shares of Common Stock issuable upon the mandatory redemption of the newly created Series A Amortizing Convertible Preferred Stock (the “Series A Shares” or “Series A Preferred Stock”), issued to certain institutional investors in exchange for over $14 million worth of its Series D and Series F Preferred Shares, and (iii) 2,671,685 shares of Common Stock previously issued in unregistered offerings that the Company has agreed to register on a voluntary basis.

We are filing this registration statement on Form S-1, of which this prospectus forms a part, to fulfil our contractual obligations to provide for the registration of the resale of the Common Stock. See “Selling Stockholders” beginning on page 34 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

The Selling Stockholders named in this prospectus may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at a fixed price of $4.00 per share so long as the Common Stock is trading on the OTC Pink Market. If and when the shares of Common Stock are listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, the Selling Stockholders may offer or sell the shares at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” on page 49 of the prospectus for more information.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Common Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Our Common Stock is currently traded on the Pink Market of the OTC under the symbol “MITI.” On May 6, 2025, the last reported bid price of our Common Stock on the Pink Market was $0.32. There is currently no trading history or market for our Series A Preferred stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC. The Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities offered in this prospectus, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our company”, “Mitesco” and similar terms refer to Mitesco, Inc. and its consolidated subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	we will need to raise additional capital to fund our operations in furtherance of our business plan;

●	we have an evolving business model, which increases the complexity of our business;

●	our datacenter co-location and software services operations present a number of risks;

●	our holding company model presents certain additional risks;

●	our growth strategy is subject to a significant degree of risk;

●	we are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer;

●	if we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected; and

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties. Actual events or circumstances may differ materially from events and circumstances that are assumed in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to Mitesco, Inc. and its subsidiaries.

Corporate Organizational Chart

Company Overview

Mitesco, Inc. (the “Company,” “we,” “us,” or “our”) was formed in the state of Delaware on January 18, 2012. On December 9, 2015, we restructured our operations and acquired Newco4pharmacy, LLC, a development stage company which sought to acquire compounding pharmacy businesses. As a part of the restructuring, we shut down our former business line. On April 24, 2020, we changed our name to Mitesco, Inc. In October 2023, the Company changed its domicile from Delaware to Nevada in order to effect reduced costs.

From 2020 through 2022, our operations were focused on establishing general practice medical clinics utilizing nurse practitioners under The Good Clinic name and development and acquisition of telemedicine technology. We opened our first The Good Clinic in Minneapolis, Minnesota in the first quarter of 2021 and had six operating clinics during the year ended December 31, 2022, with two additional sites under contract. In the fourth quarter of fiscal 2022, we made the strategic decision to close the entire clinic operation and release our staff due to a lack of profitability. The majority of the holders of Series D and F Preferred stock, promissory notes and accounts payable discussed herein, were investors, lenders and vendors to the Company during the operation of the clinic business and have now received either restricted common stock, or the Series A Preferred shares in consideration of the cancelation of, or in exchange for, the previous obligations. The financial results and obligations are now accounted for as “discontinued operations”. For details see “Debt Restructuring” herein.

Current Business Operations

We are a holding company seeking to provide products, services and technology.

In June 2024 we announced the formation of two (2) new wholly owned business units, Centcore, LLC (“Centcore”) that is providing datacenter services including cloud computing and application hosting, and Vero Technology Ventures, LLC (“VTV”), whose aim is to seek investment and acquisition opportunities, generally in the areas of cloud computing and datacenter related applications.

Centcore has two (2) areas of focus. The first, generic datacenter services, is aimed at hosting applications for a specific user, sometimes referred to as “managed services offerings” or MSO, where the client moves the software licensed from various vendors, or internally developed, into our datacenter where we maintain the computing, communications and backup environment. We currently offer services through a “co-location” agreement with a datacenter based in Melbourne, Florida, which has relationships with eight (8) other datacenters worldwide. Using this approach, we have an ability to rapidly expand the size of our computing resources quickly, at minimal expense. Over time we expect to create similar situations with other datacenters worldwide based on our clients’ specific needs.

The second focus involves hosting software applications developed by software vendors, from which they will sell the use of the software by their end user clients on a “cloud” basis. By taking this approach, we gain the business of the vendor, and potentially their clients, allowing us to grow at a faster rate with lower cost of sales. We have developed the “Centcore Partner Program” where we will help promote the software vendors who are hosting in our datacenters. If we are successful helping the vendor grow his business, we will have provided a “value added service”, and benefit from increased utilization of our computing resources by not only the vendor, but also his new end user clients. Our initial focus for this area is on software providers who serve the “technology infrastructure” market doing design, engineering, construction and maintenance of significant systems. We desire to create “life cycle” relationships as the design, construction and operational life of these systems includes document management and performance modelling over years, often from 5 to 20 years.

We have retained experienced professionals in the datacenter, cyber security and infrastructure services areas to support our needs on a per hour basis, which we believe will allow us to control our costs relative to business activity, without significant staffing internally. We have also formed an “Advisory Board” where individuals with experience in business areas where we have interest have agreed to assist us, receiving a nominal issuance of restricted common stock, in consideration of their advice.

The Vero Technology Ventures arm is actively reviewing potential early-stage cloud computing solution vendors and is developing its own artificial intelligence (A.I.) based application set. (VTV) is currently involved with the formation of a new software development project aimed at applying artificial intelligence (A.I.) to the sales process for various businesses including residential real estate using cloud computing-based software. It is currently in development of a new sales automation tool set deemed the ‘Robo Agent’ application. This software is intended to utilize A.I. to promote more efficient sales and marketing within certain direct to consumer (D2C) markets, and with highly targeted market research. This initial effort dubbed “Robo Agent”, is expected to be available for initial users in Q3 of FY2025. Later versions may include similar functionality focused on other markets, generally in a “business to consumer” (B2C) selling situation.

There are several other projects in evaluation, generally aimed at software that would operate on a cloud computing platform such as that which the Company has in its Centcore Datacenter. These may include joint venture or acquisition-oriented transactions, as well as internally developed software.

Advisory Board

The Board of Directors has instituted a new Advisory Board whose participants include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The compensation for the participants is $60,000 per year, paid through the issuance of restricted common stock. The per share valuation to be used shall be determined by the Board of Directors based on the market of the Company’s common stock at the time of the appointment. For all appointments in FY2024 the valuation used was $.80 per share, resulting in the issuance of 75,000 shares of restricted common stock to each member. The members of the advisory board do not have the authority to vote on matters brought to the board of directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

FY2024 Debt Restructuring

From FY2021 until late FY2022 the Company invested in an operating subsidiary, The Good Clinic, which was developing a series of primary care healthcare facilities. In late FY2022, as a result of a lack of adequate revenues and limited funding, it ceased operations. As of June 30, 2024, the Company had over $30 million in senior securities, notes and accounts payable related to that discontinued operation. In order to clear those obligations management began a restructuring which involved negotiations to reduce the overall debt, converting the obligations of certain accredited institutional investors into a newly created Series A Amortizing Preferred stock (“Series A Preferred”), and others into restricted common stock using a price per share of $4.00.

As of the date of this filing it has converted approximately $ 26.5 million of its obligations, representing approximately $24 million of its senior securities, and approximately $2.5 million of notes and accounts payable, into 2,628,179 shares of restricted Common Stock, and 562,998 Series A Preferred stock (before giving effect to redemptions made in Q1 FY2025). The Series A Preferred stock is held by six (6) accredited institutional investors, while over 40 holders of obligations of the Company elected to receive common stock using the $4 per share valuation.

Additionally, effective December 31, 2024, the Company has entered into Obligation Exchange Agreements pursuant to which it has converted $580,132, including $32,132 of principal and interest, of its 2024 Bridge Notes into Series A Preferred share, which resulted in the issuance of 23,206 shares of Series A Preferred shares to three (3) of its institutional investors. This extinguishes $580,132 of its short-term debt. As of the date of this filing all FY2024 bridge notes have been extinguished.

As part of the restructuring, the Company agreed to register shares of Common Stock issued and to be issued to Series A Preferred Stockholders, which are included in this registration statement. See “Debt Restructuring” on page 21 of this registration statement.

Discontinued Operations and the 2023 Clinic Related Debt Exchange Agreement

On December 8, 2023, effective November 30, 2023, the Company sold the remaining assets of The Good Clinic, LLC to Leading Primary Care LLC, a company organized by Michael C. Howe, the former CEO of The Good Clinic, LLC for total consideration of approximately $2.5 million. Consideration consisted of cancelling existing notes payable and accrued interest owed to Mr. Howe in the amount of approximately $2.5 million. The Company recognized a contribution to capital on this transaction in the amount of approximately $2.5 million as Mr. Howe is a related party.

On December 8, 2023, Mr. Howe also exchanged (i) 500,000 shares of Series D Preferred Stock with a stated value of approximately $0.5 million and accrued dividends of approximately $67,000, and (ii) approximately $25,000 (investment incentive of 65% applied only to the accrued salary portion of $38,000), for 655 shares of the Company’s Series F Preferred Stock with a liquidation value of approximately $0.6 million. Other than the conversion of incentive of approximately $25,000, there was no gain or loss recorded on this transaction. During Q4 of 2024, as a part of the 2024 Debt Restructuring, Mr. Howe has exchanged all remaining obligations into restricted common stock using a $4 per share valuation.

Going Concern

As of December 31, 2024, the Company had cash and cash equivalents of approximately $3,000, current liabilities of approximately $18.4 million, and has incurred significant losses from the previous clinic operations. As previously noted, we made a strategic decision to reduce our capital needs by closing our entire clinic operations in the fourth quarter of 2022 and releasing our entire staff, due to lack of profitability. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to execute its business plan.

As a result of these factors, there is substantial doubt about the ability of the Company to continue as a going concern for one year from the date the financial statements are issued. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations. However, as of the date of these consolidated financial statements, no formal agreement exists.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts classified as liabilities that might be necessary should the Company be forced to take any such actions.

The COVID-19 pandemic, decades-high inflation and concerns about an economic recession in the United States or other major markets has resulted in, among other things, volatility in the capital markets that may have the effect of reducing the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity. In addition, a recession or market correction due to these factors could materially affect the Company’s business and the value of its common stock.

Summary Risk Factors

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to invest in our Company. The following is a summary of our key risks. A more detailed description of each of the risks can be found below in section entitled “Risk Factors”.

Risks Related to our Business

●	We are in the initial stages of our present business plan and have a limited historical performance for you to base an investment decision upon, and we may never become profitable.

●	Disruption or breach of our security measures or those of our third-party datacenter hosting facilities, cloud computing platform providers or third-party service partners, or the underlying infrastructure of the Internet, and unauthorized access to obtain customer’s data, our data or our IT systems, could lead to curtailment of our customers who may stop using our services, and we may incur significant reputational harm, legal exposure and liabilities, or a negative financial impact.

●	The success of our business is dependent on subscription and renewal of our services by customers.

●	We may be unable to attract and retain sufficient numbers of qualified personnel.

●	We may become involved in legal proceedings.

●	We may not manage our strategy effectively. Rapid technological change in our industry present us with significant risks and challenges.

●	We are in an intensely competitive industry and there is no assurance we will be able to compete with our competitors who have greater resources than us.

●	Rapid technological change in our industry presents us with significant risks and challenges.

Risks Related to our Financial Condition

●	There is substantial doubt about our ability to continue as a going concern.

●	If we are unable to generate significant revenue, we may need to raise additional capital which may not be available to us on acceptable terms or at all.

●	We may incur additional debt in the future which may contain restrictive covenants.

●	We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

●	The issuance of additional shares of our Common Stock, or securities convertible into shares of our Common Stock, may dilute the percentage ownership of our existing stockholders and may make it more difficult to raise additional capital.

●	Our operating results and liquidity needs could be negatively affected by market fluctuations and economic downturns

●	Settlements with various leaseholders and vendors have created obligations that may hinder our ability to finance future operations

Risks Related to Government Regulation

●	Privacy concerns and laws as well as evolving regulation of cloud computing, AI services, cross-border data transfer restrictions and other domestic regulations may limit the use and adoption of our services and adversely affect our business.

●	Industry-specific regulations and other requirements and standards are evolving, and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

●	If the statutes and regulations in our industry change, we could be negatively impacted.

Risks Related to Acquisitions

●	Acquisitions may subject us to liability with regard to the creditors, customers, and shareholders of the sellers.

●	We may be unable to implement our strategy of acquiring companies.

●	Future acquisitions may result in potentially dilutive issuances of equity securities, incurrence of additional indebtedness and increased amortization expenses.

●	We face risks arising from acquisitions that we may pursue in the future.

Risks Related to our Management

●	Our success is dependent, in part, on the performance and continued service of certain of our officers and directors.

Related to Ownership of our Common Stock

●	Our executive officers, directors and certain key stockholders own and control a significant number of voting securities and so long as they do, they are able to control the outcome of stockholder voting.

Related to Ownership of our Common Stock

●	Shares eligible for future sale may have adverse effects on our share price.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

●	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.

●	Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

●	Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

●	We do not intend to pay any cash dividends on our Common Stock in the near future therefore investors will not be able to receive a return on their shares unless they sell the shares at a higher price than their purchase price.

●	Our Common Stock is often thinly traded and may prevent you from selling at or near asking prices, if at all.

Risks Related to Debt Restructuring

●	Redemption of all shares of Series A Preferred Stock into Common Stock may lead to severe dilution of our existing shares.

●	Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

●	Investors who buy shares at different times will likely pay different prices.

Risks Related to Cybersecurity

●	If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, or are perceived to have been compromised, we could experience adverse consequences, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

●	We face the risk of unauthorized access to or breaches of our information systems.

●	Operations and Finances may be impacted by a cybersecurity breach of our information system.

●	We face challenges in detection and response of cybersecurity breaches.

Additional Information

Our principal executive office is located at 505 Beachland Blvd., Suite 1-377, Vero Beach, Florida 32963. Our telephone number is (844) 383-8689. The SEC maintains an internet site on www.sec.gov where reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC are available. We file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports with the SEC on the above-mentioned site. Our website is www.mitescoinc.com. The information contained therein or connected thereto is not intended to be incorporated into this filing.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our most recently completed second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our most recently completed second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparisons of our financial statements with other public companies difficult or impossible.

SUMMARY OF THE OFFERING

Shares of Common Stock offered by the Selling Securityholder	Up to 15,278,771 shares of common stock, consisting of:

● Up to 9,978,907 shares of common stock underlying the redemption of Series A Preferred Stock estimated to be issued over a period of 12 months starting January 2025; and

● Up to 2,628,179 shares of common stock issued in conjunction with the cancellation of approximately $12,428,517 of certain outstanding financial obligations, including $231,852 of Series D Preferred stock, $9,320,438 of Series F Preferred Stock, $293,100 of Series X Preferred stock, $1,144,765 of promissory notes, and $1,438,361 of accounts payable cancelled in conjunction with the Exchange Agreements (defined below); and

● Up to 2,671,685 previously issued shares held by historical shareholders including those shareholders participating in the restructuring noted above.

Shares of Common Stock outstanding immediately prior to this offering*	11,307,010 shares of common stock outstanding as of May 2, 2025.

Shares of Common Stock outstanding, including those shares estimated to be issued in redemption of Series A Preferred shares over the next 12 months	21,285,917 (including up to 9,978,907 shares of common stock, which may be issued in connection with the redemption of Series A Preferred Shares).

Plan of Distribution

The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at a fixed price of $4.00 per share so long as the Common Stock is trading on OTC Pink Market. If and when the shares of Common Stock are listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, the Selling Stockholders may offer or sell the shares at prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders.

Common Stock ticker symbol	“MITI”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this registration statement.

*	Including the shares of common stock issued in connection with the Restructuring. Excludes 40,767 shares convertible into common stock upon exercise of warrants, at an average weighted exercise price of $31.26, expiring between October 18, 2026, and May 26, 2027, and excludes up to 9,978,907 shares that may become issuable upon redemption of Series A Preferred Stock during FY2025.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this Form S-1, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form S-1, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Some statements in this Form S-1, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

We are in the initial stages of our present business plan and have a limited historical performance for you to base an investment decision upon, and we may never become profitable.

We have a new business plan and no operating history upon which an evaluation of our prospects and future performance can be made. Our planned operations are subject to all business risks associated with new companies. The likelihood of our success must be assessed considering the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the establishment of a new business, operation in a competitive industry. There is a possibility that we could sustain losses for a long time or may never operate profitably. If we are not successful in implementing our strategy as anticipated, continue to incur losses, and fail to raise additional capital, we may need to consider alternative options and in an extreme scenario, shut down operations.

The success of our business is dependent on subscription and renewal of our services by customers.

Our growth will be dependent upon successful onboarding of customers who subscribe to our data storage, data hosting, datacenter, and managed service offerings. This success is dependent on successful marketing strategy, network building and expansion, and advertising, all of which will incur capital expenditure. Moreover, if and when we onboard customers, customers have no obligation to renew their subscriptions for our services after the expiration of their contractual subscription period, and in the normal course of business, some customers will elect not to renew. In addition, our customers may renew for fewer subscriptions, renew for shorter contract lengths or switch to lower cost offerings of our services, particularly in times of general economic uncertainty.

Our future success also depends in part on our ability to sell additional features and services, more subscriptions or enhanced editions of our services to our current customers. This may also require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our customers purchase new or enhanced services depends on a number of factors, including general economic conditions and customer receptiveness to any price changes related to these additional features and services.

We may become involved in legal proceedings that could have a material adverse impact on our business, results of operations and financial condition.

From time to time and in the ordinary course of our business, we and certain of our subsidiaries may become involved in various legal proceedings and claims, including for example, employment disputes and litigation; client disputes and litigation alleging solution and implementation defects, intellectual property infringement, violations of law and breaches of contract and warranties; and other third party disputes and litigation alleging intellectual property infringement, violations of law, and breaches of contracts and warranties.

Virtually all of our current outstanding obligations of approximately $2.7 million arise from settlement agreements with the property owners of the locations utilized for our clinic business, which was shuttered in Q4 of FY2022, or default judgments issued by state courts against the Company. While we believe that we have settled pending litigation, there can be continued, or renewed, claims from existing creditors, judgement holders or other holders of its historical obligations. Management continues to resolve its historical obligations through negotiation and use of its securities, though not all holders of its historical obligations appreciate the opportunity to own equity in the Company. Nonetheless, the Company may not be able to fund the payment of its historical obligations in the form of cash until it becomes cash-flow positive.

Legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming, and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial non-economic remedies or punitive damages may be sought. Adverse outcomes may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business.

We are in an intensely competitive industry and there is no assurance we will be able to compete with our competitors who have greater resources than us.

Because we are a new business, our competitors may have greater name recognition, longer operating history and significantly greater resources than we do. Further, the data services industry is a highly competitive and established market with an abundance of domestic and international firms offering services similar to ours. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary services, technologies, or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer and patient requirements and may have the ability to initiate or withstand substantial price competition.

Rapid technological change in our industry presents us with significant risks and challenges.

Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future software-based products and services becoming uncompetitive or obsolete.

If we do not manage our strategy effectively, our revenue, business and operating results may be harmed.

We have not yet generated significant revenues from our present operations and may not do so for an indefinite period of time. Our future revenues and profitability depend upon our ability to successfully implement a growth strategy. There can be no assurance given that we will be successful in executing our growth strategy, and even if we achieve our strategic plan, that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition, and results of operations. Acquisitions may require greater than anticipated investment of operational and financial resources. Acquisitions and related growth may also require the integration of different services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition, and results of operations. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our resources and may require us to hire and train additional employees. We will need to expand and acquire systems and infrastructure to accommodate our planned operations. The failure to implement our plan of operations and manage any future growth effectively will materially and adversely affect our business.

Risks Related to our Financial Condition

There is substantial doubt about our ability to continue as a going concern because of our limited operating history, history of losses and financial resources, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We have a history of losses. We have nominal revenues from our operations. The Report of our Independent Registered Public Accounting Firm issued in connection with our audited financial statements for the calendar years ended December 31, 2024, and 2023, expressed substantial doubt about our ability to continue as a going concern, since we have had recurring operating losses and our lack of liquidity and working capital. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations. We have generated only minimal revenues from our present business plan. If we generate revenue more slowly than we anticipate, or if our operating expenses are higher than we expect, we may not be able to pay our operating expenses or achieve profitability and our financial condition could suffer. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we will need to borrow additional funds or sell debt or equity securities, or some combination thereof, to obtain funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all.

We will need additional capital to implement and fund our operations.

The extent of our capital needs will depend on numerous factors, including (i) the availability and terms of any financing available to us;(ii) the success of our newly established business plan; (iii) the level of our investment in research and development; (iv) the amount of our capital expenditures, including acquisitions; and (v) regulations applicable to our operations. We cannot assure you that we will be able to obtain capital in the future to meet our needs. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences, and privileges senior to our Common Stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may incur additional debt in the future which may contain restrictive covenants and impair our operating flexibility.

Because we currently have no significant revenue and limited cash on hand, we must seek funds for our operational plans. If we incur additional indebtedness in the future, a portion of the cash flow we generate, if any, will be dedicated to the payment of principal and interest on outstanding indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our stockholders. A judgment creditor would have the right to foreclose on our limited assets resulting in a material adverse effect on our business, operating results, and financial condition.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated, or that additional material weaknesses will not occur in the future.

As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date include (i) lack of segregation of duties and (ii) lack of sufficient resources to ensure that information required to be disclosed by us in the reports that we file or submit to the SEC are recorded, processed, summarized, and reported, within the time periods specified in the SEC’s rules and forms. As such, our internal controls over financial reporting were not designed or operating effectively.

We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation to devise and implement effective disclosure controls and procedures, or internal controls. We will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. We cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on our business. Our ability to retain staff with appropriate experience in GAAP presentation will also be dependent upon the revenue we generate from operations and our ability to raise sufficient funding. We believe that the material weaknesses as reported will eventually be fully remediated, upon being properly capitalized to hire the proper personnel for segregation of duties and SEC and GAAP accounting knowledge.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal controls over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and ineffective internal controls over financial reporting could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Common Stock.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer a “smaller reporting company” as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and cause a decline in the market price of our Common Stock.

Our operating results and liquidity needs could be negatively affected by market fluctuations and the economic downturn.

Our operating results and liquidity could be negatively affected by economic conditions generally, both in the United States and elsewhere around the world. Domestic and international equity and debt markets have experienced and may continue to experience heightened volatility and turmoil based on domestic and international economic conditions and concerns. In the event these economic conditions and concerns continue or worsen, and the markets continue to remain volatile, our operating results and liquidity could be adversely affected by those factors in many ways, including weakening demand for certain of our services and making it more difficult for us to raise funds if necessary, and our stock price may decline.

In addition, the global macroeconomic environment could be negatively affected by, among other things, a resurgence of COVID-19 or other pandemics or epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine, the war in the Middle East and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets. We are actively monitoring the effects these disruptions and increasing inflation could have on our operations. These conditions make it extremely difficult for us to accurately forecast and plan future business activities.

Settlements with various leaseholders and vendors have created obligations that may hinder our ability to finance future operations

As a result of obligations to leaseholders and construction-related vendors we now have settlement agreements and consent judgements in the total amount of approximately $2.7 million. These obligations bear interest at various rates according to the local law in addition to the face amounts owed. The existence of these obligations may inhibit our ability to attain further financing.

Risks Related to Government Regulation

Privacy concerns and laws as well as evolving regulation of cloud computing, AI services, cross-border data transfer restrictions and other domestic regulations may limit the use and adoption of our services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal and state governments continue to adopt new, or modify existing, laws and regulations addressing data privacy, cybersecurity, data protection, data collection, processing, storage, hosting, transfer and use of data, generally. Data privacy laws, such as the California Consumer Privacy Act (“CCPA”) as amended by the California Privacy Rights Act (“CPRA”), and laws that have recently passed and/or gone into effect in many other states similarly impose new obligations on us and many of our customers, potentially as both businesses and service providers. These laws continue to evolve, and as various jurisdictions introduce similar proposals, we and our customers could be exposed to additional regulatory burdens.

In addition, various safe harbors have historically been provided to those who hosted content provided by others, such as safe harbors from monetary damages for copyright infringement arising from copyrighted content provided by customers and others and for defamation and other torts arising from information provided by customers and others. There is an increasing demand for repealing or limiting these safe harbors by either judicial decision or legislation, and we have active legal proceedings that have been impacted by the repeal or limiting of safe harbors that were previously available to us. Loss of these safe harbors may require altering or limiting some of our services or may require additional contractual terms to avoid liabilities for our customers’ misconduct.

These laws may require us to make additional changes to our practices and services to enable us or our customers to meet the new legal requirements and may also increase our potential liability exposure through new or higher potential penalties for noncompliance, including as a result of penalties, fines and lawsuits related to data breaches. Furthermore, privacy laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements are causing increased scrutiny among customers and may be perceived differently from customer to customer. These developments could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally.

The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from our commitments to customers and our customers’ customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, in particular where customers request specific warranties and unlimited indemnity for noncompliance with privacy laws, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may raise concerns regarding data privacy and cybersecurity, which may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. In addition, new products we develop or acquire in connection with changing events may expose us to liability or regulatory risk. Even the perception that the privacy and security of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Industry-specific regulations and other requirements and standards are evolving, and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

Our customers and potential customers could conduct business in a variety of industries, including financial services, the public sector, healthcare and telecommunications. Regulators in certain industries have adopted and may in the future adopt regulations or interpretive positions regarding the use of cloud computing, AI services and other outsourced services. The costs of compliance with, and other burdens imposed by, industry-specific laws, regulations and interpretive positions may limit our customers’ use and adoption of our services and reduce overall demand for our services. Compliance with these regulations may also require us to devote greater resources to support certain customers, which may increase costs and lengthen sales cycles. In the United States, a cybersecurity Executive Order released in May 2021 may heighten future compliance and incident reporting standards in order to obtain certain public sector contracts. If we are unable to comply with these guidelines or controls, or if our customers are unable to obtain regulatory approval to use our services where required, our business may be harmed

Further, in some cases, industry-specific, regionally specific or product-specific laws, regulations or interpretive positions may impact our ability, as well as the ability of our customers, partners and data providers, to collect, augment, analyze, use, transfer and share personal and other information that is integral to certain services we provide. The interpretation of many of these statutes, regulations and rulings is evolving in the courts and administrative agencies and an inability to comply may have an adverse impact on our business and results. This impact may be particularly acute in countries that have passed or are considering passing legislation that requires data to remain localized “in country,” as this may impose financial costs on companies required to store data in jurisdictions not of their choosing and to use nonstandard operational processes that add complexity and are difficult and costly to integrate with global processes.

Further, countries are applying their data and consumer protection laws to AI, and particularly generative AI, and/or are considering legal frameworks on AI. Any failure or perceived failure by us to comply with such requirements could have an adverse impact on our business.

If the statutes and regulations in our industry change, our business could be adversely affected.

If there are changes in laws, regulations, or administrative or judicial interpretations, we may have to change our future business practices, or our business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Acquisitions

Acquisitions may subject us to liability with regard to the creditors, customers, and shareholders of the sellers.

While we intend that any acquisitions that we consummate will typically be structured as asset purchase agreements in which we attempt to limit our risk and exposure relative to the respective sellers’ liabilities, we cannot guarantee that we will be successful in avoiding all liability. Creditors may seek to hold us accountable for seller debt and customers and for seller breaches of contract prior to our transactions. Occasionally, disaffected shareholders may attempt to interfere with our business acquisitions. We will attempt to minimize all of these risks through thorough due diligence, negotiating indemnities and holdbacks, obtaining relevant representations from sellers, and leveraging experienced professionals when appropriate; however, there can be no assurance that we will be able to mitigate all risks.

We may be unable to implement our strategy of acquiring companies.

Although we expect that one or more acquisition opportunities will become available in the future, we may not be able to acquire companies at all or on terms favorable to us. We will likely need additional financing for such acquisitions, but there is no assurance that we will be able to borrow funds or raise capital through the issuance of our equity on favorable terms. Certain of our larger, better capitalized competitors may seek to acquire some of the companies we may be interested in. Competition for acquisitions would likely increase acquisition prices and result in us having fewer acquisition opportunities. Depending on the type of businesses we acquire, we may have varying cost saving and/or cross-selling opportunities with the acquired business. However, there is no assurance that we will achieve anticipated cost savings and cross-selling on our acquisitions, and failure to do so may mean we overpaid for such acquisitions. In completing any acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot be assured that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay for obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition, and we will have overpaid in cash, stock, assumed debt, seller notes, and/or earnouts for the value received in that acquisition.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition, and results of operations.

We face risks arising from acquisitions that we pursue in the future.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counter parties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Risks Related to Our Management

Our success will be dependent on our management, and the continued service of key employees.

Our success is dependent upon the decision making of our directors and executive officers. We believe that our success depends on the continued service of these persons and our ability to hire additional employees as and when needed. Currently, we have no full-time employees, rather our needs are being met from the efforts of our directors and a number of individuals under consulting or advisory agreements including accounting, SEC reporting, legal, sales, systems operation and software development. Further, we cannot assure that we will be able to find and recruit new employees on terms acceptable to the Company. The unexpected loss of the services of one or more of our executives, directors and advisors, or the inability to find new employees within a reasonable period of time, when needed, could have a material adverse effect on the economic condition and results of operations of the Company.

Our executive officers, directors and certain key stockholders own and control a significant number of voting securities and so long as they do, they are able to control the outcome of stockholder voting.

Our executive officer, directors as well as certain other key shareholders are the owners of approximately 50% of the voting shares of the Company as of December 31, 2024, as a result of their ownership of our Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”), and Common Stock. The Series X Preferred stock votes with our outstanding shares of Common Stock at the rate of 400 votes for each share owned, one (1) vote for each common holder. As such, our board can determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our Common Stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our Common Stock.

Risks Relating to Ownership of our Stock

Shares eligible for future sale may have an adverse effect on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a pre-emptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We currently intend to retain all our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We believe it is likely that our Board will continue to conclude that it is in our best interests to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. On December 13, 2024, the reported closing price of our Common Stock was $0.40, while on March 21, 2025, the reported closing sales price was $.59. For comparison purposes during the last 52 weeks prior to December 13, 2024, our stock price had a low closing price of $.02 and a high closing price of $1.00. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. In addition, sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect the prevailing market prices of our Common Stock and Warrants and our stock price may decline substantially in a short period of time. As a result, our stockholders could suffer losses or be unable to liquidate holdings. As a result of this volatility, investors may experience losses on their investment in our Common Stock. The market price for our Common Stock may be influenced by many factors, including the ones discussed in this section titled “Risk Factors”.

Our Common Stock has often been thinly traded, so investors may be unable to sell at or near ask prices or at all if investors need to sell shares to raise money or otherwise desire to liquidate their shares.

To date, there have been many days on which limited trading of our Common Stock took place. We cannot predict the extent to which investors’ interests will lead to an active trading market for our Common Stock or whether the market price of our Common Stock will be volatile. If an active trading market does not develop, investors may have difficulty selling our Common Stock. We are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give investors any assurance that an active public trading market for our Common Stock will develop or be sustained. The market price of our Common Stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our Common Stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that may have such voting powers, full, enhanced or limited, or no voting powers, and such preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof as adopted by the Board, which may include enhanced dividend rights, rights of redemption, sinking funds to pay dividends, liquidation, and other rights that would be different than, and preferential to, the rights of the Common Stockholders, although our ability to designate and issue preferred stock is currently restricted by covenants in the Certificate of Designation for the Series A Amortizing Convertible Preferred Stock. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our Common Stock. This could make it more difficult for shareholders to sell their Common Stock. This could also cause the market price of our Common Stock to drop significantly, even if our business is performing well.

Risks Related to Debt Restructuring

Redemption of all shares of Series A Preferred Stock into Common Stock may lead to severe dilution of our existing shares.

The Series A Preferred Shares are subject to redemption by the Company, either in the form of cash or Common Stock, beginning January 1, 2025, at a rate of 1/36 of the total outstanding Series A Preferred Shares, over the following three years. The Common Stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-trading day period. The last bid price of our Common Stock on May 6, 2025, in the OTC Market was $0.32. The total value of the Series A Preferred Stock is $14,146,017, based on a face value of $25 per share. If the Company redeems all of the shares of Series A Preferred Stock at a rate of $0.40 per share (for example) prior to their mandatory conversion into Common Stock (which occurs at a rate of $4.00 per share), the Company will have issued an aggregate of 35 million shares of Common Stock at the end of the three-year period, which could cause a dilution of over 75% to our existing shareholders.

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering Common Stock issuable in connection with the Restructuring of obligations including all debts, notes, accounts payable, and certain of its previously issued preferred shares. Sales of large blocks of our Common Stock could depress the price of our Common Stock. The existence of these shares and shares of Common Stock that may be issuable upon conversion or exercise, as applicable, of outstanding shares of convertible preferred stock, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to the price of our Common Stock. The existence of an overhang, whether sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing shareholders and investors seek to convert or exercise such securities or sell a substantial number of shares of our Common Stock, such selling efforts may cause significant declines in the market price of our Common Stock. In addition, the shares of our Common Stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices and so may experience different levels of dilution and different outcomes in their investment results. Moreover, the Common Stock issued or issuable in connection with the Restructuring (as defined below) was at a significant premium to the then market price of the Common Stock and is derived, in substantial part, from a good faith estimate of the future value of Common Stock of the Company, which may never appreciate at our predicted levels, or worse, may plummet compared to the current stock price. If the Common Stock is sold to the investors in this offering at a similar premium, there is no guarantee that the value of our Common Stock will increase. The sale price may not accurately reflect the value of our Common Stock and may not be realized upon any subsequent disposition of the same.

Risks Related to Cybersecurity

If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, or are perceived to have been compromised, we could experience adverse consequences, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely, may collect, receive, store, use, transmit, disclose, transfer, disclose, make accessible, protect, secure, dispose of, transmit, share, or otherwise process proprietary, confidential, and sensitive data, including personal data (such as health-related data regarding clinical trial subjects), intellectual property, and trade secrets.

Cyberattacks, malicious internet-based activity, and online and offline fraud and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third parties upon which we rely, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services. We and the third parties upon which we rely may be subject to a variety of threats, including, but not limited to, malicious code (such as viruses and worms), social engineering attacks (including through phishing attacks), malware (including as a result of advanced persistent threat intrusions), denial of service attacks (such as credential stuffing), credential harvesting, software bugs, server malfunctions, software or hardware failures, unauthorized access, natural disasters, fire, terrorism, successful breaches, personnel misconduct or error, or human or technological error, war and telecommunication and electrical failures.

In particular, severe ransomware attacks are becoming increasingly prevalent and severe, and can lead to significant interruptions in our operations, loss of sensitive data, reputational harm, and diversion of funds. Extortion payments may alleviate some of the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Additionally, the COVID-19 pandemic poses increased risks to our information technology systems and data, as more of our employees work from home, utilizing network connections outside our premises. Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We may rely on third parties (such as service providers and technologies) to process sensitive information in a variety of contexts, including without limitation third-party providers of cloud-based infrastructure, encryption and authentication technology, employee email, and other functions. Our ability to monitor these third parties’ cybersecurity practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised. Any of the previously identified or similar threats could cause a security incident or other incident during which our information technology systems or data could be compromised, which could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our data; it could also disrupt our ability (and that of third parties upon which we rely) to operate our business.

We may expend significant resources or modify our business activities in an effort to protect against the compromise of our information technology systems and data. Further, certain data privacy and security obligations may require us to implement and maintain specific security measures, industry standard or reasonable security measures to protect our information technology systems and data.

If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, including: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class actions); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Additionally, applicable data privacy and security obligations may require us to notify relevant stakeholders; such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences.

We face the risk of unauthorized access to or breaches of our information systems.

Cybersecurity threats are constantly evolving, making it challenging to predict, prevent, or mitigate all potential attacks. Advanced persistent threats, ransomware, and other sophisticated attacks could impair our ability to operate efficiently and securely. We face the risk of unauthorized access to or breaches of our information systems that could result in the misappropriation of sensitive information, including customer, employee, or proprietary data. These incidents could occur through malicious software, phishing attacks, or insider threats. While we have implemented comprehensive cybersecurity measures, including firewalls, encryption, and employee training, no system is completely secure. A successful attack could disrupt our operations, cause financial loss, damage our reputation, lead to regulatory penalties, and erode customer trust.

Operations and Finances may be impacted by a cybersecurity breach of our information system.

A cybersecurity breach could lead to significant financial losses, regulatory penalties, reputational harm, and operational disruptions. A significant cybersecurity event could result in the theft or destruction of our customer’s intellectual property, disruption of their operations, financial loss, severe reputational harm, and litigation expenses, which will adversely affect our financial condition. An attack could result in temporary or long-term shutdowns of critical systems, causing revenue losses and increased operating costs as we attempt to recover and restore normal operations. Cyber incidents may also result in diminished future cash flows, thereby requiring consideration of impairment of certain assets including goodwill, customer-related intangible assets, trademarks, patents, capitalized software or other long-lived assets associated with hardware or software, and inventory.

We face challenges in detection and response of cybersecurity breaches.

Despite our investments in cybersecurity measures, there is no assurance that our systems can effectively detect or respond to all cyber threats, particularly those targeting undisclosed or newly discovered vulnerabilities.

Market and Industry Data

This prospectus may contain market, industry and government data and forecasts that have been obtained from publicly available information, various industry publications and other published industry sources. We have not independently verified the information and cannot make any representation as to the accuracy or completeness of such information. None of the reports and other materials of third-party sources referred to in this prospectus were prepared for use in, or in connection with, this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our Common Stock is quoted on the Pink Market of the OTC under the symbol “MITI.”

The last bid price of our Common Stock on the OTC Pink Market as of May 6, 2025, was $0.32. These quotations reflect inter-dealer prices without commissions or retail mark-ups and may not represent actual transactions. As of December 31, 2024, we have approximately 2,000 holders “of record” of our Common Stock with over 100 shares on deposit at a broker dealer, and over 7,000 shareholders if holders of a smaller number of shares, either on deposit or restricted shares, are included. There is no established trading market for the Series A Preferred Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock. Under the Nevada law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Nevada statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Nevada statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. The Company does not intend to declare or pay any cash dividends on its Common Stock in the foreseeable future. The holders of our Common Stock are entitled to receive only such dividends (cash or otherwise) as may be declared by our Board of Directors.

On December 31, 2019, we issued 26,227 shares of our Series X Preferred stock in order to settle certain of the Company’s obligations. The Series X Preferred shares have a liquidation preference of $25.00 per share and will pay a 10% per year dividend based upon the liquidation value. The dividend may be paid in cash or in the issuance of restricted Common Stock. If the Company chooses to pay the dividend in restricted Common Stock the number of shares issued to fulfil the dividend payment shall be determined based on the stock price on the date the dividend award is made by the Board of Directors. The Series X has 400 votes per share and votes with our Common Stock. As of May 2, 2025, there were outstanding 19,703 shares of Series X Preferred stock.

Each share of Series D Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value and to be paid within 15 days after the end of each of our fiscal quarters. The Series D Preferred Stock shares rank senior to all other preferred stock of the Company except in relation to the Company’s Series X Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. As of the date of this filing there are no Series D Preferred shares outstanding.

USE OF PROCEEDS

The selling shareholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement or by post-effective amendment. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

BUSINESS

Company Overview

Mitesco was formed in the state of Delaware on January 18, 2012. On December 9, 2015, we restructured our operations and acquired Newco4pharmacy, LLC, a development stage company which sought to acquire compounding pharmacy businesses. As a part of the restructuring, we shut down our former business line. On April 24, 2020, we changed our name to Mitesco, Inc. In October 2023, the Company changed its domicile from Delaware to Nevada in order to effect reduced costs.

From 2020 through 2022, our operations were focused on establishing general practice medical clinics utilizing nurse practitioners under The Good Clinic name and development and acquisition of telemedicine technology. We opened our first The Good Clinic in Minneapolis, Minnesota in the first quarter of 2021 and had six operating clinics during the year ended December 31, 2022, with two additional sites under contract. In the fourth quarter of fiscal 2022, we made the strategic decision to close the entire clinic operation and release our staff due to a lack of profitability. The majority of the holders of Series D and F Preferred stock, notes payable and accounts payable discussed herein, were investors, lenders and vendors to the Company during the operation of the clinic business and have now received either restricted common stock, or the Series A Preferred shares in consideration of the cancelation of, or in exchange for, the previous obligations. The financial results and obligations are now accounted for as “discontinued operations”.

Current Business Operations

We are a holding company seeking to provide products, services and technology.

In June 2024 we announced the formation of two (2) new wholly owned business units, Centcore, LLC (“Centcore”) that is providing datacenter services including cloud computing and application hosting, and Vero Technology Ventures, LLC (“VTV”), whose aim is to seek investment and acquisition opportunities, generally in the areas of cloud computing and datacenter related applications.

Centcore has two (2) areas of focus. The first, generic datacenter services, is aimed at hosting applications for a specific user, sometimes referred to as “managed services offerings” or MSO, where the client moves the software licensed from various vendors, or internally developed, into our datacenter where we maintain the computing, communications and backup environment. We currently offer services through a “co-location” agreement with a datacenter based in Melbourne, Florida, which has relationships with eight (8) other datacenters worldwide. Using this approach, we have an ability to rapidly expand the size of our computing resources quickly, at minimal expense. Over time we expect to create similar situations with other datacenters worldwide based on our clients’ specific needs.

The second focus involves hosting software applications developed by software vendors, from which they will sell the use of the software by their end user clients on a “cloud” basis. By taking this approach, we gain the business of the vendor, and their clients, perhaps allowing us to grow at a faster rate with lower cost of sales. We have developed the “Centcore Partner Program” where we will help promote the software vendors who are hosting in our datacenters. If we are successful helping the vendor grow his business, we will have provided a “value added service”, and benefit from increased utilization of our computing resources by not only the vendor, but also his new end user clients. Our initial focus for this area is on software providers who serve the “technology infrastructure” market doing design, engineering, construction and maintenance of significant systems. We desire to create “life cycle” relationships as the design, construction and operational life of these systems includes document management and performance modelling over years, often from 5 to 20 years.

We have retained experienced professionals in the datacenter, cyber security and infrastructure services areas to support our needs on a per hour basis, which we believe will allow us to control our costs relative to business activity, without significant staffing internally. We have also formed an “Advisory Board” where individuals with experience in business areas where we have interest have agreed to assist us, receiving a nominal issuance of restricted common stock, in consideration of their advice.

The Vero Technology Ventures arm is actively reviewing potential early-stage cloud computing solution vendors and is developing its own artificial intelligence (A.I.) based application set (VTV) is currently involved with the formation of a new software development project aimed at applying artificial intelligence (A.I.) to the sales process for various businesses including residential real estate using cloud computing-based software. It is currently in development of a new sales automation tool set deemed the ‘Robo Agent’ application. This software is intended to utilize A.I. to promote more efficient sales and marketing within certain direct to consumer (D2C) markets, and with highly targeted market research. This initial effort dubbed “Robo Agent”, is expected to be available for initial users in Q3 of FY2025. Later versions may include similar functionality focused on other markets, generally in a “business to consumer” (B2C) selling situation.

There are several other projects in evaluation, generally aimed at software that would operate on a cloud computing platform such as that which the Company has in its Centcore Datacenter.

Advisory Board

The Board of Directors has instituted a new Advisory Board whose participants include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The compensation for the participants is $60,000 per year, paid through the issuance of restricted common stock. The per share valuation to be used shall be determined by the Board of Directors based on the market of the Company’s common stock at the time of the appointment. For all appointments in FY2024 the valuation used was $.80 per share, resulting in the issuance of 75,000 shares of restricted common stock to each member. The members of the advisory board do not have the authority to vote on matters brought to the board of directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

Competition

We are in the early stage of developing our datacenter business, and while we believe there is a very large, and growing market for our offerings, there are also many competitors with significant experience and client base, of varying size. We believe our technology and services approach will be able to compete with other technology and services providers. We face competition primarily from:

●	In-house IT departments of our customers and potential customers provide services for their respective organizations but typically need help scaling large technology environments and maximizing the value from their cloud investments, especially when speed, cost and innovation are key constraints.

●	Traditional global IT systems integrators, such as Accenture, Atos, Capgemini, Cognizant, Deloitte, DXC Technology and IBM, offer consulting and outsourcing, in a labor-intensive model, for large enterprise customers. Many of these businesses largely support legacy technologies and, where cloud capabilities exist, legacy revenue streams disincentivize these companies from fully embracing cloud technologies.

●	Cloud service providers and digital systems integrators provide either consultation and implementation services for digital workflows or cloud services for a single cloud vendor. The solutions offered by these companies are often narrow in scope and are not well-suited for companies with complex hybrid, multi-cloud objectives.

●	Regional and national managed services providers use a local go-to-market approach, and provide cloud services such as AWS, Microsoft Azure and Google Cloud Platform (GCP).

●	Colocation providers, such as Equinix, CyrusOne and QTS, provide secure environments for hardware and access to network connectivity. We believe that these companies provide limited services differentiation, and their customers do not benefit from the economics of cloud-based technologies.

We believe the principal competitive factors in our market include, but are not limited to:

●	Focus on the cloud

●	Technology and services expertise

●	Customer experience

●	Speed of innovation

●	Strength of relationships with technology partners

●	Automation and scalability

●	Standardized operational processes

●	Geographic reach

●	Brand recognition and reputation

●	Price

We aspire to compare favorably on the basis of the factors listed above. However, many of our competitors have: substantially greater financial, technical and marketing resources; relationships with large vendor partners; larger global presence; larger customer bases; longer operating histories; greater brand recognition; and more established relationships in the industry than we do. Furthermore, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships or strategic relationships.

We cannot be assured that we will be able to compete in any of the markets in which we intend to operate. This could cause you to lose your investment.

Our Competitive Strengths

We believe the following strengths and market dynamics provide us with a competitive advantage. As additional capital is available to the Company, we will pursue the acquisition of existing healthcare services and technology business, and we may consider opening new clinics using our revised and less capital-intensive approach going forward:

●	Experienced team - with a proven track record of growing businesses both organically and through acquisition.

●	We have an Advisory Board which includes participants with significant experience and who are compensated through the issuance of restricted stock so as to align their interests with those of the shareholders.

Government Regulation

We are subject to a wide range of laws, regulations, and legal requirements in the U.S., including those that may apply to our products and online services offerings, and those that impose requirements related to user privacy, data storage and protection, cybersecurity, and as the role of regulation evolves, AI. For information about governmental regulations applicable to our business, refer to Risk Factors included elsewhere in this filing.

If there are changes in laws, regulations, or administrative or judicial interpretations, we may have to change our future business practices, or our business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition, and results of operations. See the description below for certain of the laws, regulations, or administrative or judicial interpretations that we are currently subject to and the “Risk Factors” section.

Legal Proceedings

The Company has a number of legal situations involved with the winding down of its clinic business activities. These include claims regarding certain construction contracts and cancellation of leases as noted below:

LOCATION	PROPERTY NAME	ORIGINAL OBLIGATION	SETTLEMENT AMOUNT	DATE OF AWARD	INTEREST RATE	INTEREST ACCRUED ON SETTLEMENT	TOTAL SETTLEMENT OBLIGATION	TYPE OF SETTLEMENT
WAYZETTA, MN	WAZETTA BAY	$407,000	$25,000	NA			$25,000	CASH PAYMENT OBLIGATION
EAGAN, MN	VIKINGS	$767,000	$488,491	12/7/2023	10%	$52,195	$540,686	DEFAULT JUDGEMENT
ST. LOUIS PARK, MN	EXCELSIOR	$673,000	$425,350	5/22/2024	10%	$25,987	$451,337	DEFAULT JUDGEMENT
ST. PAUL, MN	CONTINENTAL 560	$1,153,000	$415,266	1/22/2024	10%	$39,169	$454,775	DEFAULT JUDGEMENT
MAPLE GROVE, MN	BUTTNICK	$1,153,127	$219,576	10/3/2022	10%	$49,200	$268,200	SETTLEMENT AGREEMENT
DENVER, CO	RADIANT	$782,000	$530,000				$530,557	DISMISSED
DENVER, CO	QUINCY	$1,079,000	$348,764	11/14/2023	12%	47,356	$396,120	DEFAULT JUDGEMENT
	TOTAL	$6,014,127	$2,452,447			$213,907	$2,666,675

Quincy Clinic a.k.a. 1776 Curtis

On September 28, 2021, we entered into an agreement to open a clinic in Denver, Colorado, which was expected to begin operation in the first quarter of 2023 but possession of which has been relinquished to the landlords. The initial lease term is 94 months. Fixed rent payments under the initial term are approximately $1,079,000. A Final Judgment was granted on November 14, 2023, in the amount of $348,764 including interest, fees and other costs. The Company has released the property back to the leaseholder. The owner of the property has filed before the same court, an action against the Company (Case No. 2022 CV 33173, Division: 409, Consolidated with 2022CV33653) seeking to modify the final settlement for an additional $900,000. We intend to vigorously defend the Company as our position is that there is no basis for this claim.

Administrative office

On June 24, 2021, we entered into an agreement to open an administrative office in St. Louis Park, Minnesota. The initial lease term is 2.5 years. Fixed rent payments under the initial term were approximately $244,000. We have not received any claims as to the obligations under this sublease agreement and the business from which we were renting has not responded to communications from our attorneys who have attempted to establish a formal settlement agreement since we have abandoned the location more than a year ago.

Gardner Debt for Equity Agreement and other obligations

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settled certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as then upcoming amounts that would become due between the date of the Agreement and April 1, 2022. The Agreement also settled incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount was $500,000, the Additional Costs were $294,912 and the conversion price was $12.50. As a result, 63,593 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022. Much of the amounts claimed by Gardner have been resolved by the settlements with the various leaseholders where Gardner had filed liens. During 2021 and through 2022 a total of $2,305,155 was paid by the Company directly to Gardner for their services. As of the date of this filing the Company is continuing an effort to negotiate a settlement of any remaining obligations to this vendor.

Properties

The Company leases office space in Vero Beach, Florida for its headquarters operation at less than $100 per month.

Employees

As of the date hereof, we have no full-time employees, rather our needs are being met from the efforts of our directors and a number of individuals under consulting or advisory agreements including accounting, SEC reporting, legal, sales, systems operation and software development. The Company operates through the efforts of its (3) members of its Board of Directors, and with consultants or contractors on a month-to-month basis.

Additional Information

Our principal executive office is located at 505 Beachland Blvd., Suite 1-377, Vero Beach, Florida 32963. Our telephone number is (844) 383-8689. The SEC maintains an internet site on www.sec.gov where reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC are available. We file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports with the SEC on the above-mentioned site. Our website is www.mitescoinc.com. The information contained therein or connected thereto are not intended to be incorporated into this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by and should be read together with our financial statements and the related notes thereto appearing elsewhere in this filing. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results could differ materially from those projected in the forward-looking statements.

Company Overview

Mitesco was formed in the state of Delaware on January 18, 2012. On December 9, 2015, we restructured our operations and acquired Newco4pharmacy, LLC, a development stage company which sought to acquire compounding pharmacy businesses. As a part of the restructuring, we shut down our former business line. On April 24, 2020, we changed our name to Mitesco, Inc. In October 2023, the Company changed its domicile from Delaware to Nevada in order to effect reduced costs.

From 2020 through 2022, our operations were focused on establishing general practice medical clinics utilizing nurse practitioners under The Good Clinic name and development and acquisition of telemedicine technology. We opened our first The Good Clinic in Minneapolis, Minnesota in the first quarter of 2021 and had six operating clinics during the year ended December 31, 2022, with two additional sites under contract. In the fourth quarter of fiscal 2022, we made the strategic decision to close the entire clinic operation and release our staff due to a lack of profitability. The financial results and obligations are now accounted for as “discontinued operations”.

Current Business Operations

We are a holding company seeking to provide products, services and technology.

In June 2024 we announced the formation of two (2) new wholly owned business units, Centcore, LLC (“Centcore”) that is providing datacenter services including cloud computing and application hosting, and Vero Technology Ventures, LLC (“VTV”), whose aim is to seek investment and acquisition opportunities, generally in the areas of cloud computing and datacenter related applications.

Centcore has two (2) areas of focus. The first, generic datacenter services, is aimed at hosting applications for a specific user, sometimes referred to as “managed services offerings” or MSO, where the client moves the software licensed from various vendors, or internally developed, into our datacenter where we maintain the computing, communications and backup environment. We currently offer services through a “co-location” agreement with a datacenter based in Melbourne, Florida, which has relationships with eight (8) other datacenters worldwide. Using this approach, we have an ability to rapidly expand the size of our computing resources quickly, at minimal expense. Over time we expect to create similar situations with other datacenters worldwide based on our clients’ specific needs.

The second focus involves hosting software applications developed by software vendors, from which they will sell the use of the software by their end user clients on a “cloud” basis. By taking this approach, we gain the business of the vendor, and their clients, perhaps allowing us to grow at a faster rate with lower cost of sales. We have developed the “Centcore Partner Program” where we will help promote the software vendors who are hosting in our datacenters. If we are successful helping the vendor grow his business, we will have provided a “value added service”, and benefit from increased utilization of our computing resources by not only the vendor, but also his new end user clients. Our initial focus for this area is on software providers who serve the “technology infrastructure” market doing design, engineering, construction and maintenance of significant systems. We desire to create “life cycle” relationships as the design, construction and operational life of these systems includes document management and performance modelling over years, often from 5 to 20 years.

We have retained experienced professionals in the datacenter, cyber security and infrastructure services areas to support our needs on a per hour basis, which we believe will allow us to control our costs relative to business activity, without significant staffing internally. We have also formed an “Advisory Board” where individuals with experience in business areas where we have interest have agreed to assist us, receiving a nominal issuance of restricted common stock, in consideration of their advice.

The Vero Technology Ventures arm is actively reviewing potential early-stage cloud computing solution vendors and is developing its own artificial intelligence (A.I.) based application set (VTV) is currently involved with the formation of a new software development project aimed at applying artificial intelligence (A.I.) to the sales process for various businesses including residential real estate using cloud computing-based software. This initial effort dubbed “Robo Agent”, is expected to be available for initial users in Q3 of FY2025. Later versions may include similar functionality focused on other markets, generally in a “business to consumer” (B2C) selling situation.

There are several other projects in evaluation, generally aimed at software that would operate on a cloud computing platform such as that which the Company has in its Centcore Datacenter. These may include joint venture or acquisition-oriented transactions, as well as internally developed software.

FY2024 Debt Restructuring

From FY2021 until late FY2022 the Company invested in an operating subsidiary, The Good Clinic, which was developing a series of primary care healthcare facilities. In late FY2022, as a result of a lack of adequate revenues and limited funding, it ceased operations. As of June 30, 2024, the Company had over $30 million in senior securities, notes and accounts payable related to that discontinued operation. In order to clear those obligations management began a restructuring which involved negotiations to reduce the overall debt, converting certain accredited institutional investors into a newly created Series A Amortizing Preferred stock (“Series A Preferred”), and all others into restricted common stock using a price per share of $4.00.

As of the date of this filing it has converted approximately $26.5 million of its obligations, representing approximately $24 million of its senior securities, and approximately $2.5 million of notes and accounts payable, into 2,628,179 shares of restricted Common Stock, and 562,998 shares of Series A Preferred stock (which was reduced to 542,900 after giving effect to the redemption for Q1 FY2025). The Series A Preferred stock is held by six (6) accredited institutional investors, while over 40 holders of obligations of the Company elected to receive common stock using the $4 per share valuation.

Included in the above totals, effective December 31, 2024, the Company has entered into Obligation Exchange Agreements pursuant to which it has converted $580,132, including $32,132 of principal and interest, of its 2024 Bridge Notes into Series A Preferred share, which resulted in the issuance of 23,206 shares of Series A Preferred shares to three (3) of its institutional investors. This extinguishes $580,132 of its short-term debt. As of the date of this filing all FY2024 bridge notes have been extinguished. Further, during January 2025 the Company issued 4,000 shares of its Series A Preferred shares in consideration of an investment of $100,000 by three (3) of its institutional investors.

As part of the restructuring, the Company agreed to register shares of Common Stock issued and to be issued to Series A Preferred Stockholders.

Advisory Board

The Board of Directors has instituted a new Advisory Board whose participants include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The compensation for the participants is $60,000 per year, paid through the issuance of restricted common stock. The per share valuation to be used shall be determined by the Board of Directors based on the market of the Company’s common stock at the time of the appointment. For all appointments in FY2024 the valuation used was $.80 per share, resulting in the issuance of 75,000 shares of restricted common stock to each member. The members of the advisory board do not have the authority to vote on matters brought to the board of directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

The members of the Advisory Board are executives whose careers have focused on infrastructure related technology, cybersecurity, datacenter business development and datacenter systems software, and digital marketing as noted here:

1)	Kristen Plybon is a cybersecurity professional with a strong background in data privacy with CIPP/US and CIPP/E certifications. She is a licensed attorney with a deep understanding of state, federal, and global data protection laws and regulations.

2)	Nathaniel Wade is a professional specializing in cybersecurity and enterprise IT operations for a number of well-known Fortune 1,000, Department of Defense (DoD), and Federal Civilian (FedCiv) agencies specializing in design and implementation of cybersecurity programs for public safety, national defense, and intelligence communication systems;

3)	Tom Simon, the owner of Synthos LLC, a Seattle-based provider of development and support services specializing in GIS. Synthos’ services include data procurement and analysis, and spatial and statistical analysis using industry leading applications such as ESRI’s Arc-Info and Trimble Navigation.

4)	Chris McLoughlin has spent his career in software and systems development and is an owner of Accucom Consulting, Inc., which specializes in network infrastructure, and Sentry RMS, which provides software to the public safety sector including various state and municipal law enforcement and fire agencies.

5)	Gabriel Crawford has over 20 years of experience in datacenter development from location selection through power distribution engineering and financial structuring including co-location, datacenter design, key account recruitment and multi-site data distribution.

6)	Jim Clifton is a seasoned Software Field Sales Director with over 20 years of experience in driving business growth through innovative go-to-market sales strategies focused on systems software, modern infrastructure, and data analytics and innovative implementation to improve productivity across corporations and workforces worldwide.

7)	Mr. Marty Valania is a senior executive whose career has focused on the use of digital marketing in support of the newspaper industry, for both businesses (B2B), and direct to consumer selling. He is focused on assisting the Company establish a digital marketing operation in support of both their internal needs, and as a service to third parties.

Results of Operations

The following period-to-period comparisons of our financial results are not necessarily indicative of results for the current period or any future periods. Further, as a result of any acquisitions of other businesses, and any additional pharmacy acquisitions or other such transactions we may pursue, we may experience large expenditures specific to the transactions that are not incident to our operations.

Comparison of the Twelve Months ending December 31, 2024, and 2023.

Revenues

We had revenues of $43,700 for the twelve months ended December 31, 2024, compared to $0 in the comparable period. The revenues were related to our newly formed subsidiary Centcore, LLC, and include sale of remote backup, general business applications, engineering analysis software and digital marketing related to our residential real estate software development effort.

Operating Expenses

Our total operating expenses for twelve months ended December 31, 2024, were $1,207,241. For the comparable period in 2023, the operating expenses were $2,586,668. The decrease is the result of the winding down of the Company’s clinic operations with The Good Clinic, LLC subsidiary.

Other Income and Expenses

Interest expense was $409,745 for the twelve months ended December 31, 2024, compared to $1,615,591 for the twelve months ended December 31, 2023. The decrease was a result of reduced debt balances in the current period.

Interest expense – related parties was $28,474 for the twelve months ended December 31, 2024, compared to $109,502 in the prior period. The decrease was a result of reduced debt balances in the current period.

During the twelve months ended December 31, 2024, we recorded a gain on termination of operating lease of $869,690. There were no comparable transactions in the prior period.

During the twelve months ended December 31, 2023, we recorded equity investment incentives of approximately $7.6 million. There were no comparable transactions in the current period.

During the twelve months ended December 31, 2024, we recorded a gain on settlement of debt of $515,964 compared to $25,000 for the twelve months ended December 31, 2023.

During the twelve months ended December 31, 2024, we recorded a gain on settlement of accounts payable of $2,289,283 compared to $185,487 for the twelve months ended December 31, 2023.

During the twelve months ended December 31, 2023, we recorded a gain on sales of assets of $8,876. There were no comparable transactions in the current period.

During the twelve months ended December 31, 2023, we recorded a loss on settlement of true-up obligation of $119,370. There were no comparable transactions in the current period.

During the twelve months ended December 31, 2023, we recorded a loss on legal settlement of $18,759. There were no comparable transactions in the current period.

During the twelve months ended December 31, 2024, we recorded a loss of $4,585,124 on the revaluation of derivative liabilities under the default provision of certain securities, compared to a loss on revaluation of derivative liabilities of $85,773 in the prior period.

For the twelve months ended December 31, 2024, we had a net loss available to common shareholders from discontinued operations of $0, compared to a net loss available to common shareholders from discontinued operations of $1,368,991 for the twelve months ended December 31, 2023.

For the twelve months ended December 31, 2024, we had an overall net loss available to common shareholders of $2,842,256, compared to a net loss available to common shareholders of $15,052,144 for the twelve months ended December 31, 2023.

Liquidity and Capital Resources

To date, we have not generated sufficient revenue to support our operations. We have financed our operations through the sale of equity securities and short-term borrowings. As of December 31, 2024, we had cash of approximately $3,400 compared to cash of approximately $2,800 as of December 31, 2023. Our Company’s recurring losses from operations and negative cash flows from operations and our need to raise additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern.

Net cash used in operating activities was $514,409 for the twelve months ended December 31, 2024. This is the result of the winding down of the Company’s clinic operations and establishing the operations of the new Centcore business, along with SEC compliance, accounting and audit-related expenses. Cash used in operations for the twelve months ended December 31, 2023, was $759,730, of which $698,611 was related to cash used in operating activities from discontinued operations.

Net cash used in investing activities for the twelve months ended December 31, 2024, was $5,000 related to the purchase of the AgingTopic. During the twelve months ended December 31, 2023, the Company had no investing activities.

Net cash provided by financing activities for the twelve months ended December 31, 2024, was $519,973, compared to $726,945 for the twelve months ended December 31, 2023. Cash provided by financing activities was the result of cash proceeds from promissory notes of $548,000, offset by the repayment of principal on the SBA loan in the amount of $28,027.

At December 31, 2024, we had the following current liabilities which are payable in cash: Accounts payable and accrued liabilities of $4.4 million; notes payable of $.5 million; notes payable to related parties of $0.06 million; SBA Loan Payable of $0.4 million; property-related settlements of $2.7 million; accrued interest payable of $0.4 million; accrued interest payable to related parties of $0.02 million; and other current liabilities of $0.1 million. We also have the following liabilities which are payable in stock: derivative liabilities of $4.7 million, Series A Preferred Stock liability of $5.2 million, and preferred stock dividends payable to related parties of $0.01 million.

We have agreements from four (4) of our institutional investors to provide interim funding so that the Company may stay current with its accounting and reporting requirements under the Securities Act of 1934, settle obligations from the prior healthcare clinic operations and find a new business area to engage within. Through December 31, 2024, the total amount loaned under 12-month, 10% interest simple notes were $548,000, with roughly $250,000 attributable to accounting and compliance, $50,000 generally related to settlements and legal related, with the remaining for general expenses including T&E and communications. All amounts loaned through December 31, 2024, were converted into Series A preferred stock.

In May 2024 we reached an agreement with the holders of our Series F Preferred shares to waive all interest payments permanently beginning May 15, 2024. This creates a reduction in accrued interest of over $200,000 per month. Similar adjustments with other holders of debt and interest paying equity are expected. As of December 31, 2024, all shares of the Series F Preferred stock have been cancelled in exchange for either restricted common stock, or the newly created Series A Preferred stock.

The Company has relationships with a number of consultants who are assisting in the creation of the new business units. It is anticipated that this approach will continue indefinitely as it does not desire to create the overhead associated with a large employment force.

The following table summarizes the status of our property-related settlements as noted above and the total settlement amounts as of the date of the filing:

LOCATION	PROPERTY NAME	ORIGINAL OBLIGATION	SETTLEMENT AMOUNT	DATE OF AWARD	INTEREST RATE	INTEREST ACCRUED ON SETTLEMENT	TOTAL SETTLEMENT OBLIGATION	TYPE OF SETTLEMENT
WAYZETTA, MN	WAZETTA BAY	$407,000	$25,000	NA			$25,000	CASH PAYMENT OBLIGATION
EAGAN, MN	VIKINGS	$767,000	$488,491	12/7/2023	10%	$52,195	$540,686	DEFAULT JUDGEMENT
ST. LOUIS PARK, MN	EXCELSIOR	$673,000	$425,350	5/22/2024	10%	$25,987	$451,337	DEFAULT JUDGEMENT
ST. PAUL, MN	CONTINENTAL 560	$1,153,000	$415,266	1/22/2024	10%	$39,169	$454,775	DEFAULT JUDGEMENT
MAPLE GROVE, MN	BUTTNICK	$1,153,127	$219,576	10/3/2022	10%	$49,200	$268,200	SETTLEMENT AGREEMENT
DENVER, CO	RADIANT	$782,000	$530,000				$530,557	DISMISSED
DENVER, CO	QUINCY	$1,079,000	$348,764	11/14/2023	12%	47,356	$396,120	DEFAULT JUDGEMENT
	TOTAL	$6,014,127	$2,452,447			$213,907	$2,666,675

SBA Loan

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or “PPP”, established as part of the Corona Virus Aid, Relief and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (the “SBA”). On April 25, 2020, the Company entered an unsecured Promissory Note with Bank of America for a loan in the original principal amount of $460,400, and the Company received the full amount of the loan proceeds on May 4, 2020 (the “PPP Loan”). The PPP Loan bears interest at the rate of 1% per year. During the year ended December 31, 2022, the Company accrued interest in the amount of $4,632.

On July 12, 2023, the Company received confirmation of a payment plan arrangement from the SBA. Pursuant to this payment plan, the Company agreed to pay a minimum of $2,595 each month until the loan is paid in full in July 2028. The SBA confirmed the balance due on the loan, including principal and interest, was $467,117. The Company will amortize the balance due on the loan including interest at the original PPP loan rate of 1% per annum; a gain on the restructure of debt in the amount of $40,622 was recorded on this transaction during the twelve months ended December 31, 2023, and the balance of the loan was recorded at the amount of $421,788 representing the net cash flows discounted at 1%. During the twelve months ended December 31, 2023, the Company made principal payments of $11,555 on this loan; during the twelve months ended December 31, 2023, the Company recorded interest in the amount of $5,719 on this loan. For the year ended December 31, 2024, the Company will have incurred $4,128 of interest for this loan and made payments of $28,027.

Gardner Debt for Equity Agreement and other obligations from discontinued clinic operations

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settled certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as then upcoming amounts that would become due between the date of the Agreement and April 1, 2022. The Agreement also settled incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount was $500,000, the Additional Costs were $294,912 and the conversion price was $12.50. As a result, 63,593 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022. Much of the amounts claimed by Gardner have been resolved by the settlements with the various leaseholders where Gardner had filed liens. During 2021 and through 2022 a total of $2,305,155 was paid by the Company directly to Gardner for their services. As of the date of this filing the Company is continuing an effort to negotiate a settlement of any remaining obligations to this vendor. Based on our current discussions with Gardner we have an obligation of $2.2 million represented in the financial statements which yet to be resolved. We expect to ultimately resolve this through an equity issuance essentially in a form similar to others noted in our 2024 Restructuring Plan.

Our financial statements as of December 31, 2024, reflect total liabilities of over $13.7 million, including certain reserves for potential liabilities related to ceased operations related largely to long term lease obligations and costs related to the construction of our facilities. A substantial amount of these liabilities may be reversed on negotiations, and it is our goal to settle the remaining amounts with non-cash consideration as noted above.

There can be no assurance that all of these vendors will be willing to settle their obligations with the Company on the proposed terms, or in amounts acceptable to the Company. We remain undercapitalized and until we have resolved most of these obligations it is unlikely that we will be able to attract sufficient capital on reasonable terms to execute our business strategy. We remain committed to the resolution of these outstanding items in a fair and timely manner.

Critical Accounting Policies

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve the use of more significant judgments and estimates in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the assumptions used in making the accounting estimates.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “new revenue standard”) to all contracts using the modified retrospective method.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer

-	Identification of the performance obligations in the contract

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily earns revenue by providing generic datacenter services, which is aimed at hosting applications for a specific user, sometimes referred to as “managed services offerings” or MSO, where the client moves the software licensed from various vendors, or internally developed, into our datacenter where we maintain the computing, communications and backup environment. Datacenter service revenue is recognized on a monthly basis as the services are provided.

Critical Accounting Estimates

Management uses various estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accounting estimates that are the most important to the presentation of our results of operations and financial condition, and which require the greatest use of judgment by management, are designated as our critical accounting estimates. We have the following critical accounting estimates:

●	Estimates and assumptions used in the valuation of derivative liabilities: Management utilizes a lattice model to estimate the fair value of derivative liabilities. The model includes subjective assumptions that can materially affect the fair value estimates.

Stock-Based Compensation

We recognize compensation costs to employees under FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Under FASB ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded pursuant to the guidance contained in ASU 2018-07 (“ASU 2018-07”), Improvements to Non-employee Share-Based Payment Accounting, which simplified the accounting for share-based payments granted to non-employees for goods and services. Under the ASU 2018-07, most of the guidance on such payments to non-employees would be aligned with the requirements for share-based payments granted to employees.

Common Stock Purchase Warrants

We account for Common Stock purchase warrants in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities (“ASC 815”). As is consistent with its handling of stock compensation and embedded derivative instruments, the Company’s cost for stock warrants is estimated at the grant date based on each warrant’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model value method for valuing the impact of the expense associated with these warrants. All warrants our have been cancelled at this time.

Income Taxes

We account for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of December 31, 2021, and 2020.

As part of the process of preparing our consolidated financial statements, we must estimate our actual current tax liabilities and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in income tax expense in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Business Combinations

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions, especially with respect to intangible assets, estimated contingent consideration payments and pre-acquisition contingencies. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

●	future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents

●	discount rates utilized in valuation estimates

●	Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimates of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated financial position, statements of operations or cash flows in the period of the change in the estimate.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that are material to stockholders.

MANAGEMENT

CURRENT BOARD OF DIRECTORS AND MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers as December 31, 2024:

Board of Directors

Name	Position	Age	Date Appointed	Date Resigned
Current Board
Mack Leath	Chief Executive Officer, Chief Financial Officer, Chairman of the Board, Director	68	12/15/2023	in place
John Mitchell	Independent Director	56	12/15/2023	in place
Dr. Jordan Balencic	Independent Director	39	12/15/2023	in place

Current Board and Management

Mr. Mack Leath, age 68, is a Director who also serves as CEO, CFO and Chairman of the Board of Directors. He is a senior executive with 30 + years’ experience in business management, including a number of rapid growth and start-up situations. He has been a sales and marketing professional in Petro-chemical distribution, software and construction related products as well as healthcare. His roles include financial management and capital markets. He has previously served on the Board of the Company from September 2016 until May 2017 where he assisted in restructuring and evaluating various business situations.

Mr. Leath has held several positions with several software companies. He is the founder and Vice President of Business Development for Araicom Life Sciences, a literature search software start-up, Medsoftccs, LLC a software solution focused on assisting HR functions with nursing compliance issues and represents WVI Enterprise Companion, a software operating environment for the petro-chemical industries. His involvement with each organization has varied with his primary focus being development and implementation of the business plans, raising investment capital (angel), marketing and sales. Most recently, Mr. Leath is a partner in CLRM which assesses GHG’s to trade in environmental carbon credit market and assists in improving fuel economies and emissions for long haul trucks.

Mr. Leath has been the past president and has continued to serve on the Board of Searstone (www.searstone.com), a $150 million Continuing Care Retirement Community in Cary, NC since its inception in 2005, construction and occupancy. As president, he presented and argued the business case before the North Carolina MedCare Commission for the $112 million bond financing in 2010. In conjunction with this role, he has served as president of Quality Care Foundation, a 501c(3) corporation since 2002 which is the bond holder for other assisted care living facilities and CCRCs.

Mr. Leath graduated from North Carolina State University with a B.S. in Business Administration; 1986.

Dr. Jordan Balencic, age 39, is a Director. His employment history includes positions in both the healthcare arena, and as an entrepreneur. His healthcare experience is as follows: From October 2016 until the present, he has served as the Service Chief, Medical Director, and a staff physician for Home Based Primary Care (HBPC) November for the U.S. Department of Veterans Affairs, Veterans Health Administration Lebanon, PA (Lebanon VA Medical Center).

His experience as an entrepreneur includes CEO / Co-Founder of ERApeutics, LLC d/b/a EVERMIND, Lancaster, PA, a physician-led organization dedicated to commercializing evidence-based, functional food and beverage products for cognitive health. From August 2017 until the present, he serves as CEO / Co-Founder for BrainPower Capital, Inc., Lancaster, PA a health and wellness commercialization consultancy that has provided strategic guidance to several startups and public microcap companies since 2017.

He previously served as a member of the Board of Directors for Mitesco from September 2016 until September 2018 where he assisted in restructuring and evaluating various business acquisitions.

Dr. Balencic’s education includes the following degrees: Doctor of Osteopathic Medicine (D.O.), in June 2013 from Lake Erie College of Osteopathic Medicine, Erie, PA and Bachelor of Science (B.S.) in May 2009 from Gannon University, Erie, PA Degree: B.S. Biology with Emphasis in Pre-Medicine, Cum Lade.

Mr. John Mitchell, age 56, is a Director has been an independent business owner and advisor since 2001 until present with an emphasis on the lighting and electrical products area in the yachting industry, as well as certain home improvement business activities. Mr. Mitchell served as Secretary and Treasurer from December 2023 until January 2025. From 1997 until 2001 he was employed by Microsoft Corporation as a recruiter. From 1989 until 1997 Mr. Mitchell served in the U.S. Marine Corps, most recently as Sergeant E-5. Mr. Mitchell provided bridge financing to the Company in September 2022.

Mr. Mitchell’s education includes undergraduate studies at Campbell University, Buios Creek, NC, 1989.

Arrangements for Nomination as Directors and Changes in Procedures for Nomination; Election of Directors

No arrangement or understanding exists between any director or nominee and any other persons pursuant to which any individual was or is to be selected or serve as a director. No director or executive officer has any family relationship with any other director or with any of the Company’s executive officers. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Certificate of Incorporation. Our Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

Composition of our Board of Directors

Our board of directors currently consists of three (3) members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation, or removal.

Director Independence

While the Company’s shares are not listed on the NASDAQ Capital Market, the Company has chosen to implement NASDAQ’s independence standards to determine the independence of our board of directors. Accordingly, Dr. Jordan Balencic is currently the only independent board member in accordance with NASDAQ independence standards. Our Board determined that Mr. Leath and Mr. Mitchell are not independent directors as a result of being an executive officer and former executive officer to the Company.

Advisory Board

The Board of Directors instituted a new Advisory Board whose participants include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The members of the advisory board do not have the authority to vote on matters brought to the Board of Directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

The members of the Advisory Board are executives whose careers have focused on infrastructure related technology, cybersecurity, datacenter business development and datacenter systems software, and digital marketing as noted here:

1)	Kristen Plybon is a cybersecurity professional with a strong background in data privacy with CIPP/US and CIPP/E certifications. She is a licensed attorney with a deep understanding of state, federal, and global data protection laws and regulations.

2)	Nathaniel Wade is a professional specializing in cybersecurity and enterprise IT operations for a number of well-known Fortune 1,000, Department of Defense (DoD), and Federal Civilian (FedCiv) agencies specializing in design and implementation of cybersecurity programs for public safety, national defense, and intelligence communication systems;

3)	Tom Simon, the owner of Synthos, LLC, a Seattle-based provider of development and support services specializing in GIS. Synthos’ services include data procurement and analysis, and spatial and statistical analysis using industry leading applications such as ESRI’s Arc-Info and Trimble Navigation.

4)	Chris McLoughlin has spent his career in software and systems development and is an owner of Accucom Consulting, Inc., which specializes in network infrastructure, and Sentry RMS, which provides software to the public safety sector including various state and municipal law enforcement and fire agencies.

5)	Gabriel Crawford has over 20 years of experience in datacenter development from location selection through power distribution engineering and financial structuring including co-location, datacenter design, key account recruitment and multi-site data distribution.

6)	Jim Clifton is a seasoned Software Field Sales Director with over 20 years of experience in driving business growth through innovative go-to-market sales strategies focused on systems software, modern infrastructure, and data analytics and innovative implementation to improve productivity across corporations and workforces worldwide.

7)	Mr. Marty Valania is a senior executive whose career has focused on the use of digital marketing in support of the newspaper industry, for both businesses (B2B), and direct to consumer selling. He is focused on assisting the Company establish a digital marketing operation in support of both their internal needs, and as a service to third parties.

Board of Directors Committees

The Company currently has audit and compensation committees of the board of directors. The Company may elect to create additional Board committees if it applies to an up-listing to a senior exchange.

Audit Committee

The Company has appointed Dr. Balencic as the sole member of the audit committee. Dr. Balencic is independent under the Nasdaq Listing Rules independence standards. Our audit committee is comprised of one independent board member. The audit committee is responsible for overseeing our corporate accounting and financial reporting process, assisting our board of directors in monitoring our financial systems, and overseeing legal, healthcare, and regulatory compliance. Our audit committee also:

●	selects and hires the independent registered public accounting firm to audit our financial statements;

●	helps to ensure the independence and performance of the independent registered public accounting firm;

●	approves audit and non-audit services and fees;

●	reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepares the audit committee report that the SEC requires to be included in our annual proxy statement;

●	reviews reports and communications from the independent registered public accounting firm;

●	reviews the adequacy and effectiveness of our internal controls and procedure;

●	reviews our policies on risk assessment and risk management;

●	reviews related party transactions; and

●	establishes and oversees procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC.

Compensation Committee

Mr. Leath and Mr. Mitchell currently serve as members of the compensation committee. Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee also:

●	oversees our overall compensation policies, plans and benefit programs;

●	reviews and recommends to our board of directors for approval compensation for our executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in our annual proxy statement if we were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers our equity compensation plans.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to our Board of Directors, our executive officers, and our employees, and outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

ο	Compliance with applicable laws and regulations

ο	Handling of books and records

ο	Public disclosure reporting

ο	Insider trading

ο	Discrimination and harassment

ο	Health and safety

ο	Conflicts of interest

ο	Competition and fair dealings

ο	Protection of Company asset

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended December 31, 2024, and 2023.

Summary Compensation Table

		Salary	Salary
		earned	earned				Non-Equity	Nonqualified
		and	and				Incentive	Deferred	All
Name and		paid	unpaid		Stock	Option	Plan	Compensation	Other
Principal		in cash	in cash	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)		($)

Mack Leath	2024	-	-	-	-	-	-	-	-		-
Chief Executive Officer and Chief Financial Officer	2023	-	-	-	-	-	-	-	-		-

Lawrence Diamond	2024	-	-	-	-	-	-	-	-		-
Former Chief Executive Officer	2023	7,000	233,385	-	-	-	-	-	634,114	(a)	874,499

Thomas Brodmerkel	2024	-	-	-	-	-	-	-
Former Chief Financial Officer	2023	-	115,385	-	-	-	-	-	95,791	(a)	211,176

(a)	Consists of an equity incentive for the conversion of notes and accrued compensation into Series F preferred shares. These shares have now been fully extinguished as a part of the FY2024 Restructuring.

Pension Benefits; Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not offer pension benefits, non-qualified contribution, or other deferred compensation plans to our executive officers.

Outstanding Equity Awards at December 31, 2024

In January 2024 the Board of Directors terminated the stock option plan, and all previously issued options. As a result, there are no outstanding options at this time.

Director Compensation

The following table sets forth, for the year ended December 31, 2024, information relating to the compensation of each director who served on our Board of Directors during the fiscal year and who was not a named executive officer. This compensation was for their role as Director of the Company within the fiscal year, as well as an issuance in consideration of their contributions outside of their role as a director.

Director Compensation for FY2024

	CASH PAYMENTS	SERIES X PREFERRED SHARES	RESTRICTED COMMON STOCK PERFORMANCE AWARDS	VALUE OF PERFORMANCE REWARD	TOTAL COMPENSATION
LEATH		$60,000	250,000	$75,000	$135,000
BALENCIC		$60,000	250,000	$75,000	$135,000
MITCHELL	$28,000	$60,000	250,000	$75,000	$163,000

The Company appointed three (3) new Directors on December 15, 2023. They elected to receive no compensation for 2023. The following describes their compensation for FY2024. There is no compensation policy in place at this time for FY2025.

FY2024 Compensation

They have agreed to serve for one (1) year terms and have agreed to a compensation plan that provides for a) $60,000 per year stipend to be paid by the issuance of Series X Preferred Stock, and b) reimbursement of any real and actual cash expenses incurred in the execution of their responsibilities such as travel, office supplies or similar nominal expenses, c) potential performance awards using restricted common stock based on the performance of the Company in its restructuring and operations.

The Series X Preferred shares have a face value of $25 per share and pay dividends of 10% in cash or through the issuance of restricted common stock monthly. All dividends to date for previously issued shares have been paid through the issuance of restricted common stock, and it is anticipated that this practice will continue indefinitely.

For 2024, in conjunction with their appointments, each of the Directors received a total of 2,400 shares of Series X Preferred stock. Each share has voting rights entitling it to four hundred (400) votes, when compared to common stock which has one (1) vote per share. As such each director will be entitled to 960,000 share votes on any matter requiring a vote.

In July 2024 each of the Directors were issued 100,000 shares of restricted common stock in consideration of their contributions over and above their role as a member of the Board of Directors. The shares were valued at $.25 per share, and the Company recorded stock compensation of $5,000 for each issuance, $75,000 in aggregate, related to the issuance.

In November 2024 each of the Directors were issued 150,000 shares of restricted common stock in consideration of their contributions over and above their role as a member of the Board of Directors. The shares were valued at $.34 per share, $51,000 for each director, or $153,000 in total, per share, and the Company recorded stock compensation of $51,000 for each issuance, $153,000 in aggregate, related to the issuance.

During FY2024 the Directors also received 8,661 shares of restricted common stock in payment of dividends for the Series X Preferred shares, valued at $2,165 each. Mr. Mitchell was compensated with $28,000 in cash consideration for his time providing administrative support.

This brings the total compensation for each Director for FY2024 to $137,165, consisting of a) an annual stipend of $60,000 paid in the form of the issuance of 2,400 shares of Series X Preferred shares, and b) 250,000 shares of restricted common stock issued for services and performance outside of their Board responsibilities in two (2) separate issuances, one for the first half of FY2024 of 100,000 shares, and a second for the last half of FY2024 of 150,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of May 2, 2025, regarding the beneficial ownership of our Common Stock and Series X Preferred Stock by (i) each person (including any “group” as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors and “named executive officers;” and (iii) all of our directors and executive officers as a group. As of May 2, 2025, we had 11,307,010 shares of Common Stock issued and outstanding, and 19,703 shares of Series X Preferred Stock issued and outstanding, having an aggregate of 19,038,212 votes. Unless otherwise indicated, the address of each of the stockholders listed is 1660 Highway 100 South, Suite 432, Saint Louis Park, Minnesota 55416. Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of May 2, 2025and shares of Common Stock issuable upon conversion of other securities currently convertible or convertible within 60 days thereafter, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above.

Common shares outstanding at 05-02-25	11,307,010	Preferred X shares outstanding at 05-02-2025	19,703	Votes from Preferred X super voting:	7,881,200		Total voting shares including common and super votes from Preferred X	19,188,210

Name	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned	Number of Shares of Series X Preferred Stock	Percentage of Series X Preferred Stock	Number of votes at 400 per share	Add common shares held at 05/02/2025	Total Votes	% of the Total Votes
MACK LEATH (1)	381,477	3.37%	2,400	12.18%	960,000	381,477	1,341,477	6.99%
JORDAN BALENCIC	260,644	2.31%	2,400	12.18%	960,000	260,644	1,220,644	6.36%
JOHN MITCHELL	302,023	2.67%	2,400	12.18%	960,000	302,023	1,262,023	6.58%
Current Executive Officers and Directors as a group (3 Persons)	944,144	8.35%	7,200	36.54%	2,880,000	944,144	3,824,144	19.93%

5% or more shareholders
ANGLO IRISH MANAGEMENT, LLC (2)	174,641	1.54%	12,503	63.46%	5,001,200	174,641	5,175,841	26.97%

(1)	includes 100,000 shares issued to a family member for acquisition of a software business

(2)	Based solely on representation by Anglo Irish Management LLC (“Anglo”). During FY2024 Anglo received 45,122 shares of common stock as interest earned on shares of the Series X Preferred Stock, and during FY2025 it received 6,957 shares of common stock as interest earned on the Series X Preferred Stock. It also owns 12,503 shares of Series X Preferred. Daniel Hollis is the Manager of Anglo Irish Management LLC, and its business address is 9057A Selborne Lane, Chatt Hills, GA 30268.

SELLING STOCKHOLDERS

We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time.

The shares being registered in this registration statement related to three (3) groups of holders: 1) shares required to be issued as a result of the mandatory redemption of the Series A Preferred shares that were issued in cancellation of certain obligations, generally related to the exchange of previously issued Series D and Series F preferred shares and other notes, 2) shares that have already been issued related to the cancellation of certain obligations including the exchange of Series D, Series D and Series X preferred shares, as well as notes payable and accounts payable, and 3) shares previously issued relating to consulting, cancellation of debts, director stipends, Advisory Board fees and other related obligations. These holders, some going back as far as FY2016, were afforded “piggyback” registration rights, hence the inclusion herein.

This summary relates to each of the three (3) groups noted above:

1)	As stipulated in the certificate of designation, unless converted, shares of Series A Preferred Stock will be redeemed by the Company, using common stock, or cash, 1/36th of the remaining amounts monthly beginning in January 2025. The cash redemption shall be at 105% of the original price of the Series A Preferred Stock (as adjusted) and common stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-day trading day period. The Company intends to redeem the Series A Preferred shares using common stock for the foreseeable future. The holders of the Series A Preferred shares are detailed in the table below and in the further explanation that follows.

2)	The Company has also issued common stock in exchange for certain of its obligations with the provision that it would undertake to register those shares within 120 days of the exchange. The same registration provisions were granted to those holders as consideration for their exchange, and the Company is including any previously issued common shares in the registration along with the newly issued shares from the cancellation of the noted obligations.

3)	Since 2016 the Company has issued shares which included a commitment for “piggyback” registration. This is the first registration whereby those shares could be included, and they have been included in this registration statement. Many of those holders were among the holders noted in item 2), above, as they have had long-term relationships with the Company.

Except as noted, the investors included herein have not had any material relationship with the Company.

The first table lists the holders of the Series A Preferred shares, noting the number of shares held and the amount the Company is required to redeem in exchange for shares of Common Stock during FY2025.

The second table below lists the name of each Selling Stockholder and provides information regarding each Selling Stockholder’s beneficial ownership of shares of our Common Stock. The first column notes the shares held by each Selling Stockholder as of March 31, 2025. The second column shows any previously issued restricted common stock holdings, including shares that may be issued upon redemption of Series A Preferred Stock over the 12 months ending December 31, 2025 and are being registered in this prospectus. This prospectus assumes that all shares registered hereunder are sold as contemplated herein. The third and the fourth columns show the number of shares of our common stock and the percentage of our common stock, respectively, to be beneficially owned by each selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein.

This prospectus generally covers the resale of the estimated maximum number of shares of Common Stock issuable upon redemption of the Series A Preferred shares determined as if the estimated number of shares for the next 12 months were issued in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

Under the terms of the Series A Preferred stock no holder may at any point in time beneficially own a number of shares of Common Stock that would exceed 4.99% of our then outstanding Common Stock following such issuance. The number of shares in the columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table shows the assumptions made in determining the shares allocated for the redemption of the Series A Preferred share:

Holder #	Name of Holder	Total Shares of Series A Preferred Stock held (before Q1 FY2025 Redemption)	Face Value @ $25/shr	Required Per Month Redemption (1/36th of face)	Estimated Share Price (based on recent trading)	Estimated shares to be issued monthly (assuming recent price after applying the required 10% discount)	Estimated number of shares to be issued for redemption over the next 12 months
1	CAVALRY FUND I LLP (NOTE 1)	266,445	$6,661,126	$185,031	$0.50	411,181	4,934,167
2	MERCER STREET GLOBAL OPPORTUNITY FUND, LLC (NOTE 1)	138,098	$3,452,441	$95,901	$0.50	213,114	2,557,364
3	AJB CAPITAL INVESTMENTS, LLC	117,086	$2,927,161	$81,310	$0.50	180,689	2,168,267
4	GS CAPITAL PARTNERS LLC	28,817	$720,425	$20,012	$0.50	44,471	533,648
5	PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP	8,636	$215,901	$5,997	$0.50	13,327	159,927
6	JEFFERSON STREET CAPITAL, LLC	6,003	$150,064	$4,168	$0.50	9,263	111,159
7	C/M CAPITAL MASTER FUND, LP (NOTE 1)	1,000	$25,000	$694	$0.50	514	6,173

The following lists all participants in this registration statement, with the Series A Preferred holders first showing common shares owned and those intended to be issued in the redemption, then followed by those whose common shares have already been issued either in an obligation conversion, or owned historically, or both:

	SHARES OUT AT 05/02/2025:	11,307,010	15,278,771	MAX NUMBER SOLD IN OFFERING
Issuance # (see below)	Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold in this Offering	Maximum Number of Shares of Common Stock Beneficially Owned After Offering Assuming all are sold	Percentage of Shares Beneficially Owned After Offering Based On Maximum
1	CAVALRY FUND I LLP (NOTE 1 & 2)	275,250	4,783,778	0	0.00%
2	MERCER STREET GLOBAL OPPORTUNITY FUND, LLC (NOTE 1 &2)	275,250	2,407,315	0	0.00%
3	AJB CAPITAL INVESTMENTS, LLC (NOTE 2)	555,000	2,001,593	0	0.00%
4	GS CAPITAL PARTNERS LLC (NOTE 2)	169,116	533,648	0	0.00%
5	PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP (NOTE 2)	51,502	141,407	0	0.00%
6	JEFFERSON STREET CAPITAL, LLC (NOTE 2)	39,727	111,167	0	0.00%
7	ANSON INVESTMENTS MASTER FUND LP	617,020	617,020	0	0.00%
8	DRAGON DYNAMIC FUNDS PLATFORM LTD	339,885	339,885	0	0.00%
9	JOHN G. MITCHELL	300,040	286,284	13,756	0.09%
10	MACK LEATH	280,906	280,006	900	0.01%
11	LAWRENCE DIAMOND	295,182	266,657	28,525	0.19%
12	JORDAN BALENCIC	260,644	260,644	0	0.00%
13	ANSON EAST MASTER FUND LP	220,925	220,925	0	0.00%

14	BRIAN VALANIA	200,000	200,000	0	0.00%
15	MICHAEL C. HOWE LIVING TRUST	196,219	196,219	0	0.00%
16	SHEILA SCHWEITZER	181,606	181,606	0	0.00%
17	WILLIAM MACKAY INVESTMENTS LLC	181,472	181,472	0	0.00%
18	ANGLO IRISH MANAGEMENT LLC	164,306	164,306	0	0.00%
19	SPARTAN CAPITAL SECURITIES LLC	150,000	150,000	0	0.00%
20	NORTH STAR HOLDCO LLC	135,345	135,345	0	0.00%
21	DARLING CAPITAL, LLC	112,715	112,715	0	0.00%
22	FRANK LIGHTMAS	96,115	96,115	0	0.00%
23	CHRISTOPHER J. MCLOUGHLIN	75,000	75,000	0	0.00%
24	KRISTEN PLYBON	75,000	75,000	0	0.00%
25	NATHANIEL WADE	75,000	75,000	0	0.00%
26	THOMAS J. SIMON	75,000	75,000	0	0.00%
27	GABRIEL CRAWFORD	75,000	75,000	0	0.00%
28	JAMES CLIFTON	75,000	75,000	0	0.00%
29	MARTIN VALANIA	75,000	75,000	0	0.00%
30	JACK ENRIGHT	69,609	69,609	0	0.00%
31	JAMES CRONE	54,003	54,003	0	0.00%
32	RICHARD SMYTH	50,154	50,154	0	0.00%
33	CLIFF HAGAN	88,030	38,797	49,233	0.32%
34	JAMES H. CAPLAN	37,766	37,766	0	0.00%
35	SARAH BRIDGES , PH.D .	36,646	36,646	0	0.00%
36	RON RIEWOLD	36,125	36,125	0	0.00%
37	LOUIS DELUCA	32,234	32,234	0	0.00%
38	BRADLEY CASE	31,622	31,622	0	0.00%
39	ANSON INVESTMENTS MASTER FUND LP	30,413	30,413	0	0.00%
40	FOUNDATION FOR INNOVATION IN HEALTHCARE	30,000	30,000	0	0.00%
41	HASAN FARAZ NAQVI	27,782	27,782	0	0.00%
42	ERIK SCOTT NOMMSEN	23,048	23,048	0	0.00%
43	MELISSA DIAMOND	22,249	22,249	0	0.00%
44	JUAN CARLOS ITURREGUI	22,000	22,000	0	0.00%
45	ERIC EISENBERG	18,000	18,000	0	0.00%
46	CARTER TERRY & CO	14,525	14,525	0	0.00%
47	SIX SQUIDS CORPORATION	14,160	14,160	0	0.00%
48	JUAN CARLOS ITURREGUI	14,106	14,106	0	0.00%
49	LISA LEWIS	12,655	12,655	0	0.00%
50	SHARON GOFF	12,655	12,655	0	0.00%
51	GROWTHCAP INVESTMENTS, INC.	10,000	10,000	0	0.00%
52	CHARLES SCHRIER	8,807	8,807	0	0.00%
53	THOMAS BRODMERKEL	8,334	8,334	0	0.00%
54	ALEXANDER DOBBERTIN	6,703	6,703	0	0.00%
55	JOSHUA RAMSDELL	6,500	6,500	0	0.00%
56	FRANK A. LIGHTMAS JR.	5,316	5,316	0	0.00%
57	EDWARD THOMAS BRODMERKEL	5,212	5,212	0	0.00%
58	SCHULER PUBLICITY	5,113	5,113	0	0.00%
59	JAMES CRONE	4,732	4,732	0	0.00%
60	MICHAEL LOIACONO	4,000	4,000	0	0.00%
61	BROAD STREET VENTURES LLC	2,496	2,496	0	0.00%
62	BEEHIVE STRATEGIC COMMUNICATION	2,213	2,213	0	0.00%
63	INTREORG SYSTEMS INC.	2,117	2,117	0	0.00%
64	MICHAEL J. LOIACONO	2,000	2,000	0	0.00%
65	J. RAMSDELL CONSULTING	1,750	1,750	0	0.00%
66	FOUNDATION FOR INNOVATION IN EDUCATION	1,380	1,380	0	0.00%
67	MORGAN LEIGH LUCAS	1,112	1,112	0	0.00%
68	LINCOLN TYLER LUCAS	1,112	1,112	0	0.00%

69	GATES SKIFFINGTON LUCAS	1,112	1,112	0	0.00%
70	MARK LORENSON	1,040	1,040	0	0.00%
71	ALICE DIAMOND TTEE U/A DTD 03/24/2000 BY ALICE DIAMOND	800	800	0	0.00%
72	EXCHANGE LISTING LLC	750	750	0	0.00%
73	SMALL TOWN SENIOR LIVING PHARMA LLC	107	107	0	0.00%
74	MASON LOGAN HANES	131,362	131,362	0	0.00%
75	LYDIA GIORDANO	20,000	20,000	0	0.00%
76	JAMES MCMURRAY	12,400	12,400	0	0.00%
77	PINNACLE PERFORMANCE SYSTEMS, INC.	8,881	8,881	0	0.00%
78	ELIZABETH JAMES	6,000	6,000	0	0.00%
79	RESOURCES UNLIMITED NW LLC	5,600	5,600	0	0.00%
80	ALEKSANDR TALYANKER	5,000	5,000	0	0.00%
81	PHILLIP GIORDANO	4,000	4,000	0	0.00%
82	LYDIA DEFEIS	3,580	3,580	0	0.00%
83	GAMECHANGERS, LLC	2,898	2,898	0	0.00%
84	WILLIAM ROSS	2,800	2,800	0	0.00%
85	JAMES GIORDANO	2,000	2,000	0	0.00%
86	PHILLIP GIORDANO	2,000	2,000	0	0.00%
87	THERESA GIORDANO	2,000	2,000	0	0.00%
88	MATTHEW DEFEIS	2,335	2,000	335	0.00%
89	FIAMA ELKADIRI	2,000	2,000	0	0.00%
90	HAROLD H. ERHARD	1,689	1,689	0	0.00%
91	DAWSON JAMES SECURITIES INC	1,000	1,000	0	0.00%
92	ERIC HOPKINS	800	800	0	0.00%
93	DAVID MCMURRAY	760	760	0	0.00%
94	MARK SUMMY	600	600	0	0.00%
95	JESSICA AND KEVIN C. FINNEGAN JT TEN	628	628	0	0.00%
96	INGRID JENNY LINDSTROM	543	543	0	0.00%
97	C/M FUND COMBINED (NOTE 1 &2)	5,869	5,869	0	0.00%
98	INGRID JENNY LINDSTROM	75,000	75,000	0	0.00%
99	JESSICA FINNEGAN	75,000	75,000	0	0.00%
NOTE 1:	CAVALRY FUND I LLP AND MERCER STREET, ET AL, HAVE RECENTLY MERGED INTO C/M
NOTE 2:	THE SHARES SHOWN IN THE FIRST COLUMN WERE ISSUED FOR THE FIRST REDEMPTION OF THE SERIES A FOR Q1 FY2025 AND ARE INCLUDED HEREIN

1)	CAVALRY FUND I LLP is a holder of the Series A Preferred stock, whose reported address is 82 E, ALLENDALE RD.,SUITE 5B, SADDLE RIVER NJ 07458, NJ, 07458, is registering 5,979,722 shares in this registration statement that are related to the redemption requirements of the Series A Preferred shares:

2)	MERCER STREET GLOBAL OPPORTUNITY FUND, LLC is a holder of the Series A Preferred stock, whose reported address is 1111 BRICKELL AVENUE, SUITE 2920, MIAMI, FL, 33131, US is registering 3,009,144 shares in this registration statement that are related to the redemption requirements of the Series A Preferred share, as well as 6,150 previously issued shares:

3)	AJB CAPITAL INVESTMENTS, LLC is a holder of the Series A Preferred stock, whose reported address is 2455 HOLLYWOOD BLVD, SUITE 311, HOLLYWOOD, FL, 33021, US is registering 2,501,991 shares in this registration statement that are related to the redemption requirements of the Series A Preferred share, as well as 91,329 previously issued shares:

4)	GS CAPITAL PARTNERS LLC is a holder of the Series A Preferred stock, whose reported address is 1325 AIRMOTIVE WAY, RENO, NV, 89502, US is registering 667,060 shares in this registration statement that are related to the redemption requirements of the Series A Preferred shares:

5)	PINZ CAPITAL SPECIAL OPPORTUNITIES FUND, LP is a holder of the Series A Preferred stock, whose reported address is C/O WALKERS CORPORATE LIMITED, CAYMAN CORPORATE CENTRE, 27 HOSPITAL ROAD, GEORGE TOWN, GRAND CAYMAN, KY1-9008, CJ is registering 176,759 shares in this registration statement that are related to the redemption requirements of the Series A Preferred share, as well as 820 previously issued shares;

6)	JEFFERSON STREET CAPITAL, LLC is a holder of the Series A Preferred stock, whose reported address is 720 MONROE STREET, C401B, HOBOKEN, NJ, 07030, US is registering 138,958 shares in this registration statement that are related to the redemption requirements of the Series A Preferred share, as well as 4,500 previously issued shares:

7)	ANSON INVESTMENTS MASTER FUND LP whose reported address is C/O WALKERS CORPORATE LIMITED, CAYMAN CORPORATE CENTRE, 27 HOSPITAL ROAD, GEROGE TOWN, GRAND CAYMAN, KY1-9008, CJ is registering 617,020 shares in this registration statement;

8)	DRAGON DYNAMIC FUNDS PLATFORM LTD whose reported address is 5 CHAPEL LANE, PAGET, PG 02, BD is registering 339,885 shares in this registration statement:

9)	JOHN G. MITCHELL, an officer and director of the Company, whose reported address is 800 BAHIA MAR, RD #1, VERO BEACH, FL, 32963, US is registering 286,284 shares in this registration statement:

10)	MACK LEATH, an officer and director of the Company, whose reported address is 11 SPRING KNOB CIRCLE, BEAUFORT, SC, 29907, US is registering 278,023 shares in this registration statement:

11)	LAWRENCE DIAMOND, a former officer and director of the Company, whose reported address is 4255 ROSEWOOD LN N, MINNEAPOLIS, MN, 55442, US is registering 266,657 shares in this registration statement:

12)	JORDAN BALENCIC, who is a director of the Company, whose reported address is 2791 SOUTHWICK DR, LANCASTER, PA, 17601, US is registering 258,661 shares in this registration statement:

13)	ANSON EAST MASTER FUND LP whose reported address is C/O WALKERS CORPORATE LIMITED, CAYMAN CORPORATE CENTRE , 27 HOSPITAL ROAD, GEORGE TOWN, GRAND CAYMAN, KY1-9008, CJ is registering 220,925 shares in this registration statement:

14)	BRIAN VALANIA whose reported address is 1536 N. VAN BUREN ST, WILMINGTON, DE, 19806, US is registering 200,000 shares in this registration statement:

15)	MICHAEL C. HOWE LIVING TRUST, who is a former officer of the Company, whose reported address is 29607 ARBOR DRIVE, GREY EAGLE, MN, 56336, US is registering 196,219 shares in this registration statement:

16)	SHEILA SCHWEITZER, who is a former officer and director of the Company, whose reported address is 1200 CAROLINE CR., VERO BEACH, FL, 32962, US is registering 181,606 shares in this registration statement:

17)	WILLIAM MACKAY INVESTMENTS LLC whose reported address is 1610 WYNKOOP STREET, SUITE 400, DENVER, CO, 80202, US is registering 181,472 shares in this registration statement:

18)	ANGLO IRISH MANAGEMENT LLC whose reported address is 9057 SHELBORNE LANE, CHATT HILLS, GA, 30268, US is registering 164,306 shares in this registration statement:

19)	SPARTAN CAPITAL SECURITIES LLC whose reported address is 45 BROADWAY -19TH FLOOR, NEW YORK, NY, 10006, US is registering 150,000 shares in this registration statement:

20)	NORTH STAR HOLDCO LLC whose reported address is 9,800 8TH AVE N, PLYMOUTH, MN, 55441, US is registering 135,345 shares in this registration statement:

21)	DARLING CAPITAL, LLC whose reported address is 99 WALL STREET , # 1184, NEW YORK, NY, 10005, US is registering 112,715 shares in this registration statement:

22)	FRANK LIGHTMAS whose reported address is 1355 PEACHTREE STREET, SUITE 1150, ATLANTA, GA, 30309, US is registering 96,115 shares in this registration statement:

23)	CHRISTOPHER J. MCLOUGHLIN whose reported address is 1A SYLVAN LANE, WESTPORT, CT, 06880, US is registering 75,000 shares in this registration statement:

24)	KRISTEN PLYBON whose reported address is 3491 ROSWELL RD NE, UNIT E, ATLANTA, GA, 30305, US is registering 75,000 shares in this registration statement:

25)	NATHANIEL WADE whose reported address is 915 SEA WATCH LANE, VERO BEACH, FL, 32963, US is registering 75,000 shares in this registration statement:

26)	THOMAS J. SIMON whose reported address is 12023-B 12TH AVE NE, SEATTLE, WA, 98125, US is registering 75,000 shares in this registration statement:

27)	GABRIEL CRAWFORD whose reported address is 4735 BROOKHAVEN MANOR SW, VERO BEACH, FL, 32968, US is registering 75,000 shares in this registration statement:

28)	JAMES CLIFTON whose reported address is 176 W COMMONS DR, ST. SIMONS ISLAND, GA, 31522, US is registering 75,000 shares in this registration statement:

29)	MARTIN VALANIA whose reported address is 1356 PRICE ST, BOOTHWYN, PA, 19061, US is registering 75,000 shares in this registration statement:

30)	JACK ENRIGHT whose reported address is 29625 ARBOR DRIVE, GREY EAGLE, MN, 56336, US is registering 69,609 shares in this registration statement:

31)	JAMES CRONE whose reported address is 2462 SANDELL DRIVE, DUNWOODY, GA, 30338, US is registering 54,003 shares in this registration statement:

32)	RICHARD SMYTH whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 50,154 shares in this registration statement:

33)	CLIFF HAGAN whose reported address is 6285 56TH STREET, VERO BEACH, FL, 32976, US is registering 38,797 shares in this registration statement:

34)	JAMES H. CAPLAN whose reported address is 2005 KEY WEST COVE, AUSTIN, TX, 78746, US is registering 37,766 shares in this registration statement:

35)	SARAH BRIDGES , PH.D . whose reported address is 10111 267TH STREET W., LAKEVILLE, MN, 55044, US is registering 36,646 shares in this registration statement:

36)	RON RIEWOLD whose reported address is 1 TEA ROSE ST, HOMOSASSA, FL, 34446, US is registering 36,125 shares in this registration statement:

37)	LOUIS DELUCA whose reported address is 194 EDWARDS DR, MABLETON, GA, 30126, US is registering 32,234 shares in this registration statement:

38)	BRADLEY CASE whose reported address is 4500 RUTLEDGE AVE, EDINA, MN, 55436, US is registering 31,622 shares in this registration statement:

39)	ANSON INVESTMENTS MASTER FUND LP whose reported address is C/O WALKERS CORPORATE LIMITED, CAYMAN CORPORATE CENTRE, 27 HOSPITAL ROAD, GEORGE TOWN, GRAND CAYMAN, KY1-9008, CJ is registering 30,413 shares in this registration statement:

40)	FOUNDATION FOR INNOVATION IN HEALTHCARE whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32,963, US is registering 30,000 shares in this registration statement:

41)	HASAN FARAZ NAQVI whose reported address is 3001 HEARTHSTONE, FORT COLLINS, CO, 80528, US is registering 27,782 shares in this registration statement:

42)	ERIK SCOTT NOMMSEN whose reported address is 189 BRADFORD PLACE LANE, LEWISVILLE, NC, 27023, US is registering 23,048 shares in this registration statement:

43)	MELISSA DIAMOND whose reported address is 4255 ROSEWOOD LN N, MINNEAPOLIS, MN, 55442, US is registering 22,249 shares in this registration statement:

44)	JUAN CARLOS ITURREGUI whose reported address is 5604 ALBIA ROAD, BETHESDA, MD, 20816, US is registering 22,000 shares in this registration statement:

45)	ERIC EISENBERG whose reported address is 295 CENTRAL PARK WEST, APT 16G, NEW YORK, NY, 10024, US is registering 18,000 shares in this registration statement:

46)	CARTER TERRY & CO whose reported address is 3060 PEACHTREE ROAD, SUITE 1200, ATLANTA, GA, 30305, US is registering 14,525 shares in this registration statement:

47)	SIX SQUIDS’ CORPORATION whose reported address is 1970 NE 31ST COURT, LIGHTOUSE POINT, FL, 33064, US is registering 14,160 shares in this registration statement:

48)	JUAN CARLOS ITURREGUI whose reported address is 5604 ALBIA ROAD, BETHESDA, MD, 20816, US is registering 14,106 shares in this registration statement:

49)	LISA LEWIS whose reported address is 124 VIA SOFIA, BOYTON BEACH, FL, 33462, US is registering 12,655 shares in this registration statement:

50)	SHARON GOFF whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 12,655 shares in this registration statement:

51)	GROWTHCAP INVESTMENTS, INC. whose reported address is 1355 PEACHTREE STREET, SUITE 1150, ATLANTA, GA, 30309, US is registering 10,000 shares in this registration statement:

52)	CHARLES SCHRIER whose reported address is 31 SANDIA HEIGHTS DRIVE NE, ALBUQUERQUE, NM, 87122, US is registering 8,807 shares in this registration statement:

53)	THOMAS BRODMERKEL, who is a former officer and director of the Company, whose reported address is 8 EASTERN AVE, ANNAPOLIS, MD, 21403, US is registering 8,334 shares in this registration statement:

54)	ALEXANDER DOBBERTIN, is the husband of a former officer of the Company, whose reported address is 408 RIVER STREET, MINNEAPOLIS, MN, 55401, US is registering 6,703 shares in this registration statement:

55)	JOSHUA RAMSDELL whose reported address is 3444 W SENECA TURNPIKE, SYRACUSE, NY, 13215, US is registering 6,500 shares in this registration statement:

56)	FRANK A. LIGHTMAS JR. whose reported address is 165 INLAND RIDGE WAY, ATLANTA, GA, 30342, US is registering 5,316 in this registration statement:

57)	EDWARD THOMAS BRODMERKEL, who is a former officer and director of the Company, whose reported address is 3280 LOOKOUT LANE, NAPLES, FL, 34112, US is registering 5,212 shares in this registration statement:

58)	SCHULER PUBLICITY whose reported address is 405 TYLER AVE, SOUTH EDINA, MN, 55343, is registering 5,113 shares in this registration statement:

59)	JAMES CRONE whose reported address is 2462 SANDELL DRIVE, DUNWOODY, GA, 30338, US is registering 4,732 shares in this registration statement:

60)	MICHAEL LOIACONO whose reported address is 3532 BAY ISLAND CIRCLE, JACKSONVILLE, FL, 32,250, US is registering 4,000 shares in this registration statement:

61)	BROAD STREET VENTURES LLC whose reported address is 735 BROAD STREET, SUITE 400, CHATTANOOGA, TN, 37,402, US is registering 2,496 shares in this registration statement:

62)	BEEHIVE STRATEGIC COMMUNICATION whose reported address is 550 VANDALIA ST, SUITE 233, SAINT PAUL, MN, 55114, US is registering 2,213 shares in this registration statement:

63)	INTREORG SYSTEMS INC. whose reported address is 2600 E. SOUTHLAKE BLVD., SUITE 120-366, SOUTHLAKE, TX, 76092, US is registering 2,117 shares in this registration statement:

64)	MICHAEL J. LOIACONO whose reported address is 3532 BAY ISLAND CIRCLE, JACKSONVILLE BEACH, FL, 32250, US is registering 2,000 shares in this registration statement:

65)	J. RAMSDELL CONSULTING whose reported address is 3444 W SENECA TURNPIKE, SYRACUSE, NY, 13215, US is registering 1,750 shares in this registration statement:

66)	FOUNDATION FOR INNOVATION IN EDUCATION whose reported address is 1355 PEACHTREE STREET, NE SUITE 1150, ATLANTA, GA, 30309, US is registering 1,380 shares in this registration statement:

67)	MORGAN LEIGH LUCAS whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 1,112 shares in this registration statement:

68)	LINCOLN TYLER LUCAS whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 1,112 shares in this registration statement:

69)	GATES SKIFFINGTON LUCAS whose reported address is 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 1,112 shares in this registration statement:

70)	MARK LORENSON whose reported address is 18726 MAGENTA BAY, EDEN PRAIRIE, MN, 55347, US is registering 1,040 shares in this registration statement:

71)	ALICE DIAMOND TTEE U/A DTD 03/24/2000 BY ALICE DIAMOND, who is related to a former officer and director of the Company, whose reported address is 16862 KNIGHTSBRIDGE LN, DELRAY BEACH, FL, 33484, US is registering 800 shares in this registration statement:

72)	EXCHANGE LISTING LLC whose reported address is 515 E LAS OLAS BLVD, SUITE 120, FORT LAUDERDALE, FL, 33301, US is registering 750 shares in this registration statement:

73)	SMALL TOWN SENIOR LIVING PHARMA LLC whose reported address is PO BOX 5566, LIGHTHOUSE POINT, FL, 33064, US is registering 107 shares in this registration statement:

74)	MASON LOGAN HANES whose reported address is 108 W WHITE AVENUE, MCKINNEY, TX, 75069, US is registering 131,362 shares in this registration statement:

75)	LYDIA GIORDANO whose reported address is C/O RICHARD SMYTH, ORIGINAL ISSUED TO, 1786 CYPRESS LAND, VERO BEACH, FL, 32963, US is registering 20,000 in this registration statement:

76)	JAMES MCMURRAY whose reported address is 9 OLD CHIMNEY RD, HUNTSVILLE, AL, 35801, US is registering 12,400 in this registration statement:

77)	PINNACLE PERFORMANCE SYSTEMS, INC. whose reported address is 8678 BOILING SPRINGS LANE, SHAKOPEE, MN, 55379, US is registering 8,881 in this registration statement:

78)	ELIZABETH JAMES whose reported address is 1759 STUART ROAD WEST, PRINCETON, NJ, 08540, US is registering 6,000 in this registration statement;

79)	RESOURCES UNLIMITED NW LLC whose reported address is 1905 S. AUDUBON CT., SPOKANE, WA, 99224, US is registering 5600 in this registration statement;

80)	ALEKSANDR TALYANKER whose reported address is 479 SPARROW BRANCH CIR., ST. JOHNS, FL, 32259, US is registering 5000 in this registration statement:

81)	PHILLIP GIORDANO whose reported address is 2445 NE 27TH STREET, LIGHT HOUSE POINT, FL, 33064, US is registering 4000 in this registration statement;

82)	LYDIA DEFEIS whose reported address is C/O: 1786 CYPRESS LANE, VERO BEACH, FL, 32963, US is registering 3,580 in this registration statement:

83)	GAMECHANGERS, LLC whose reported address is 8983818 NORTH STRATFORD RD, ATLANTA, GA, 30342, US is registering 2,898 in this registration statement;

84)	WILLIAM ROSS whose reported address is 784 PATTERSON DRIVE, METTER, GA, 30439, US is registering 2,800 in this registration statement;

85)	JAMES GIORDANO whose reported address is 2445 NE 27TH., LIGHTHOUSE PT., FL, 33064, US is registering 2,000 in this registration statement;

86)	PHILLIP GIORDANO whose reported address is 2445 NE 27 ST., LIGHTHOUSSE POINT, FL, 33064, US is registering 2,000 in this registration statement;

87)	THERESA GIORDANO whose reported address is 2445 NE 27 ST., LIGHTHOUSE POINT, FL, 33064, US is registering 2,000 in this registration statement;

88)	MATTHEW DEFEIS whose reported address is 1970 NE 31 CT., LIGHTHOUSE PT., FL, 33064, US is registering 2,000 in this registration statement;

89)	FIAMA ELKADIRI whose reported address is 29343 RED ROCKS DR, KATY, TX, 77494, US is registering 2,000 in this registration statement:

90)	HAROLD H. ERHARD whose reported address is 22526 FORMENTOR, MISSION VIEJO, CA, 92692, US is registering 1,689 in this registration statement;

91)	DAWSON JAMES SECURITIES INC whose reported address is 101 N. FEDERAL HIGHWAY, SUITE 600, BOCA RATON, FL, 33432, US is registering 1,000 in this registration statement;

92)	ERIC HOPKINS whose reported address is 1205 KINNEY AVE. UNIT N, AUSTIN, TX, 78704, US is registering 800 in this registration statement;

93)	DAVID MCMURRAY whose reported address is 1040 ORMEWOOD AVE., SE, ATLANTA, GA, 30316, US is registering 760 in this registration statement;

94)	MARK SUMMY whose reported address is 175 SHERWOOD PASS, ROSWELL, GA, 30075, US is registering 600 in this registration statement;

95)	JESSICA AND KEVIN C. FINNEGAN JT TEN, who is a former officer of the Company, whose reported address is 3435 CRYSTAL BAY ROAD, WAYZATA, MN, 55391, US is registering 628 in this registration statement ;

96)	INGRID JENNY LINDSTROM, who is a former officer of the Company, whose reported address is 11000 WILLS PLACE, GOLDEN VALLEY, MN, 55422, US is registering 543 in this registration statement.

97)	C/M CAPITAL MASTER FUND, LP – SEE #1 AND #2 ABOVE

98)	INGRID JENNY LINDSTROM, who is a former officer of the Company, whose reported address is 11000 WILLS PLACE, GOLDEN VALLEY, MN, 55422, US is registering 75,000 shares in this registration statement.

99)	JESSICA FINNEGAN, who is a former officer of the Company, whose reported address is 3435 CRYSTAL BAY ROADWAYZATA MN 55391, US is registering 75,000 shares in this registration statement.

DESCRIPTION OF OUR CAPITAL STOCK

General

The total number of shares of all classes of shares which we have authority to issue is 600,000,000 of which 500,000,000 shares are designated as “Common Stock” with a par value of $0.01 per share, and 100,000,000 shares are designated as “preferred stock.”

As of May 2, 2025, we had 11,307,010 issued and outstanding shares of Common Stock, 542,900 shares of our Series A Preferred Stock issued or outstanding (after giving effect to the redemption for Q1 FY2025), and 19,703 shares of our Series X Preferred Stock issued and outstanding and there are no shares of our Series D Preferred Stock issued and outstanding as of this filing.

Description of Common Stock

Authorized Shares of Common Stock. We currently have authorized 500,000,000 shares of Common Stock.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our Common Stock entitled to vote in the election of directors can elect all the directors standing for election.

Dividends. Subject to preferences that may be applicable to shares of Preferred Stock then outstanding, if any, the holders of our Common Stock are entitled to receive rateably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividends.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share rateably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

Rights and Preferences. The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Pre-emptive or Similar Rights. Our Common Stock has no pre-emptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Common Stock are fully paid and nonassessable.

Description of our Preferred Stock

General

We currently have authorized 100,000,000 shares of preferred stock, of which (a) 3,000,000 shares have been designated as Series A Amortizing Convertible Preferred Stock (the “Series A Preferred Stock”), of which 542,900 are currently issued or outstanding (after giving effect to the redemption for Q1 FY2025); (b) 400,000 shares have been designated as 10% Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”), of which 19,703 are currently issued our outstanding; and (d) 10,000,000 shares have been designated as 6% Series D Preferred Stock (the “Series D Preferred Stock”) and 25,000 outstanding.

Series A Preferred Stock

There are 542,900 Series A Preferred shares issued as of March 31, 2025, after giving effect to the redemption of 20,098 shares as a result of the redemption for Q1 of FY2025.

Ranking. The Series A Preferred Stock ranks senior to any series or class of Common Stock of the Company but junior to each of the Series X Preferred Stock, Series B and Series C Preferred Stock.

Voting Rights. Other than requiring the consent of two-thirds of the then outstanding Series A Preferred Stock, voting as a single class, on certain matters that may be impeded on the rights and privileges of the holders of our Series A Preferred Stock, and as otherwise required by law, the holders of our Series A Preferred Stock have no voting rights.

Dividends. Subject to preferences that may be applicable to shares of Series C Preferred Stock and Series X Preferred Stock then outstanding, if any, the holders of our Series A Preferred stock are entitled to receive dividends at a rate of 10% on $25.00 per share of the Series A Preferred Stock per annum (equivalent to $2.50 per share, per annum). Such dividend shall accrue and shall be cumulative from the issue date and shall be payable in monthly arrears on the 15th day of each month.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred stock will be entitled to share rateably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any, with a $25.00 liquidation preference per share, plus an amount equal to any accumulated and unpaid dividends prior to any distributions to our Common Stock holders or any other class or series of capital stock that may rank junior to the Series A Preferred Stock. Such liquidation preference is subject to adjustments for stock splits, combinations, or similar events.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series A Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock, including the Series C Preferred Stock and Series X Preferred Stock that we may designate and issue in the future.

Redemption.

(a) Mandatory Redemption. On January 1, 2025, (the “Initial Redemption Date”) the Company shall begin the redemption of the Series A Preferred Stock as set forth herein (the “Mandatory Redemption”). The Corporation shall redeem 1/36th of the Series A Preferred Stock (the “Mandatory Redemption Amount”) during each month beginning on the Initial Redemption Date. If the Mandatory Redemption Amount is to be paid in cash, the price for such redemption shall be 105% multiplied by the sum of an amount equal to the total number of Series A Preferred Stock held by the Holder multiplied by the then current Stated Value as adjusted pursuant to the terms hereof (including, but not limited to, the addition of any accrued unpaid dividends, if applicable). If the Mandatory Redemption Amount is paid in Common Stock, the number of shares to be issued will be at a 10% discount to average of the five lowest closing prices for the Corporation’s Common Stock during the 30 Trading Days prior to the applicable Mandatory Redemption Date. The option to choose between cash or stock Mandatory Redemption shall be at the Company’s sole discretion; provided, that if the Company elects to pay a Mandatory Redemption Amount in Common Stock, and if such shares of Common Stock to be so issued are not then registered with the Securities and Exchange Commission pursuant to an effective and available registration statement under the Securities Act of 1933, as amended, then the Company will bear all reasonable costs and expenses incurred by the Holder so registering such shares of Common Stock or of complying with the requirements of Rule 144 applicable to the Holder in connection with any proposed resale of such shares of Common Stock by the Holder pursuant to Rule 144, and will promptly (with 14 calendar days of receipt of notice from Holder of same) reimburse the Holder for any such costs and expenses actually incurred by the Holder, provided that the Company shall not bear the cost of more than one counsel for all the Holders if the shares are to be registered. The issuance of Common Stock under a Mandatory Redemption shall be made within two Trading Days of each Mandatory Redemption and, the Mandatory Redemption Amount in cash shall be made within five Trading Days of the Mandatory Redemption.

(b) Optional Redemption. At any time after the Initial Redemption Date, the Corporation at its option may redeem any and all outstanding shares of Series A Preferred Stock in cash (the “Optional Redemption Amount).” The Optional Redemption Amount and price shall be the same price as the Mandatory Redemption Amount provided, however, such Optional Redemption payments shall reduce the last of the remaining mandatory payments to be made to redeem the outstanding Series A Preferred Stock.

(c) Redemption Notice. The Corporation shall send written notice (a “Redemption Event Notice”) to each holder of record of Series A Preferred Stock not less than 10 days but not more than 30 days prior to the date fixed for redemption. The Redemption Event Notice shall state (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the applicable Redemption Price; (iv) the place or places where any certificates issued for Series A Preferred Stock were to be surrendered for payment at the applicable Redemption Price; and (v) any other information required by law or the applicable exchange upon which the Series A Preferred Stock may be listed or permitted for trading. If fewer than all outstanding shares of Series A Preferred Stock are to be redeemed a notice to each holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder. The avoidance of doubt, holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of the Series A Preferred Stock at any time following the applicable Redemption Event Notice prior to the applicable Redemption Date in accordance with the provisions of this Agreement at the address shown on the share transfer books of the Corporation.

(d) On or after the date fixed for redemption pursuant to either Section 5(a) or Section 5(b) hereof, each Holder of shares of Series A Preferred Stock that holds a certificate must present and surrender each certificate representing his or her Series A Preferred Stock to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Stock as the owner thereof.

Pre-emptive or Similar Rights. Our Series A Preferred Stock has no pre-emptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series A Preferred Stock are fully paid and non-assessable.

Series X Preferred Stock

As of December 15, 2024, there are 19,703 shares of Series X Preferred Stock outstanding.

Ranking. The Series X Preferred Stock ranks pari passu with the Series C Preferred Stock, senior to the Series A Preferred Stock and senior to all classes or series of Common Stock.

Voting Rights. Holders of the Series X Preferred Stock have “super” voting rights such that on each matter on which holders of the our stock are entitled to vote, each share of Series X Preferred Stock will be entitled to four hundred (400) votes, subject to any adjustment for stock splits or dividends subsequent to issuance, except that when shares of any other class or series of Preferred Stock we may issue have the right to vote with the Series X Preferred Stock as a single class on any matter, the Series X Preferred Stock and the shares of each such other class or series will have four hundred (400) votes for each $25.00 of liquidation preference (excluding accumulated dividends).

Dividends. Holders of shares of the Series X Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, or at our option through the issuance of shares of restricted Common Stock, cumulative cash, or Common Stock, at the rate of 10% on $25.00 per share of each Series X Preferred Stock, per annum (equivalent to $2.50 per share per annum). Such dividends shall accrue daily and be cumulative as of the issuance date of such Series X Preferred Stock and shall be payable monthly in arrears on the 15th day of each month.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Series X Preferred stock will be entitled to share rateably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any, with a $25.00 liquidation preference per share, plus an amount equal to any accumulated and unpaid dividends prior to any distributions to our Common Stock holders or any other class or series of capital stock that may rank junior to the Series X Preferred Stock. Such liquidation preference is subject to adjustments for stock splits, combinations, or similar events.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series X Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series X Preferred Stock.

Redemption Rights. On or after December 31, 2022, or the occurrence of a change of control, we may, at our option, upon at least 30 days’ but not more than 60 days’ notice, redeem the Series X Preferred Stock, in whole or in part for cash at a redemption price of $25.00 per share of Series X Preferred Stock, plus any accumulated and unpaid dividends thereon. If such a redemption is due to a change of control, then such redemption price can only be paid with cash, otherwise, the redemption price may be paid out of cash or issuance of other equity at our option.

Pre-emptive or Similar Rights. Our Series X Preferred Stock has no pre-emptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series X Preferred Stock are fully paid and nonassessable.

Series D Preferred Stock

As of December 15, 2024, there are 1,236 shares of Series D Preferred Stock outstanding, held by a single individual, whose total value is $30,901. As of the date of this filing there are no outstanding shares of Series D Preferred Stock.

Ranking. The Series D Preferred Stock and the Series C Preferred Stock ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks pari passu to the Series D Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Conversion. Each holder of our Series D Preferred Stock is entitled to convert their shares of Series D Preferred Stock, in whole or in part, at the Conversion Rate, which is determined by dividing the Conversion Amount (the Stated Value of $52.50, plus any accrued but unpaid dividends) by the Conversion Price ($12.50 per share). In addition, upon certain triggering events, the holders of our Series C Preferred Stock have the right to convert their Series D Preferred Stock at the lesser of the Conversion Price or 75% of the average VWAP for the five trading days prior to the date of the notice of conversion. The Conversion Price is subject to adjustment upon certain stock splits and recapitalization as well as upon the sale of Common Stock or Common Stock Equivalents. Each share of the Series D Preferred Stock is convertible at the option of the holder thereof, or automatically or upon the closing of an underwritten offering of at least $10 million of the Company’s securities or upon listing of the Company’s Common Stock on a national securities exchange.

Dividends. Each share of Series D Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value ($52.50 per share plus any accrued but unpaid dividends) and is to be paid within 15 days after the end of each of our fiscal quarters. Each holder of the Series C Preferred Stock is entitled to receive dividends or distributions on each share of the Series D Preferred Stock on an as converted into Common Stock basis when and if dividends are declared on the Common Stock by our Board of Directors.

Liquidation Rights. The holders of our Series D Preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock that rank junior to the Series C Preferred Stock, but pari passu with any shares of capital stock that have a parity ranking with the Series D Preferred stock (“Parity Stock”) then outstanding, an amount per share of Series D Preferred Stock equal to the greater of (A) the Conversion Amount on the date of such payment or (B) the amount per share such holder of the Series C Preferred Stock would receive if such holder converted their Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Preferred Stock and holders of shares of Parity Stock, then each holder Series D Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series D Preferred Stock and all holders of shares of Parity Stock. All such amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of capital stock that may rank junior to that of the Series C Preferred Stock Junior Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series D Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series D Preferred Stock.

Redemption Rights. Upon receipt of a conversion notice, we have the right (but not the obligation) to redeem all or part of the Series D Preferred Stock (which the applicable holder of the Series D Preferred Stock is seeking to convert) at a price per share equal to the product of 125% of the (1) Stated Value plus (2) the Additional Amount (the “Redemption Price”). If we decide to exercise the redemption right, within one trading day, we shall deliver written notice to such holder(s) of Series D Preferred Stock that the Series D Preferred Stock will be redeemed (the “Redemption Notice”) on the date that is three trading days following the date of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date, we shall redeem the shares of Series D Preferred Stock specified in such request by paying in cash therefor a sum per share equal to the Redemption Price. In no event shall a Redemption Notice be given if we may not lawfully redeem our capital stock. On or before the Redemption Date, the Redemption Price for such shares shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable holder.

Price Adjustments Protection. The conversion price is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Other than for certain exempt issuances, in the event we issue or sell any securities, including options or convertible securities, or amend outstanding securities, at an effective price, with an exercise price or at a conversion price less than the Conversion Price, then the Conversion Price shall be reduced to such lower price.

Pre-emptive or Similar Rights Additionally, except for a public offering or certain exempt issuances of our securities, holders of the Series D Preferred Stock shall have the right to participate in any offering of our Common Stock or Common Stock Equivalents (as defined in the COD) in a transaction exempt from registration under the Securities Act in an amount equal to an aggregate of 30% of the financing on the same terms, conditions and price provided to investors in such an offering, such right shall expire on the 15 month anniversary of the issuance date of the Series D Preferred Stock. Further, until the earlier of 18 months from the issuance date of the Series D Preferred Stock and the date that there are less than 20% of the shares of Series D Preferred Stock outstanding, the investors have most favored nations protection in the event we issue or sell Common Stock or Common Stock equivalents that the investors believe are more favorable than the terms and conditions under the Private Placement.

Existing Warrants

The Company currently has outstanding warrants to purchase 40,767 shares of common stock, having a weighted average exercise price of $31.26 per share expiring between October 18, 2026, and May 26, 2027. The Company is cancelling all warrants as a part of its obligation exchange agreements and expects the remaining warrants to be cancelled in the near term.

Anti-Takeover Effects of Nevada Law

The following is a brief description of the provisions in our Articles of Incorporation, Bylaws and Nevada Law that could have an effect of delaying, deferring, or preventing a change in control of the Company.

Business Combinations

We are a Nevada corporation and are generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or “NRS”.

The Nevada Revised Statutes contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder first became an interested stockholder, unless either (i) the combination or transaction by which the interested stockholder first became an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder, or (ii) the combination is approved by the board of directors and by the affirmative vote of the corporation’s stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the interested stockholder’s affiliates. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors of the combination or transaction by which the interested stockholder first became an interested stockholder before the person became an interested stockholder, or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or within two years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrant

Our transfer agent is Transhare Corporation located at 2849 Executive Dr., Suite 200, Clearwater, Florida 33762. Their phone number is (303) 662-1112.

Limitations of Liability and Indemnification

Under our articles of incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

Our articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, or as our representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Our bylaws provide that the Company may indemnify a director or officer if the director or officer did not breach, through intentional misconduct, fraud, or a knowing violation of law, his/her fiduciary duties as a director or officer to act in good faith and in the interests of the Company; and the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Trading Market

Our Common Stock is quoted on the OTC Pink Market with the symbol “MITI.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the OTC Pink Market or any other market or trading facility on which the securities are traded or in private transactions. The Company is undertaking to change its trading platform from the OTC Pink Market on to the OTCQB Venture Market at which time its shares will be quoted in a form more acceptable to the marketplace. Until such time that the shares are traded on the OTCQB Venture Market the Selling Stockholders may offer or sell the shares covered by this registration statement at $4.00 per share. There is no guarantee that the Company’s Common Stock will be accepted for trading on the OTCQB Venture Market. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. These offering expenses are expected to be over $60,000, including legal and accounting expenses. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective for a period of three years from the date of effectiveness or until such time that the shares of Common Stock do not constitute as registrable securities. Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Mitesco, Inc. as of December 31, 2023, and 2024 and for the two years ended December 31, 2024 included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of Astra Audit & Advisory LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dickinson Wright PLLC, Fort Lauderdale, Florida.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As previously reported on Company’s Form 8-K dated March 6, 2024, on February 27, 2024, the Company decided to change its independent registered public accountants and accordingly dismissed RBSM LLP. The reports on the Company’s financial statements during the years ended December 31, 2022 and 2021 and the subsequent interim period through February 27, 2024 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except the report contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as a result of reporting an accumulated deficit and recurring losses. The decision to change independent registered public accountants was approved by the Board of Directors. There were no disagreements with RBSM, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to RBSM, LLP’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

On February 27, 2024, the Board of Directors approved the engagement of Accell Audit & Compliance, P.A. (“Accell”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. On June 12, 2024, the Company was informed that Accell was ceasing to provide PCAOB audit services. It is our understanding that certain of the audit principals of Accell are now a part of Astra Audit and Advisory, LLC (“Astra Audit”), and as such we appointed Astra Audit as the Company’s independent registered public accounting firm for the year ending December 31, 2023, and for the year ending December 31, 2024.

During the years ended December 31, 2022 and December 31, 2023 and through February 27, 2024, neither the Company nor anyone on its behalf has consulted Accell with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Accell concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a) (1)(v) of Regulation S-K).

During the years ended December 31, 2022 and December 31, 2023 and through June 12, 2024, neither the Company nor anyone on its behalf has consulted Astra Audit with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Astra Audit concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a) (1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC’s website at www.sec.gov. We also maintain a website at www.mitescoinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

MITESCO, INC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

PAGE

F-2	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB 6920)

F-4	CONSOLIDATED BALANCE SHEETS

F-5	CONSOLIDATED STATEMENTS OF OPERATIONS

F-6	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

F-7	CONSOLIDATED STATEMENTS OF CASH FLOWS

F-9	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Mitesco, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mitesco, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Derivatives

As described in Note 10 and 12 to the Company’s consolidated financial statements, when the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative.  If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company estimates and records the fair value of the derivative liability upon the date of issuance. The derivative liability is revalued at the end of each reporting period.

We identified the Company’s application of the accounting for convertible notes as a critical audit matter. The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

-	We obtained debt and warrant related agreements and performed the following procedures:

-	Reviewed agreements for all relevant terms.

-	Tested management’s identification and treatment of agreement terms.

-	Recalculated management’s fair value of each conversion feature based on the terms in the agreements.

-	Assessed the terms and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the amortization of the debt discount.

-	Reviewed the Company’s specialist calculation of the fair value of the derivative liability, including the assumptions and inputs used, and engaged an independent specialist to assess the reasonableness of the Company’s calculation and provide an independent expectation of the fair value.

Astra Audit & Advisory LLC

We have served as the Company’s auditor since 2024.

Tampa, Florida

March 31, 2025

MITESCO, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
ASSETS

Current assets
Cash and cash equivalents	$3,402	$2,838
Accounts receivable	29,700	-
Prepaid expenses and other current assets	4,968	-
Total current assets	38,070	2,838

Intangible assets, net	151,771	-

Total Assets	$189,841	$2,838

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$4,167,061	$7,838,112
Accrued interest	374,376	348,821
Accrued interest - related parties	22,547	61,792
Derivative liabilities	4,685,675	152,945
Royalty payable	150,000	-
Lease liability - operating leases, current	99,477	99,477
Notes payable, net of discounts	548,137	945,429
Notes payable - related parties, net of discounts	64,044	300,012
SBA loan payable	393,761	421,788
Other current liabilities	96,136	121,136
Preferred stock dividends payable	-	1,551,833
Preferred stock dividends payable - related parties	14,439	73,364
Legal settlements	2,666,675	2,219,886
Series A preferred stock liability, current	5,160,815	-
Total current liabilities	18,443,143	14,134,595

Series A preferred stock liability, non-current	8,162,644	-

Total liabilities	26,605,787	14,134,595

Commitments and contingencies (Note 17)

Stockholders’ equity (deficit)

Preferred stock, $0.01 par value, 100,000,000 shares authorized; 10,000,000 shares designated Series D; 10,000 shares designated as Series E; 140,000 shares designated as Series F; and 27,324 shares designated Series X:
Preferred stock, Series D, $0.01 par value, 25,000 and 250,000 shares issued and outstanding as of December 31, 2024, and 2023	250	2,500
Preferred stock, Series E, $0.01 par value, no shares issued and outstanding as of December 31, 2024, and 2023	-	-
Preferred stock, Series F, $0.01 par value, 0 and 20,057 shares issued and outstanding as of December 31, 2024, and 2023	-	201
Preferred stock, Series X, $0.01 par value, 19,703 and 24,227 shares issued and outstanding at December 31, 2024, and 2023	197	242
Common stock, $0.01 par value, 500,000,000 shares authorized, 9,762,258 and 5,567,957 shares issued and outstanding as of December 31, 2024, and 2023, respectively	97,623	55,680
Additional paid-in capital	37,341,335	47,856,444
Accumulated deficit	(63,855,351)	(62,046,824)
Total stockholders’ equity (deficit)	(26,415,946)	(14,131,757)

Total liabilities and stockholders’ equity (deficit)	$189,841	$2,838

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2024	2023

Revenue	$43,700	$-

Operating expenses:
Cost of operations	15,922	-
General and administrative	1,191,319	2,454,668
Impairment of fixed assets	-	132,000

Total operating expenses	1,207,241	2,586,668

Net Operating Loss	(1,163,541)	(2,586,668)

Other income (expense):
Interest expense	(409,745)	(1,615,591)
Interest expense - related parties	(28,474)	(109,502)
Equity investment incentives	-	(7,644,077)
Financing costs	-	(18,617)
Loss on legal settlement	-	(18,759)
Loss on true-up shares	-	(119,370)
(Loss) Gain on settlement of accounts payable	2,289,283	185,487
Gain on sale of assets	-	8,876
Gain on conversion of notes into common stock	515,964	25,000
(Loss) on conversion of accrued salaries and Series D preferred stock into Series F preferred stock	-	(25,000)
Gain on settlement of operating leases	869,690	-
Other Income	-	40,622
Loss on revaluation of derivative liabilities	(4,585,124)	(85,773)
Total other income (expense)	(1,348,406)	(9,376,704)

Loss before provision for income taxes	(2,511,947)	(11,963,372)
Provision for income taxes	-	-

Net loss from continuing operations	$(2,511,947)	$(11,963,372)
Net loss from discontinued operations	-	(1,368,991)
Net loss	(2,511,947)	(13,332,363)

Preferred stock dividends	(893,828)	(1,600,241)
Preferred stock dividends - related parties	(139,901)	(119,540)
Deemed contribution	703,420	-

Net loss available to common shareholders	$(2,842,256)	$(15,052,144)

Net loss per share from continuing operations – basic	$(0.42)	$(2.64)
Net loss per share from discontinued operations – basic	0.00	(0.26)
Net loss per share - basic and diluted - basic	(0.42)	(2.91)

Net loss per share from continuing operations – diluted	$(0.42)	$(2.64)
Net loss per share from discontinued operations – diluted	0.00	(0.26)
Net loss per share - basic and diluted - diluted	(0.42)	(2.91)

Weighted average shares outstanding - basic	6,733,863	5,178,468
Weighted average shares outstanding - diluted	6,733,863	5,178,468

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2024 and 2023

	Preferred Stock Series C		Preferred Stock Series D		Preferred Stock Series F		Preferred Stock Series X		Common Stock		Additional Paid-in	Common Stock	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Subscribed	Deficit	Total

Balance, December 31, 2022	1,047,619	$10,476	3,100,000	$31,000	-	$-	24,227	$242	4,630,372	$46,305	$29,452,514	$36,575	$(48,714,461)	$(19,137,349)

Shares issued for conversion of note payable	-	-	-	-	-	-	-	-	57,138	571	82,885	-	-	83,456
Shares issued as commission for fundraising	-	-	-	-	-	-	-	-	2,952	30	3,778	-	-	3,808
Shares issued for true-up agreement	-	-	-	-	-	-	-	-	94,738	947	118,423	-	-	119,370
Conversion of accrued salary, debt, and board fees to common stock by a related party	-	-	-	-	-	-	-	-	181,606	1,816	3,632	-	-	5,448
Conversion of accounts payable to common stock	-	-	-	-	-	-	-	-	247,776	2,476	77,027	-	-	79,503
Issuance of common stock to a service provider	-	-	-	-	-	-	-	-	300,000	3,000	894,000	-	-	897,000
Shares issued pursuant to legal settlement	-	-	-	-	-	-	-	-	22,174	222	18,537	-	-	18,759
Shares issued previously subscribed	-	-	-	-	-	-	-	-	2,926	30	36,545	(36,575)	-	-
Vesting of stock options issued to employees	-	-	-	-	-	-	-	-	-	-	3,732	-	-	3,732
Series A Dividends previously satisfied	-	-	-	-	-	-	-	-	-	-	10,967	-	-	10,967
Shares issued for Series X dividends	-	-	-	-	-	-	-	-	28,275	283	60,281	-	-	60,564
Shares issued for conversion of accounts payable	-	-	-	-	147	2	-	-	-	-	146,212	-	-	146,214
Shares sold for cash, net of costs	-	-	-	-	1,746	17	-	-	-	-	1,583,483	-	-	1,583,500
Conversion of Series C Preferred Stock to Series F Preferred Stock	(1,047,619)	(10,476)	-	-	2,289	22	-	-	-	-	1,198,450	-	-	1,187,996
Conversion of Series D Preferred Stock to Series F Preferred Stock	-	-	(2,350,000)	(23,500)	4,055	41	-	-	-	-	1,610,965	-	-	1,587,506
Conversion of Series D Preferred Stock and accrued salaries to Series F Preferred Stock by related party	-	-	(500,000)	(5,000)	655	7	-	-	-	-	159,899	-	-	154,906
Conversion of Debt to Series F Preferred Stock	-	-	-	-	9,027	90	-	-	-	-	9,523,088	-	-	9,523,178
Conversion of debt and accrued salaries to Series F Preferred Stock by related parties	-	-	-	-	2,138	22	-	-	-	-	2,137,033	-	-	2,137,055
Forgiveness of related party loans for sale of assets	-	-	-	-	-	-	-	-	-	-	2,454,774			2,454,774
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	(1,719,781)	-	-	(1,719,781)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(13,332,363)	(13,332,363)
Balance, December 31, 2023	-	$-	250,000	$2,500	20,057	$201	24,227	$242	5,567,957	$55,680	$47,856,444	$-	$(62,046,824)	$(14,131,757)

Shares issued for compensation	-	-	-	-	-	-	-	-	1,575,000	15,750	506,266	-	-	522,016
Series X shares issued as compensation	-	-	-	-	-	-	7,200	72	-	-	179,928	-	-	180,000
Conversion of accounts payable to common stock	-	-	-	-	-	-	-	-	237,349	2,373	59,955	-	-	62,328
Conversion of debt to common stock by a related party	-	-	-	-	-	-	-	-	79,298	793	362,067	-	-	362,860
Conversion of debt to common stock	-	-	-	-	-	-	-	-	154,107	1,541	40,067	-	-	41,608
Conversion of Series F Preferred Stock and accrued dividends to common stock	-	-	-	-	(8,333)	(84)	-	-	1,889,835	18,899	968,676	-	-	987,491
Conversion of Series D Preferred Stock and accrued dividends to common stock	-	-	(100,000)	(1,000)	-	-	-	-	30,802	308	100,857	-	-	100,165
Conversion of Series X Preferred Stock to common stock	-	-	-	-	-	-	(11,724)	(117)	86,788	868	(751)	-	-	-
Exchange of Series D and Series F Preferred for Series A Preferred	-	-	(125,000)	(1,250)	(11,724)	(117)	-	-	-	-	(11,853,882)	-	703,420	(11,151,829)
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	(1,033,729)	-	-	(1,033,729)
Shares issued for Series X dividends	-	-	-	-	-	-	-	-	141,122	1,411	103,043	-	-	104,454
Release of true-up obligation on commitment shares	-	-	-	-	-	-	-	-	-	-	152,945	-	-	152,945
Establishment of derivative liability of conversion feature upon default	-	-	-	-	-	-	-	-	-	-	(100,551)	-	-	(100,551)
Net income	-	-	-	-	-	-	-	-	-	-	-	-	(2,511,947)	(2,511,947)

Balance, December 31, 2024	-	$-	25,000	$250	-	$-	19,703	$197	9,762,258	$97,623	$37,341,335	$-	$(63,855,351)	$(26,415,946)

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(2,511,947)	$(11,963,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of assets	-	132,000
Amortization of intangible assets	3,229	-
Penalties on notes payable	-	1,027,778
Conversion fees on notes payable	-	75,000
Equity investment incentives	-	7,644,077
Gain on settlement of operating leases	(869,690)	-
Loss on commitment shares	-	119,370
Loss on conversion of accrued salary	-	25,000
Gain on settlement of notes payable	(515,964)	(164,837)
(Gain) loss on revaluation of derivative liabilities	4,585,124	85,773
(Gain) loss on settlement of accounts payable	(2,289,283)	24,895
Loss on legal settlement	-	18,759
Amortization of discount on notes payable	-	32,011
Amortization of discount on notes payable - related parties	-	19,587
Share-based compensation	702,016	904,540
Other income	-	(40,622)
Changes in assets and liabilities:
Accounts receivable	(29,700)	-
Prepaid expenses and other current assets	(4,968)	51,632
Accounts payable and accrued liabilities	195,578	1,491,390
Operating lease liability, net	-	(38,948)
Other current liabilities	-	25,000
Accrued interest	187,215	471,564
Accrued interest - related parties	33,981	(1,716)
Net cash provided by operating activities – continuing operations	(514,409)	(61,119)
Net cash used in operating activities – discontinued operations	-	(698,611)
Net cash used in operating activities	(514,409)	(759,730)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition of business	(5,000)	-
Net cash used in investing activities	(5,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of Series F Preferred Stock, net of fees	-	738,500
Principal payments on SBA Loan	(28,027)	(11,555)
Proceeds from notes payable, net of discounts	548,000	-
Net cash provided by financing activities	519,973	726,945

Net change in cash and cash equivalents	564	(32,785)

Cash and cash equivalents at beginning of period	2,838	35,623
Cash and cash equivalents at end of period	$3,402	$2,838

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended
	December 31,
	2024	2023

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,128	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for common stock subscribed	$-	$36,575
Preferred stock dividend	$1,033,729	$1,719,781
Conversion of accounts payable to Series F Preferred Stock	$-	$146,214
Conversion of Series C Preferred Stock to Series F Preferred Stock	$-	$1,198,472
Conversion of Series D Preferred Stock to Series F Preferred Stock	$-	$1,611,006
Conversion of accounts payable to common stock	$62,328	$79,503
Conversion of Series D Preferred Stock and accrued salaries to Series F Preferred Stock by related party	$-	$159,906
Conversion of notes payable and accrued interest to Series F Preferred Stock	$-	$9,523,178
Conversion of debt and accrued salaries to Series F Preferred Stock by related parties	$-	$2,137,055
Conversion of accounts payable, accrued salaries, and board fees to common stock	$-	$5,448
Conversion of notes payable and accrued interest to common stock	$363,608	$83,456
Series A accrued dividends reclassified to APIC from prior transactions	$-	$10,967
Shares issued for Series X dividends	$104,454	$60,564
Forgiveness of notes for purchase of subsidiary assets	$-	$2,454,774
Conversion of notes payable to common stock - related party	$969,469	$-
(Decrease) Increase in capital expenditures included in accounts payable	$987,575	$-
Conversion of Series D Preferred Stock and accrued dividends to common stock	$101,165	$-
Conversion of Series X Preferred Stock and accrued dividends to common stock	$117	$-
Conversion of Series F and Series D preferred stock to Series A preferred stock	$12,774,079	$-
Conversion of Notes Payable and accrued interest to Series A preferred stock	$580,132	$-
Royalty payable issued for purchase of business	$150,000	$-
Release of true-up obligation on commitment shares	$152,945	$-
Establishment of derivative liability of conversion feature upon default	$100,551	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business

Company Overview

Mitesco, Inc. (the “Company,” “we,” “us,” or “our”) was formed in the state of Delaware on January 18, 2012. On December 9, 2015, we restructured our operations and acquired Newco4pharmacy, LLC, a development stage company which sought to acquire compounding pharmacy businesses. As a part of the restructuring, we completed a “spin out” of our former business line. On April 24, 2020, we changed our name to Mitesco, Inc. In October 2023, the Company completed a move of its corporate status to Nevada from Delaware in order to effect reduced costs.

From 2020 through 2022, our operations were focused on establishing medical clinics utilizing Nurse Practitioners under The Good Clinic name and development and acquisition of telemedicine technology. We opened our first The Good Clinic in Minneapolis, Minnesota in the first quarter of 2021 and had six operating clinics during the year ended December 31, 2022, with two additional sites under contract. In the fourth quarter of fiscal 2022, we made the strategic decision to close the entire clinic operation and release our staff due to a lack of profitability.

We are a holding company seeking to provide products, services and technology. We have a number of near-term opportunities that we hope to pursue, assuming the capital markets make sufficient funding available at reasonable rates. During the first quarter of 2024 we recruited a number of individuals to a newly formed Advisory Board, who might assist the Company in determining the viability of certain ventures going forward. These individuals have a background in datacenter services, cyber and data security and software applications related to infrastructure design, implementation and management including geographical information systems (GIS).

In June 2024 we announced the formation of two (2) new wholly owned business units, Centcore, LLC, who is providing datacenter services including cloud computing and application hosting, and Vero Technology Ventures, LLC, whose aim is to seek investment and acquisition opportunities, generally in the areas of cloud computing and datacenter related applications.

Centcore has two (2) areas of focus. The first, generic datacenter services, is aimed at hosting applications for a specific user, sometimes referred to as “managed services offerings” or MSO, where the client moves the software licensed from various vendors, or internally developed, into our datacenter where we maintain the computing, communications and backup environment. The second focus involves hosting application software developed by software vendors, from which they will sell the use of the software by their end user clients on a “cloud” basis. By taking this approach, we hope to gain the business of the vendor, and their clients, perhaps allowing us to grow at a faster rate with lower cost of sales. We have developed the “Centcore Partner Program” where we will help promote the software vendors who are hosting in our datacenters. If we are successful helping the vendor grow his business, we will have provided a “value added service”, and benefit from increased utilization of our computing resources by not only the vendor, but also his new end user clients. Our initial focus for this area is on software providers who serve the “infrastructure” market doing design, engineering, construction and maintenance of significant assets. We desire to create “life cycle” relationships with both the design teams, and owners which may include private owners such as manufacturers and utilities, or publicly owned assets for municipalities, states or federal governments, domestically and internationally.

We have retained proven professionals in the datacenter, cyber security and infrastructure services areas to support our needs on a per hour basis, which we believe will allow us to control our costs relative to business activity, without significant staffing internally.

Note 2: Going Concern

As of December 31, 2024, the Company had cash and cash equivalents of approximately $3,000, current liabilities of approximately $18.4 million, and has incurred significant losses from the previous clinic operations. As previously noted, we made a strategic decision to reduce our capital needs by closing our entire clinic operations in the fourth quarter of 2022 and releasing our entire staff, due to lack of profitability. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to execute its business plan.

As a result of these factors, there is substantial doubt about the ability of the Company to continue as a going concern for one year from the date the financial statements are issued. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations. However, as of the date of these consolidated financial statements, no formal agreement exists.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts classified as liabilities that might be necessary should the Company be forced to take any such actions.

The COVID-19 pandemic, decades-high inflation and concerns about an economic recession in the United States or other major markets has resulted in, among other things, volatility in the capital markets that may have the effect of reducing the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity. In addition, a recession or market correction due to these factors could materially affect the Company’s business and the value of its common stock.

Note 3: Summary of Significant Accounting Policies

Basis of Presentation – The consolidated financial statements are prepared in conformity with accounting principles accepted in the United States of America (“GAAP”).

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Mitesco, Inc., and its wholly owned subsidiaries Mitesco NA, LLC, The Good Clinic, LLC, Vero Technology Ventures, LLC, and Centcore, LLC. In addition, we relied on the operating activities of certain legal entities in which we did not maintain a controlling ownership interest, but over which we had indirect influence and of which we were considered the primary beneficiary. These entities are typically subject to nominee ownership and transfer restriction agreements that effectively transfer the majority of the economic risks and rewards of their ownership to the Company. The Company’s management, restrictions and other agreements concerning such nominee-owned entities typically include both financial terms and protective and participating rights to the entities’ operating, strategic and non-clinical governance decisions which transfer substantial powers over and economic responsibility for these entities to the Company. As such, the Company applies the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 – Consolidation (“ASC 810”), to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a variable interest entity should be consolidated. All intercompany balances and transactions have been eliminated.

Use of Estimates - The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment.

Cash - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment - Property and equipment is recorded at the lower of cost or estimated net recoverable amount and is depreciated using the straight-line method over its estimated useful life. Property acquired in a business combination is recorded at estimated initial fair value. Property and equipment are depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based upon the following life expectancy:

Years
Office equipment	3 to 5
Furniture & fixtures	3 to 7
Machinery & equipment	3 to 10
Leasehold improvements	Term of lease

Revenue Recognition – The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfils its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Our revenues generally relate to datacenter services. Revenues are recorded during the period our obligations to provide services are satisfied. The Company’s performance obligation for its revenue stream is to provide the access to its datacenters to the customer, and revenues associated with completed sales are recognized at a point in time when they are provided to the customer. There is no significant financing component to the Company’s sales.

Stock-Based Compensation - We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to those other than employees are recognized pursuant to FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU relates to the accounting for non-employee share-based payments. The amendment in this update expands the scope of Topic 718 to include all share-based payment transactions in which a grantor acquired goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU excludes share-based payment awards that relate to: (1) financing to the issuer; or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts from Customers. The share-based payments are to be measured at grant-date fair value of the equity instruments that the entity is obligated to issue when the goods or service has been delivered or rendered and all other conditions necessary to earn the right to benefit from the equity instruments have been satisfied.

Convertible Instruments - The Company reviews the terms of convertible debt and equity instruments to determine whether there are conversion features or embedded derivative instruments including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including conversion options that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single compound instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue free standing warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. When convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for separately, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of the bifurcated derivative instrument. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face amount. When the Company issues debt securities, which bear interest at rates that are lower than market rates, the Company recognizes a discount, which is offset against the carrying value of the debt. Such a discount from the face value of the debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income. In addition, certain conversion features are recognized as beneficial conversion features to the extent the conversion price as defined in the convertible note is less than the closing stock price on the issuance of the convertible notes.

Derivative Financial Instruments - Derivatives are recorded on the consolidated balance sheet at fair value. The conversion features of the convertible notes are embedded derivatives and are separately valued and accounted for on the consolidated balance sheet with changes in fair value recognized during the period of change as a separate component of other income/expense. Fair values for exchange-traded securities and derivatives are based on quoted market prices. The pricing model the Company uses for determining the fair value of its derivatives is the Monte Carlo Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates and stock price volatilities.

Common Stock Purchase Warrants - The Company accounts for common stock purchase warrants in accordance with the FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities. As is consistent with its handling of stock compensation and embedded derivative instruments, the Company’s cost for stock warrants is estimated at the grant date based on each warrant’s fair-value as calculated by the BSM option-pricing model value method for valuing the impact of the expense associated with these warrants.

Per Share Data - Basic income (loss) per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options, and convertible instruments. As of December 31, 2024, and 2023 the effect of 1,252 shares issuable upon conversions of the Series D preferred shares, 11,969,780 shares issuable upon the conversion of convertible notes, and 54,434 shares issuable upon exercise of the outstanding warrant and common stock options were anti-dilutive and not included in the computation of dilutive earnings per share.

Income Taxes - The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax laws or rates.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company has determined that a valuation allowance is needed due to recent taxable net operating losses and the limited taxable income in the carry back periods. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and certain tax loss carry forwards, less any valuation allowance.

The Company accounts for uncertain tax positions as required in that a position taken or expected to be taken in a tax return is recognized in the consolidated financial statements when it is more likely than not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% of being realized upon ultimate settlement. The Company does not have any material unrecognized tax benefits. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as components of interest expense and other expense, respectively, in arrival at pretax income or loss. The Company does not have any interest and penalties accrued. The Company is no longer subject to U.S. federal, state, and local income tax examinations for the years before 2012.

Long-lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment throughout the year or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Financial Instruments and Fair Values - The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time, based upon relevant market information about the financial instrument. In determining fair value, we use various valuation methodologies and prioritize the use of observable inputs. We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

Level 1 – inputs include exchange quoted prices for identical instruments and are the most observable.

Level 2 – inputs include brokered and/or quoted prices for similar assets and observable inputs such as interest rates.

Level 3 – inputs include data not observable in the market and reflect management judgment about the assumptions market participants would use in pricing the asset or liability.

The use of observable and unobservable inputs and their significance in measuring fair value are reflected in our hierarchy assessment. The carrying amount of cash, prepaid assets, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments. Because cash and cash equivalents are readily liquidated, management classifies these values as Level 1. The fair value of the derivative liabilities approximates their book value as the instruments are short-term in nature and contain market rates of interest. Because there is no ready market or observable transactions, management classifies the derivative liabilities as Level 3.

Segments

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM allocates resources and evaluates the performance of the Company at the consolidated level using information about its revenues, gross profit, and income from operations. All significant operating decisions are based upon an analysis of the Company as one operating segment, which is the same as its reporting segment.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the disclosures required for income taxes. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the effect of this pronouncement on its disclosures.

There are various other updates recently issued, most of which represent technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Note 4: Discontinued Operations

In the fourth quarter of fiscal 2022, we made the strategic decision to close the entire clinic operation and release our staff due to a lack of profitability. On December 8, 2023, the Company sold the remaining assets of The Good Clinic, LLC to Leading Primary Care LLC, a company organized by Michael C. Howe, the former CEO of The Good Clinic, LLC for total consideration of approximately $2.5 million. ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. This criterion was achieved on December 8, 2023. Additionally, the discontinued operations are comprised of the entirety of The Good Clinic, LLC. For comparability purposes certain prior period line items relating to the assets held for sale have been reclassified and presented as discontinued operations for all periods presented in the accompanying consolidated statements of net loss and comprehensive loss and the consolidated balance sheets.

The Company had no assets or liabilities classified that were classified as part of discontinued operations as of December 31, 2024, or 2023.

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations:

	Year Ended
	December 31,	December 31,
	2024	2023
Revenue	$-	$181,012
Cost of goods sold	-	-
Gross margin	-	181,012

Selling, general, and administrative expenses	-	(1,166,120)
Impairment of assets	-	(2,211,462)

Other (income) expense:
Interest expense	-	(306,032)
Gain on sale of assets	-	11,268
Gain on settlement of accounts payable	-	81,263
Gain on settlement of operating lease	-	2,041,080
Loss from discontinued operations, net of tax	$-	$(1,368,991)

The following information presents the major classes of line items constituting significant operating and investing cash flow activities in the consolidated statements of cash flows relating to discontinued operations:

	Year Ended
	December 31,	December 31,
	2024	2023

Depreciation expense	$-	$81,765
Cash used for construction in progress and fixed assets	$-	$-
Impairment of RTU assets	$-	$544,063
Impairment of property and equipment	$-	$1,667,399

Note 5: Business Acquisition

On December 6, 2024, the Company entered into an Exclusive Source Code License agreement (the “License Agreement”) between AgingTopic, LLC (“AgingTopic”) and the Company where the Company has acquired, subject to certain payment milestones, the source code and business activities of AgingTopic, which constitutes substantially all of AgingTopic’s assets utilized in the creation of advertising revenue from blog postings. The entity that owns the business and source code is controlled by Ms. Amy Lance, the wife of Mack Leath. The agreement calls for a $5,000 cash payment upon execution, and certain royalty payments up to a maximum of $150,000, at which time it becomes a fully paid-up license. The royalty payments are to be repaid at 30% of net collection up to the first $50,000 has been repaid, after which the remaining $100,000 will be repaid based on 15% of net collections. After the payment of the $150,000 license fee, the Company will then pay a commission of 2.5% of net collections until 36 months after the date of the agreement.

This acquisition closed on December 6, 2024. The acquisition of AgingTopic is being accounted for as a business combination under ASC 805. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date. The Company assigned the preliminary fair value of the consideration paid of $155,000 to domain name intangible assets that are amortized over an estimated useful life of four years. AgingTopic had not yet generated revenues prior to the time of acquisition.

Note 6: Intangible assets

The following table represents the balances of intangible assets as of December 31, 2024, and 2023;

	December 31, 2024	December 31, 2023
Website Domains	$155,000	$-

Total Intangible assets	155,000	-

Accumulated Amortization – website domains	(3,229)	-
Net intangible assets	$151,771	$-

On December 6, 2024, the Company closed on its acquisition of the AgingTopic Business and allocated the entire $155,000 purchase price to domain name assets with an estimated life of 4 years.

The following is an amortization analysis of the annual amortization of intangible assets on a fiscal year basis as of December 31, 2024:

For the year ended December 31,	Amount
2025	$38,750
2026	38,750
2027	38,750
2028	35,521
2029 and Thereafter	-
Total remaining intangibles amortization	151,771

Note 7: Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 2024, and 2023:

	December 31,	December 31,
	2024	2023
Trade accounts payable	$3,677,455	$7,094,334
Accrued payroll and payroll taxes	489,606	743,778
Total accounts payable and accrued liabilities	$4,167,061	$7,838,112

Note 8: Right to Use Assets and Lease Liabilities – Operating Leases

The Company had operating leases for its clinics for which the Company is currently in negotiations with the Lessors to settle the remaining amounts owed after closing the clinic facilities. The Company’s lease expense was entirely comprised of operating leases and is reported as a component of discontinued operations as a result of the closing of the clinics and the subsequent sale of the assets. During the year ended December 31, 2023, the Company recognized an impairment in the amount of $0.5 million in connection with its remaining leased properties.

Operating lease liabilities are summarized below:

	December 31, 2024	December 31, 2023
Lease liability	$99,477	$99,477
Less: current portion	(99,477)	(99,477)
Lease liability, non-current	$-	$-

As a result of closing the facilities, the Company has made no further lease payments during the year ending December 31, 2024, and 2023. As of December 31, 2024, the Company has either settled amounts owed or entered into default judgements for all leases except for the office lease. For all leases for which a legal settlement has been entered into, all amounts have been reclassified to legal settlements as of December 31, 2024.

 As of December 31, 2024, the Company has entered into settlement agreements for certain of our lease in the amount of $2,219,886 which is recorded as Legal Settlements in the accompanying balance sheet. During the year ended December 31, 2024, the Company recorded a gain of $869,690 as a result of a final settlement in addition to reclassifying certain accounts payable related to the leases to legal settlements. As of December 31, 2024, the Company has total legal settlement agreements and related accrued interest in the amount of $2,666,675 which is recorded as Legal Settlements in the accompanying balance sheet.

Note 9: SBA Loan Payable

PPP Loan Conversion to SBA Loan

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or “PPP”, established as part of the Corona Virus Aid, Relief and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (the “SBA”). On April 25, 2020, the Company entered an unsecured Promissory Note with Bank of America for a loan in the original principal amount of $460,400, and the Company received the full amount of the loan proceeds on May 4, 2020 (the “PPP Loan”). The PPP Loan bears interest at the rate of 1% per year.

On July 12, 2023, the Company received confirmation of a payment plan arrangement from the SBA. Pursuant to this payment plan, the Company agreed to pay a minimum of $2,595 each month until the loan is paid in full in July 2028. The SBA confirmed the balance due on the loan, including principal and interest, was $467,117. The Company will amortize the balance due on the loan including interest at the original PPP loan rate of 1% per annum; a gain on restructuring of debt in the amount of $40,622 was recorded on this transaction during the year ended December 31, 2023, and the balance of the loan was recorded at the amount of $433,343 representing the net cash flows discounted at 1%. During the years ended December 31, 2024, and 2023, the Company made principal payments of $28,027 and $11,555 on this loan and recorded interest in the amount of $4,128 and $5,719, respectively. The balance as of December 31, 2024, was $393,761.

Note 10: Notes Payable

The following table summarizes the outstanding notes payable as of December 31, 2024, and 2023, respectively:

	December 31, 2024	December 31, 2023
Kishon Note	$431,666	$431,666
Finnegan Note 1	51,765	51,765
Finnegan Note 2	32,353	32,353
Schrier Note	-	25,882
Nommsen Note	-	64,705
Caplan Note	-	64,705
Finnegan Note 3	32,353	32,353
Lightmas Note	-	66,000
Lewis Note	-	33,000
Goff Note	-	33,000
Hagan Note	-	110,000
Total Notes Payable	548,137	945,429

Current Portion	548,137	945,429
Long-term portion	$-	$-

Kishon Note

On May 10, 2022, the Company entered into a Securities Purchase Agreement (the “Kishon Agreement”) with Kishon Investments, LLC (“Kishon”) with respect to the sale and issuance to Kishon of: (i) an initial commitment fee in the amount of $159,259 in the form of 12,741 shares (the “Kishon Commitment Fee Shares”) of the Company’s Common Stock, (ii) a promissory note in the aggregate principal amount of $277,777 (the “Kishon Note”), and (iii) Common Stock Purchase Warrants to purchase 5,556 shares of the Company’s common stock (the “Kishon Warrants”). Should Kishon receive net proceeds of less than $159,259 from the sale of the Kishon Commitment Fee Shares, the Company will issue additional shares to Kishon or pay the shortfall amount to Kishon in cash. The terms of the Kishon Agreement resulted in the Company recording a derivative liability in the initial amount of $27,793.

The Kishon Note was issued in the principal amount of $277,777 for a purchase price of $250,000 resulting in an original issue discount of $27,777. The Kishon Note has a due date of November 10, 2022, and bears interest at the rate of 10% per year for the first six months and 12% thereafter. In the event of default as defined in the Kishon Note this rate will increase to 18%, and the Kishon Note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The Kishon Note entered default status on November 11, 2022. The Kishon Commitment Fee Shares and Kishon Warrants resulted in a discount to the Kishon Note in the amount of $138,492.

During the year ended December 31, 2023, a default penalty in the amount of $138,889 and an additional fee in the amount of $15,000 were added to the principal amount of the Kishon Note. During the year ended December 31, 2024, as a result of the variable price of the conversion feature, the Company recorded an initial derivative liability of $100,551 upon bifurcating the conversion feature pursuant to ASC815. See Note 12 to these financials for further discussion.

At December 31, 2023, principal and interest in the amount of $431,666 and $88,909, respectively, were due on the Kishon Note. At December 31, 2024, principal and interest in the amount of $431,666 and $166,823, respectively, were due on the Kishon Note. This note was in default at December 31, 2024.

Finnegan Note 1

On May 23, 2022, the Company issued a 10% Promissory Note in the principal amount of $47,059 to Jessica Finnegan (the “Finnegan Note 1”). Finnegan Note 1 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 20, 2022, as extended, or (ii) five (5) business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of Finnegan Note 1 was $40,000; the amount payable at maturity will be $47,059 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Finnegan Note 1, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. Finnegan Note 1 entered default status on November 21, 2022, and the interest rate increased to 18%. The Finnegan Note 1 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Finnegan reasonably believes contains a term that is more favorable than those in the Finnegan Note 1, the Company shall notify Ms. Finnegan of such term, and such term, at the option of Ms. Finnegan, shall become a part of the Finnegan Note 1. In addition, Ms. Finnegan received five-year warrants to purchase 386 shares of common stock at a price of $25.00 per share with a fair value of $2,000 at the date of issuance, and 1,930 shares of common stock with a value of $3,240; these amounts were recorded as discounts to Finnegan Note 1.

Principal and accrued interest in the amount of $51,765 and $11,889, respectively, were due on this note at December 31, 2023. At December 31, 2024, principal and interest in the amount of $51,765 and $20,537, respectively, were due on the Finnegan Note. This note was in default at December 31, 2024.

Finnegan Note 2

On May 26, 2022, the Company issued a 10% Promissory Note in the principal amount of $29,412 to Jessica Finnegan (the “Finnegan Note 2”). Finnegan Note 2 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Finnegan Note 2 was $25,000; the amount payable at maturity will be $29,412 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Finnegan Note 2, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. Finnegan Note 2 entered default status on December 1, 2022, and the interest rate increased to 18%. The Finnegan Note 2 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Finnegan reasonably believes contains a term that is more favorable than those in the Finnegan Note 2, the Company shall notify Ms. Finnegan of such term, and such term, at the option of Ms. Finnegan, shall become a part of the Finnegan Note 2. In addition, Ms. Finnegan received five-year warrants to purchase 242 shares of common stock at a price of $25.00 per share with a fair value of $1,250 at the date of issuance, and 242 shares of common stock with a value of $2,025; these amounts were recorded as discounts to the Finnegan Note 2.

At December 31, 2023, principal and accrued interest in the amount of $32,353 and $7,341, respectively, were due on this note. At December 31, 2024, principal and interest in the amount of $32,353 and $12,705, respectively, were due on the Finnegan Note. This note was in default at December 31, 2024.

Schrier Note

On July 7, 2022, the Company issued a 10% Promissory Note in the principal amount of $23,259 to Charles Schrier (the “Schrier Note”). The Schrier Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) January 8, 2023, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Schrier Note was $20,000; the amount payable at maturity will be $23,529 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Schrier Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Schrier Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Schrier reasonably believes contains a term that is more favorable than those in the Schrier Note, the Company shall notify Mr. Schrier of such term, and such term, at the option of Mr. Schrier, shall become a part of the Schrier Note. In addition, Mr. Schrier received five-year warrants to purchase 193 shares of common stock at a price of $25.00 per share with a fair value of $820 at the date of issuance, and 193 shares of common stock with a value of $1,000; these amounts were recorded as discounts to the Schrier Note.

At December 31, 2023, principal and accrued interest in the amount of $25,882 and $5,383, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 8,614 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $32,133.

Nommsen Note

On July 26, 2022, the Company issued a 10% Promissory Note in the principal amount of $58,823 to Eric S. Nommsen (the “Nommsen Note”). The Nommsen Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, as extended, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Nommsen Note was $50,000; the amount payable at maturity will be $58,823 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Nommsen Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Nommsen Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Nommsen Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Nommsen reasonably believes contains a term that is more favorable than those in the Nommsen Note, the Company shall notify Mr. Nommsen of such term, and such term, at the option of Mr. Nommsen, shall become a part of the Nommsen Note. In addition, Mr. Nommsen received five-year warrants to purchase 483 shares of common stock at a price of $25.00 per share with a fair value of $1,850 at the date of issuance, and 483 shares of common stock with a value of $2,350; these amounts were recorded as discounts to the Nommsen Note.

At December 31, 2023, principal and accrued interest in the amount of $64,705 and $13,685, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 22,565 shares of common stock at a price of $4. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $80,282.

Caplan Note

On July 27, 2022, the Company issued a 10% Promissory Note in the principal amount of $58,823 to James H. Caplan (the “Caplan Note”). The Caplan Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) January 21, 2023, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Caplan Note was $50,000; the amount payable at maturity will be $58,823 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Caplan Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Caplan Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Caplan reasonably believes contains a term that is more favorable than those in the Caplan Note, the Company shall notify Mr. Caplan of such term, and such term, at the option of Mr. Caplan, shall become a part of the Caplan Note. In addition, Mr. Caplan received five-year warrants to purchase 483 shares of common stock at a price of $25.00 per share with a fair value of $1,850 at the date of issuance, and 483 shares of common stock with a value of $2,350; these amounts were recorded as discounts to the Caplan Note.

At December 31, 2023, principal and accrued interest in the amount of $64,705 and $12,989, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 37,283 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $75,613.

Finnegan Note 3

On August 4, 2022, the Company issued a 10% Promissory Note in the principal amount of $29,412 (the “Finnegan Note 3”) to Jessica, Kevin C., Brody, Isabella and Jack Finnegan (collectively, the “Finnegans”). Finnegan Note 3 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) February 3, 2023, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of Finnegan Note 3 was $25,000; the amount payable at maturity will be $29,412 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in Finnegan Note 3, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Finnegan Note 3 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which The Finnegans reasonably believes contains a term that is more favorable than those in the Finnegan Note 3, the Company shall notify The Finnegans of such term, and such term, at the option of The Finnegans, shall become a part of the Finnegan Note 3. In addition, The Finnegans received five-year warrants to purchase 242 shares of common stock at a price of $25.00 per share with a fair value of $850 at the date of issuance, and 242 shares of common stock with a value of $1,100; these amounts were recorded as discounts to the Finnegan Note 3.

At December 31, 2023, principal and accrued interest in the amount of $32,353 and $6,350, respectively, were due on this note. At December 31, 2024, principal and accrued interest in the amount of $32,353 and $11,714, respectively, were due on this note. This note was in default at December 31, 2024.

Lightmas Note

On September 2, 2022, the Company issued a 10% Promissory Note in the principal amount of $60,000 to Frank Lightmas (the “Lightmas Note”). The Lightmas Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Lightmas Note was $51,000; the amount payable at maturity will be $60,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Lightmas Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Lightmas Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Lightmas Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Lightmas reasonably believes contains a term that is more favorable than those in the Lightmas Note, the Company shall notify Mr. Lightmas of such term, and such term, at the option of Mr. Lightmas, shall become a part of the Lightmas Note. In addition, Mr. Lightmas received 492 shares of common stock with a value of $2,640; this amount was recorded as a discount to the Lightmas Note.

At December 31, 2023, principal and accrued interest in the amount of $66,000 and $13,325, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 22,850 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $81,301.

Lewis Note

On September 2, 2022, the Company issued a 10% Promissory Note in the principal amount of $30,000 to Lisa Lewis (the “Lewis Note”). The Lewis Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Lewis Note was $25,500; the amount payable at maturity will be $30,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Lewis Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Lewis Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Lewis Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Lewis reasonably believes contains a term that is more favorable than those in the Lewis Note, the Company shall notify Ms. Lewis of such term, and such term, at the option of Ms. Lewis, shall become a part of the Lewis Note. In addition, Ms. Lewis received 246 shares of common stock with a value of $1,320; this amount was recorded as a discount to the Lewis Note.

At December 31, 2023, principal and accrued interest in the amount of $33,000 and $6,663, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 12,409 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $40,385.

Goff Note

On September 2, 2022, the Company issued a 10% Promissory Note in the principal amount of $30,000 to Sharon Goff (the “Goff Note”). The Goff Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Goff Note was $25,500; the amount payable at maturity will be $30,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Goff Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Goff Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Goff Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Goff reasonably believes contains a term that is more favorable than those in the Goff Note, the Company shall notify Ms. Goff of such term, and such term, at the option of Ms. Goff, shall become a part of the Goff Note. In addition, Ms. Goff received 246 shares of common stock with a value of $1,320; this amount was recorded as a discount to the Goff Note.

At December 31, 2023, principal and accrued interest in the amount of $33,000 and $6,663, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 12,409 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $40,385.

Hagan Note

On September 2, 2022, the Company issued a 10% Promissory Note in the principal amount of $100,000 to Cliff Hagan (the “Hagan Note”). The Hagan Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) December 10, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Hagan Note was $85,000; the amount payable at maturity will be $100,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Hagan Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Hagan Note entered default status on December 11, 2022, and the interest rate increased to 18%. The Hagan Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Hagan reasonably believes contains a term that is more favorable than those in the Hagan Note, the Company shall notify Mr. Hagan of such term, and such term, at the option of Mr. Hagan, shall become a part of the Hagan Note. In addition, Mr. Hagan received 820 shares of common stock with a value of $4,715; this amount was recorded as a discount to the Hagan Note.

At December 31, 2023, principal and accrued interest in the amount of $110,000 and $21,793, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 37,977 shares of common stock at a price of $4 per share. The Company recorded the shares at the closing price on the date of issuance, which resulted in a gain on the transaction of $135,114.

AJB Note

On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “AJB Agreement”) with AJB Capital Investments, LLC (“AJB”) with respect to the sale and issuance to AJB of: (i) an initial commitment fee in the amount of $430,000 in the form of 34,400 shares (the “AJB Commitment Fee Shares”) of the Company’s Common Stock, (ii) a promissory note in the aggregate principal amount of $750,000 (the “AJB Note”), and (iii) Common Stock Purchase Warrants to purchase 15,000 shares of the Company’s Common Stock (the “AJB Warrants”). The AJB Note and AJB Warrants were issued on March 17, 2022 and were held in escrow pending effectiveness of the AJB Agreement. Should AJB receive net proceeds of less than $430,000 from the sale of the AJB Commitment Fee Shares, the Company will issue additional shares to AJB or pay the shortfall amount to AJB in cash (the “AJB True-up Obligation”. The terms of the AJB Agreement resulted in the Company recording a derivative liability in the initial amount of $106,608. On November 18, 2022, the Company issued 91,328 shares of common stock to AJB and recorded a loss in the amount of $9,007 in connection with the settlement of the AJB True-up Obligation.

The AJB Note was issued in the principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000, and has a due date, as extended, of March 17, 2023. The AJB Note bears interest at the rate of 10% per year for the first six months and 12% thereafter. In the event of default as defined in the AJB Note this rate will increase to 18% and the AJB Note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The AJB Note entered default status on October 6, 2022. The AJB Commitment Fee Shares and AJB Warrants resulted in a discount to the AJB Note in the amount of $349,914.

During the year ended December 31, 2023, a default penalty in the amount of $375,000 and an additional fee in the amount of $15,000 were added to the principal amount of the AJB note. During the year ended December 31, 2023, interest in the amount of $69,167 was accrued on the AJB Note.

On April 11, 2023, an equity investment incentive in the amount of $800,800 representing 65% of the total amount due under the AJB Note, along with original principal of $750,000, the default penalty of $375,000, the fee of $15,000, and accrued interest of $92,000 (a total of $2,032,800) was converted to 2,033 shares of the Company’s Series F Preferred Stock. Other than the equity investment incentive of $800,800, there was no additional gain or loss recognized on this transaction as the Series F Preferred Stock was issued at its face value of $1,000 per share. At December 31, 2023, there were no amounts due under the AJB Note.

Anson Investments Note

On April 6, 2022, the Company entered into a Securities Purchase Agreement (the “Anson Investments Agreement”) with Anson Investments Master Fund LP (“Anson Investments”) with respect to the sale and issuance to Anson Investments of: (i) an initial commitment fee in the amount of $322,500 in the form of 25,800 shares (the “Anson Investments Commitment Fee Shares”) of the Company’s Common Stock, (ii) a promissory note in the aggregate principal amount of $562,500 (the “Anson Investments Note”), and (iii) Common Stock Purchase Warrants to purchase 11,250 shares of the Common Stock (the “Anson Investments Warrants”). Should Anson Investments receive net proceeds of less than $322,500 from the sale of the Anson Investments Commitment Fee Shares, the Company will issue additional shares to Anson Investments or pay the shortfall amount to Anson Investments in cash. The terms of the Anson Investments Agreement resulted in the Company recording a derivative liability in the initial amount of $27,040.

The Anson Investments Note was issued in the principal amount of $562,500 for a purchase price of $506,250 resulting in an original issue discount of $56,250. The Anson Investments Note has a due date of October 6, 2022, and bears interest at the rate of 10% per year for the first six months and 12% thereafter. In the event of default as defined in the Anson Investments Note this rate will increase to 18% and the Anson Investment Note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The Anson Investments Note entered default status on October 6, 2022. The Anson Investments Commitment Fee Shares and Anson Investments Warrants resulted in a discount to the Anson Investments Note in the amount of $416,375.

During the year ended December 31, 2023, a default penalty in the amount of $281,250 and an additional fee in the amount of $15,000 were added to the principal amount of the Anson Investments Note. During the year ended December 31, 2023, interest in the amount of $ $27,157 was accrued on the Anson Investments Note.

On April 11, 2023, an equity investment incentive in the amount of $602,815 representing 65% of the total amount due under the Anson Investments Note, along with original principal of $562,500, the default penalty of $281,250, the fee of $15,000, and accrued interest of $68,657 (a total of $1,530,222) was converted to 1,531 shares of the Company’s Series F Preferred Stock. Other than the equity investment incentive of $602,815, there was no gain or loss recognized on this transaction as the Series F Preferred Stock was issued at its face value of $1,000 per share. At December 31, 2023, there were no amounts due under the Anson Investments Note.

Anson East Note

On April 6, 2022, the Company entered into a Securities Purchase Agreement (the “Anson East Agreement”) with Anson East Master Fund LP (“Anson East”) with respect to the sale and issuance to Anson East of: (i) an initial commitment fee in the amount of $107,500 in the form of 8,600 shares (the “Anson East Commitment Fee Shares”) of the Company’s Common Stock, (ii) a promissory note in the aggregate principal amount of $187,500 (the “Anson East Note”), and (iii) Common Stock Purchase Warrants to purchase 3,750 shares of the Company’s common stock (the “Anson East Warrants”). Should Anson East receive net proceeds of less than $107,500 from the sale of the Anson East Commitment Fee Shares, the Company will issue additional shares to Anson East or pay the shortfall amount to Anson East in cash. The terms of the Anson East Agreement resulted in the Company recording a derivative liability in the initial amount of $9,014.

The Anson East Note was issued in the principal amount of $187,500 for a purchase price of $168,750 resulting in an original issue discount of $18,750. The Anson East Note has a due date of October 6, 2022, and bears interest at the rate of 10% per year for the first six months and 12% thereafter. In the event of default as defined in the Anson East Note this rate will increase to 18%, and the Anson East Note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The Anson East Note entered default status on October 6, 2022. The Anson East Commitment Fee Shares and Anson East Warrants resulted in a discount to the Anson East Note in the amount of $147,290.

During the year ended December 31, 2023, a default penalty in the amount of $93,750 and an additional fee in the amount of $15,000 were added to the principal amount of the Anson East Note. During the year ended December 31, 2023, the amount of $9,552 was accrued on the Anson East Note.

On April 11, 2023, an equity investment incentive in the amount of $207,763 representing 65% of the total amount due under the Anson East Note, along with original principal of $187,500, the default penalty of $93,750, the fee of $15,000, and accrued interest of $23,385 (a total of $527,398) was converted to 528 shares of the Company’s Series F Preferred Stock. Other than the equity investment incentive of $207,763, there was no gain or loss recognized on this transaction as the Series F Preferred Stock was issued at its face value of $1,000 per share. At December 31, 2023, there were no amounts due under the Anson East Note.

GS Capital Note

On April 18, 2022, the Company entered into a Securities Purchase Agreement (the “GS Capital Agreement”) with GS Capital Investments, LLC (“GS Capital”) with respect to the sale and issuance to GS Capital of: (i) an initial commitment fee in the amount of $159,259 in the form of 12,741 shares (the “GS Capital Commitment Fee Shares”) of the Company’s Common Stock, (ii) a promissory note in the aggregate principal amount of $277,777 (the “GS Capital Note”), and (iii) Common Stock Purchase Warrants to purchase 5,556 shares of the Company’s common stock (the “GS Capital Warrants”). Should GS Capital receive net proceeds of less than $159,259 from the sale of the GS Capital Commitment Fee Shares, the Company will issue additional shares to GS Capital or pay the shortfall amount to GS Capital in cash. The terms of the GS Capital Agreement resulted in the Company recording a derivative liability in the initial amount of $21,920.

The GS Capital Note was issued in the principal amount of $277,777 for a purchase price of $250,000 resulting in an original issue discount of $27,777. The GS Capital Note has a due date of November 10, 2022, and bears interest at the rate of 10% per year for the first six months and 12% thereafter. In the event of default as defined in the GS Capital Note this rate will increase to 18%, and the GS Capital Note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The GS Capital Note entered default status on October 19, 2022. The GS Capital Commitment Fee Shares and GS Capital Warrants resulted in a discount to the GS Capital Note in the amount of $162,158.

During the year ended December 31, 2023, GS Capital converted an aggregate amount of $72,777 of principal and $8,679 of accrued interest in the GS Capital Note into an aggregate of 57,140 shares of the Company’s common stock at an average price of $1.46 per share. These conversions were made pursuant to the terms of the GS Capital Note, and no gain or loss was recorded on these transactions. During the year ended December 31, 2023, a default penalty in the amount of $138,889 and an additional fee in the amount of $15,000 were added to the principal amount of the GS Capital Note. During the year ended December 31, 2023, interest in the amount $13,965 was accrued on the GS Capital Note.

On April 11, 2023, an equity investment incentive in the amount of $249,439 representing 65% of the total amount due under the GS Capital Note, along with the original principal of $205,000, the default penalty of $138,889, the fee of $15,000, and accrued interest of $24,864 (a total of $633,192) was converted to 634 shares of the Company’s Series F Preferred Stock. Other than the equity investment incentive of $249,439, there was no gain or loss recognized on this transaction as the Series F Preferred Stock was issued at its face value of $1,000 per share. At December 31, 2023, there were no amounts due under the GS Capital Note.

Bridge Notes

During the year ended December 31, 2024, the Company issued various 10% Promissory Notes (the “Bridge Notes”) with three institutional investors for an aggregate principal amount of $548,000 each with maturity date 1 year from the date of issuance. The Bridge Notes bore interest at the rate of 10% per annum which will accrue monthly. During the year ended December 31, 2024, the Company recorded interest expense of 32,132 related to the Bridge Notes. On December 31, 2024, the Company and investors agreed to exchange the Bridge notes and accrued interest for its newly created Series A preferred stock. As a result of the exchange, the Company determined the Bridge Notes were extinguished and recorded a gain of $28,886. See Note 11 for details of the Series A preferred stock.

Aggregate interest expense on the above note’s payable was $195,838 and $1,615,591 for the years ended December 31, 2024, and 2023, respectively. Accrued interest on notes payable were $374,376 and $348,821 at December 31, 2024, and 2023, respectively.

Note 11: Notes Payable – Related Parties

The following table summarizes the outstanding related party notes payable as of December 31, 2024, and 2023, respectively;

	December 31, 2024	December 31, 2023
M Diamond Note	-	64,706
Dobbertin Note	-	19,412
Lindstrom Note	45,294	45,294
Mitchell Note	-	78,100
Leath Note	-	55,000
November 29, 2022, Notes	18,750	37,500
Notes Payable	64,044	300,012

Current Portion, net of discount	$64,044	$300,012
Long-term portion, net of discount	-	-

Howe Note 1

On December 30, 2021, we issued a 10% Promissory Note in the principal amount of $1,000,000 in a related party transaction to the Michael C. Howe Living Trust (the “Howe Note 1”). Michael C. Howe was the Chief Executive Officer of The Good Clinic LLC, one of our subsidiaries. The Howe Note 1 bears interest at the rate of 10% interest rate per annum and has a maturity date that is the earlier of (i) November 30, 2022, as extended, or (ii) five (5) business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Howe Note 1 was $850,000; the amount payable at maturity will be $1,000,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Howe Note 1, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Howe Note 1 entered delinquent status on December 1, 2022, and the interest rate increased to 18%. The Howe Note 1 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security, which Mr. Howe reasonably believes contains a term that is more favorable than those in the Howe Note 1, we shall notify Mr. Howe of such term, and such term, at the option of Mr. Howe, shall become a part of the Howe Note 1. In addition, Mr. Howe five-year warrants to purchase 42,000 shares of common stock at a price of $25.00 per share, and five-year warrants to purchase 42,000 shares of common stock at $37.50 per share with an aggregate fair value of $261,568 at the date of issuance, which was recorded as a discount to this note. Interest in the amount of $106,795 was accrued on the Howe Note 1 during the year ended December 31, 2022. Discounts in the amount of $511,568 were amortized to interest expense during the year ended December 31, 2022, and total discounts in the amount of $0 remained outstanding at December 31, 2022. Principal and accrued interest in the amounts $1,100,000 and $106,795, respectively, were due on the Howe Note 1 at December 31, 2022.

During the year ended December 31, 2023, interest in the amount of $168,761, respectively, was accrued on the Howe Note 1; principal and accrued interest in the amount of $0 were due on this note at December 31, 2023.

Howe Note 2

On June 9, 2022, the Company issued a 10% Promissory Note in the principal amount of $300,000 in a related party transaction to the Michael C. Howe Living Trust (the “Howe Note 2”). Michael C. Howe was the Chief Executive Officer of The Good Clinic LLC, one of our subsidiaries. The Howe Note 2 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Howe Note 2 was $255,000; the amount payable at maturity will be $300,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Howe Note 2, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Howe Note 2 entered default status on December 1, 2022, and the interest rate increased to 18%. The Howe Note 2 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Howe reasonably believes contains a term that is more favorable than those in the Howe Note 2, the Company shall notify Mr. Howe of such term, and such term, at the option of Mr. Howe, shall become a part of the Howe Note 2. In addition, Mr. Howe received five-year warrants to purchase 2,460 shares of common stock at a price of $25.00 per share with a fair value of $10,965 at the date of issuance, and 2,460 shares of common stock with a value of $22,440; these amounts were recorded as discounts to the Howe Note 2. Interest in the amount of $18,888 was accrued on the Howe Note 2 during the year ended December 31, 2022. Discounts in the amount of $108,405 were amortized to interest expense during the year ended December 31, 2022, and total discounts in the amount of $0 remained outstanding at December 31, 2022. Principal and accrued interest in the amounts $330,000 and $18,888, respectively, were due on the Howe Note 2 at December 31, 2022.

During the year ended December 31, 2023, interest in the amount of $50,362 was accrued on the Howe Note 2; principal and accrued interest in the amount of $0 were due on this note at December 31, 2023.

Howe Note 3

On July 21, 2022, the Company issued a 10% Promissory Note in the principal amount of $300,000 in a related party transaction to the Michael C. Howe Living Trust (the “Howe Note 3”). Michael C. Howe was the Chief Executive Officer of The Good Clinic LLC, one of our subsidiaries. The Howe Note 3 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, as extended, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Howe Note 3 was $255,000; the amount payable at maturity will be $300,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Howe Note 3, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Howe Note 3 entered default status on December 1, 2022, and the interest rate increased to 18%. The Howe Note 3 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Howe reasonably believes contains a term that is more favorable than those in the Howe Note 3, the Company shall notify Mr. Howe of such term, and such term, at the option of Mr. Howe, shall become a part of the Howe Note 3. In addition, Mr. Howe received five-year warrants to purchase 2,460 shares of common stock at a price of $25.00 per share with a fair value of $9,945 at the date of issuance, and 2,460 shares of common stock with a value of $12,495; these amounts were recorded as discounts to the Howe Note 3. Interest in the amount of $15,436 was accrued on the Howe Note 3 during the year ended December 31, 2022. Discounts in the amount of $97,440 were amortized to interest expense during the year ended December 31, 2022, and total discounts in the amount of $0 remained outstanding at December 31, 2022. Principal and accrued interest in the amounts $330,000 and $15,436, respectively, were due on the Howe Note 3 at December 31, 2022.

During the year ended December 31, 2023, interest in the amount of $50,314, respectively, was accrued on the Howe Note 3; principal and accrued interest in the amount of $0 were due on this note at December 31, 2023.

Howe Note 4

On August 18, 2022, the Company issued a 10% Promissory Note in the principal amount of $200,000 in a related party transaction to the Michael C. Howe Living Trust (the “Howe Note 4”). Michael C. Howe was the Chief Executive Officer of the Good Clinic LLC, one of our subsidiaries. The Howe Note 4 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Howe Note 4 was $170,000; the amount payable at maturity will be $200,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Howe Note 4, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Howe Note 4 entered default status on December 1, 2022, and the interest rate increased to 18%. The Howe Note 4 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Howe reasonably believes contains a term that is more favorable than those in the Howe Note 4, the Company shall notify Mr. Howe of such term, and such term, at the option of Mr. Howe, shall become a part of the Howe Note 4. In addition, Mr. Howe received 1,640 shares of common stock with a value of $10,775; this amount was recorded as a discount to the Howe Note 4. Interest in the amount of $8,756 was accrued on the Howe Note 4 during the year ended December 31, 2022. Discounts in the amount of $60,775 were amortized to interest expense during the year ended December 31, 2022, and total discounts in the amount of $0 remained outstanding at December 31, 2022. Principal and accrued interest in the amounts $220,000 and $8,756, respectively, were due on the Howe Note 4 at December 31, 2022.

During the year ended December 31, 2023, interest in the amount of 34,077 was accrued on the Howe Note 4; principal and accrued interest in the amount of $0, respectively, were due on this note at December 31, 2023.

Howe Debt Exchange Agreement

On December 8, 2023, the Company sold the remaining assets of The Good Clinic, LLC to Leading Primary Care LLC, a company organized by Michael C. Howe, the former CEO of The Good Clinic, LLC. As consideration for the transaction, Mr. Howe cancelled the existing notes payable and accrued interest owed to Mr. Howe in the amount of $2,454,821.

M Diamond Note

On May 26, 2022, the Company issued a 10% Promissory Note in the principal amount of $58,823 to Melissa Diamond (the “M Diamond Note”). Ms. Diamond is the daughter of Larry Diamond, former CEO. The M Diamond Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the M Diamond Note was $50,000; the amount payable at maturity will be $58,823 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the M Diamond Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The M Diamond Note entered default status on December 1, 2022, and the interest rate increased to 18%. The M Diamond Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Diamond reasonably believes contains a term that is more favorable than those in the M Diamond Note, the Company shall notify Ms. Diamond of such term, and such term, at the option of Ms. Diamond, shall become a part of the M Diamond Note. In addition, Ms. Diamond received five-year warrants to purchase 483 shares of common stock at a price of $25.00 per share with a fair value of $2,500 at the date of issuance, and 483 shares of common stock with a value of $4,050; these amounts were recorded as discounts to the M Diamond Note.

At December 31, 2023, principal and accrued interest in the amount of $64,706 and $14,682, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 20,966 shares of common stock. The amount was recorded as a contribution to capital as this is a related party note.

Dobbertin Note

On May 26, 2022, the Company issued a 10% Promissory Note in the principal amount of $17,647 in a related party transaction to Alexander Dobbertin (the “Dobbertin Note”). Mr. Dobbertin is the spouse of Jenny Lindstrom, who was the Company’s Chief Legal Officer. The Dobbertin Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Dobbertin Note was $15,000; the amount payable at maturity will be $17,647 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Dobbertin Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Dobbertin Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Dobbertin Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Dobbertin reasonably believes contains a term that is more favorable than those in the Dobbertin Note, the Company shall notify Mr. Dobbertin of such term, and such term, at the option of Mr. Dobbertin, shall become a part of the Dobbertin Note. In addition, Mr. Dobbertin received five-year warrants to purchase 145 shares of common stock at a price of $25.00 per share with a fair value of $750 at the date of issuance, and 145 shares of common stock with a value of $1,215; these amounts were recorded as discounts to the Dobbertin Note.

At December 31, 2023, principal and accrued interest in the amount of $19,412 and $4,405, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 6,558 shares of common stock. The amount was recorded as a contribution to capital as this is a related party note.

Lindstrom Note

On May 26, 2022, the Company issued a 10% Promissory Note in the principal amount of $41,176 in a related party transaction to Jenny Lindstrom, who was the Company’s Chief Legal Officer (the “Lindstrom Note 1”). The Lindstrom Note 1 bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Lindstrom Note 1 was $35,000; the amount payable at maturity will be $41,176 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Lindstrom Note 1, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Lindstrom Note 1 entered default status on December 1, 2022, and the interest rate increased to 18%. The Lindstrom Note 1 contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Ms. Lindstrom reasonably believes contains a term that is more favorable than those in the Lindstrom Note 1, the Company shall notify Ms. Lindstrom of such term, and such term, at the option of Ms. Lindstrom, shall become a part of the Lindstrom Note 1. In addition, Ms. Lindstrom received five-year warrants to purchase 338 shares of common stock at a price of $25.00 per share with a fair value of $1,750 at the date of issuance, and 338 shares of common stock with a value of $2,835; these amounts were recorded as discounts to the Lindstrom Note 1.

At December 31, 2023, principal and accrued interest in the amount of $45,294 and $10,277, respectively, were due on this note. At December 31, 2024, principal and accrued interest in the amount of $45,294 and $17,709, respectively, were due on this note. This note was in default at December 31, 2024.

Mitchell Note

On September 2, 2022, the Company issued a 10% Promissory Note in the principal amount of $71,000 to John Mitchell (the “Mitchell Note”). The Mitchell Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) November 30, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Mitchell Note was $60,350; the amount payable at maturity will be $71,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Mitchell Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Mitchell Note entered default status on December 1, 2022, and the interest rate increased to 18%. The Mitchell Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Mitchell reasonably believes contains a term that is more favorable than those in the Mitchell Note, the Company shall notify Mr. Mitchell of such term, and such term, at the option of Mr. Mitchell, shall become a part of the Mitchell Note. In addition, Mr. Mitchell received 582 shares of common stock with a value of $3,124; this amount was recorded as a discount to the Mitchell Note.

At December 31, 2023, principal and accrued interest in the amount of $78,100 and $15,768, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 27,040 shares of common stock. The amount was recorded as a contribution to capital as this is a related party note.

Leath Note

On September 15, 2022, the Company issued a 10% Promissory Note in the principal amount of $50,000 to Mack Leath (the “Leath Note”). The Leath Note bears interest at the rate of 10% per annum accrued monthly and has a maturity date that is the earlier of (i) December 15, 2022, or (ii) five business days after the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Leath Note was $42,500; the amount payable at maturity will be $50,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default as defined in the Leath Note, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Leath Note entered default status on December 16, 2022, and the interest rate increased to 18%. The Leath Note contains a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which Mr. Leath reasonably believes contains a term that is more favorable than those in the Leath Note, the Company shall notify Mr. Leath of such term, and such term, at the option of Mr. Leath, shall become a part of the Leath Note. In addition, Mr. Leath received 410 shares of common stock with a value of $2,868; this amount was recorded as a discount to the Leath Note.

At December 31, 2023, principal and accrued interest in the amount of $55,000 and $10,757, respectively, were due on this note. During the year ended December 31, 2024, the Company entered into a settlement agreement with the lender to settle the note and all accrued interest in full in exchange for 18,052 shares of common stock. The amount was recorded as a contribution to capital as this is a related party note.

November 29, 2022, Notes

On November 29, 2022, the Company issued seven identical promissory notes (the “November 29 Notes”) in related party transactions to the following individuals: (1) Thomas Brodmerkel, who was the Company’s CFO and Board Member; (2) Lawrence Diamond, who was the Company’s Chief Executive Officer and Board Member; (3) Sheila Schweitzer, who was a Board Member; (4) Faraz Naqvi, a former Board Member; (5) Juan Carlos Iturregui, who was a Board Member; (6) Jenny Lindstrom, who was the Company’s former Vice President and Chief Legal Officer; and (7) Michael C. Howe, who was the Chief Executive Officer of The Good Clinic, one of our subsidiaries (collectively, the “November 29 Lenders”).

The November 29 notes have due dates of May 28, 2023. The November 29 Notes are subject to the Series E Exchange Agreement whereby each of the November 29 Lenders will exchange (a) amounts due under the November 29 Notes for a number of shares of the Company’s Series E Convertible Preferred Stock equal to 150% of the principal amount of each November 29 Note. See note 13. The November 29 Notes bear interest at the rate of 10% per annum which will accrue from the date of the note only if the November 29 Notes are not converted pursuant to the Series E Exchange Agreement by May 10, 2023. Following an event of default as defined in the November 29 Notes, the principal amount shall bear interest for each day until paid at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The November 29 Notes contain a “most favored nations” clause that provides that, so long as the note is outstanding, if the Company issues any new security which November 29 Lender reasonably believes contains a term that is more favorable than those in the November 29 Note, the Company shall notify the November 29 Lenders of such term, and such term, at the option of the November 29 Lenders, shall become a part of the November 29 Note. In addition, each of the November 29 Lenders will receive five-year warrants to purchase 750 shares of the Company’s common stock at a price equal to the price of any warrant included in an offering in connection with listing at the Nasdaq Global Market. These warrants are not deemed issued at December 31, 2022, because the exercise price was not yet determined. Discounts in the amount of $667 were amortized to interest expense for each of the November 29 Notes during the year ended December 31, 2022, and discounts in the amount of $3,083 remained outstanding for each of the November 29 Notes at December 31, 2022. Principal and accrued interest in the amounts $18,750 and $164, respectively, were due on each of the seven November 29 Note at December 31, 2022.

Concurrent with the November 29 Notes, the Company entered into separate exchange agreements (the “November 29 Notes Exchange Agreements”). Pursuant to the November 29 Notes Exchange Agreements, amounts due under the November 29 Notes will be exchanged for a number Series E Convertible Preferred Stock equal to 150% of the principal amount of the Notes. No transactions occurred pursuant to the November 29 Notes Exchange Agreements during the year ended December 31, 2022.

During the year ended December 31, 2023, interest in the amount of $11,967 was accrued on the November 29 Notes.

On September 29, 2023, three of the November 29 Lenders (1) Thomas Brodmerkel, (2) Lawrence Diamond, and (3) Juan Carlos Iturregui converted their November 29 Notes into shares of the Company’s Series F Preferred Stock as follows: Each of the noteholders converted an equity investment incentive in the amount of $13,553 representing 65% of the total amount due under the November 29 Note , along with original principal of $18,750 and accrued interest of $2,101 (a total of $34,404) into 34 shares of the Company’s Series F Preferred Stock. Other than the equity investment incentives, there was no gain or loss recognized on this transaction as the Series F Preferred Stock was issued at its face value of $1,000 per share.

In each case at the time of the issuance of the Series F Preferred shares there were also certain notes, accrued fees, accrued salaries or other amounts included in the total renumeration before the conversion into the Series F Preferred shares.

On September 29, 2023, one of the November 29 Lenders, Sheila Schweitzer, converted her November 29 Note into shares of the Company’s restricted common stock as follows: principal of $18,750 and accrued interest of $2,101 were converted at a price of $0.80 per share into 26,064 shares of the Company’s common stock.

On December 8, 2023, pursuant to the Howe debt exchange agreement, Mr. Howe exchanged his note in the principal amount of $18,750 and accrued interest of $2,682 for certain assets of the company. No amounts were due under the Howe note as of December 31, 2023.

During the year ended December 31, 2024, the Company entered into a settlement agreement with Faraz Naqvi to settle the note and all accrued interest in full in exchange for 5,782 shares of common stock. The amount was recorded as a contribution to capital as this is a related party note.

At December 31, 2023, there was principal and interest in the aggregate amount of $37,500 and $5,903, respectively, due on the two November 29 Notes that are still outstanding. At December 31, 2024, there was principal and interest in the aggregate amount of $18,750 and $4,839, respectively, due on the one remaining November 29 Notes still outstanding.

Aggregate interest expense as described on the above notes payable – related parties was $33,980 for the year ended December 31, 2024. Accrued interest on notes payable – related parties were $22,547 and $61,792 at December 31, 2024, and 2023, respectively.

Note 12: Derivative Liabilities

Certain of the Company’s convertible notes and warrants contain features that create derivative liabilities. The pricing model the Company uses for determining fair value of its derivatives is the Monte Carlo Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates and stock price volatilities. Selection of these inputs involves management’s judgment and may impact net income. The derivative components of these notes are valued at issuance, at conversion, at restructuring, and at each period end.

Derivative liability activity for the years ended December 31, 2024, and 2023, is summarized in the table below:

December 31, 2022	$568,912
True-up features issued	-
Settled upon conversion or exercise	(501,740)
Loss on revaluation	85,773
December 31, 2023	$152,945
True-up features settled	(152,945)
Establishment upon default provisions	100,551
Loss on revaluation	4,585,124
December 31, 2024	$4,685,675

The Company uses a Monte Carlo model to value the true-up obligation features of its notes payable that create derivative liabilities. The following tables summarize the assumptions for the valuations:

	December 31,	December 31,
	2024	2023
Volatility	-	475.7%
Stock Price	$-	$0.0250
Risk-free interest rates	-%	5.21%
Term (years)	-	0.39

During the year ended December 31, 2023, certain of our notes payable contain a commitment fee obligation with a true-up feature. During the year ended December 31, 2024, the true-up period expired and all remaining amounts were reclassified to equity. The following assumptions were used for the valuation of the derivative liability associated with this obligation using a valuation based on the intrinsic conversion value:

●	The stock price would fluctuate with the Company projected volatility.

●	The projected volatility curve from an annualized analysis for each valuation date was based on the historical volatility of the Company and the term remaining for the True-Up obligation.

●	The Company expected the note would be repaid 90% of the time by the maturity date, at which point the Company would redeem the 1,000,000 redeemable commitment fee shares for $1.

●	In the event the Company did not repay the note in time, the shareholders would sell their shares subject to volume restrictions.

●	Discount rates were based on risk-free rates in effect based on the remaining term. 50,000 simulations were run for each Monte Carlo simulation.

Certain of our notes payable contain a provisions that in the event of default the note will become convertible at a price per share equal to the lowest trading price during the previous twenty trading days prior to the conversion date. The following assumptions were used for the valuation of the derivative liability associated with this obligation:

●	The stock price on the date of valuation represents the fair market value of the stock

●	The notes convert with variable conversion prices based on the percentages of the lowest trades over the prior 20 trading days

●	The holder would automatically convert the note immediately (based on ownership or trading volume limitations) if the registration were effective and the Company was not in default

Note 13: Series A preferred stock

On October 28, 2024, the Company filed a Certificate of Designation, Preferences and Rights of the Series A Preferred Stock with the Nevada Secretary of State (the “Certificate of Designation”). The Company authorized 3,000,000 shares of Series A Preferred Stock, par value $0.01 per share. Each share of Series A Preferred Stock has a stated value equal to $25. The Series A Shares may be converted into shares of common stock by dividing the stated value by $4.00 (the “Conversion Price”). The Series A Shares may be converted at the option of the holder at any time, or mandatorily by the Company if certain conditions set forth in the Certificate of Designation are met. Unless prior conversion has occurred, shares of Series A Preferred Stock will be redeemed by the Company, using Common Stock, or cash, 1/36th of the remaining amounts monthly beginning in January 2025. The cash redemption shall be at 105% of the original price of Series A Preferred Stock (as adjusted) whereas Common Stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-trading day period. The Company intends to accrue the redemption shares monthly and issue any shares to be used thereunder quarterly to reduce its expense.

Holders of shares of the Series A Preferred Stock are not entitled to receive any dividends, and the security bears no interest.

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of the Company’s Common Stock, and to all other equity securities issued by the Company; and (ii) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or preferred stock) of the Company and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Company.

In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the majority of the outstanding Series A Preferred Stock, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any certificate of designations or certificate of amendment, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; or (b) without limiting the provisions of the Certificate of Designation, circumvent a right of the Series A Preferred Stock.

As a result of the mandatory redemption features requiring the Company to repay the Series A in either cash of shares of Common Stock of the Company, under ASC 480, the Company is required to record the full redemption value of the Series A preferred shares as a liability on the accompanying balance sheet. The Company has recorded the redemption value based on the 10% premium required if the Company were to repay in shares of Common Stock due to the current expected cash flows of the Company.

During the year ended December 31, 2024, the Company issued 23,206 shares of Series A preferred stock in exchange for the Bridge Notes as described in Note 8 above. Upon issuance, the Company recorded the Series A preferred stock based on the present value of the future expected cash flows using a discount rate of 10%, which resulted in an initial liability of $551,246.

During the year ended December 31, 2024, the Company issued 539,792 shares of Series A preferred stock in exchange for the settlement of 125,000 shares of Series D preferred stock and 11,724 shares of Series F preferred stock as described in Note 12 below. Upon issuance, the Company recorded the Series A preferred stock based on the present value of the future expected cash flows using a discount rate of 10%, which resulted in an initial liability of $12,778,960.

The following table provides the maturities of Series A preferred stock redemptions at December 31, 2024:

Series A
Preferred Stock
2025	$5,160,815
2026	5,160,815
2027	5,160,815
2028	-
2029 and thereafter	-
Total future undiscounted redemption payments	15,482,445
Less: Interest	(2,158,986)
Present value of redemption payments	13,323,459
Current portion	(5,160,815)
Long term portion	$8,162,644

Note 14: Stockholders’ Equity (Deficit)

Common Stock

The Company has authorized 500,000,000 shares of common stock, par value $0.01; 9,762,258 were issued and outstanding at December 31, 2024.

Common Stock Transactions During the Year Ended December 31, 2024

During the year ended December 31, 2024, the Company issued 141,122 shares of common stock for dividends payable on its Series X Preferred Stock as discussed in further detail below. The price per share used in determining the number of shares issued was $.80 through September 30, 2024, and not the lower price that is called for in the certificate of designation, and then the Company used the stock price on the 15th day of each month to determine the number of shares issuable for the final three months of 2024.

During the year ended December 31, 2024, the Company issued 525,000 shares of common stock in aggregate to its advisory board consisting of seven (7) individuals, with 75,000 shares issued to each. The Company recorded a compensation expense of $212,513 based on the closing stock price on the date of issuance.

During the year ended December 31, 2024, the Company issued 750,000 shares of common stock in aggregate to its board of directors consisting of three (3) individuals, with 250,000 shares issued to each. The Company recorded a compensation expense of $228,000 based on the closing stock price on the date of issuance.

During the year ended December 31, 2024, the Company issued 300,000 shares of common stock to outside consultants for services performed. The Company recorded a compensation expense of $94,000 based on the closing stock price on the date of issuance.

During the year ended December 31, 2024, the Company issued 237,349 shares of common stock for the settlement of outstanding payables with unrelated third parties. The Company valued the shares based on the closing stock price on the date of issuance and recorded a gain on settlement of $1,040,863.

During the year ended December 31, 2024, the Company issued 154,107 shares of common stock for the settlement of outstanding notes payables and accrued interest with unrelated third parties. The Company valued the shares based on the closing stock price on the date of issuance and recorded a gain on settlement of $485,212.

During the year ended December 31, 2024, the Company issued 79,298 shares of common stock for the settlement of outstanding notes payables and accrued interest with related parties. The Company recorded the settlement as contributions of capital and no gain or loss was recorded.

During the year ended December 31, 2024, the Company issued 2,007,425 shares of common stock for the conversion of Series D, Series F, and Series X preferred shares along with associated accrued dividends. The Company recorded the settlement as contributions of capital and no gain or loss was recorded.

Common Stock Transactions During the Year Ended December 31, 2023

During the year ended December 31, 2023, the Company issued 28,275 shares of common stock for dividends payable on its Series X Preferred Stock as discussed in further detail below. The price per share used in determining the number of shares issued was $.80, and not the lower price that is called for in the certificate of designation.

During the year ended December 31, 2023, the Company issued 300,000 shares of common stock to an outside consultant for services performed. The Company recorded a compensation expense of $897,000 based on the closing stock price on the date of issuance.

During the year ended December 31, 2023, the Company issued 57,138 shares of common stock for the conversion of principal and accrued interest on a convertible note payable. These conversions were made pursuant to the terms of the convertible note agreement and no gain or loss was recognized on these transactions.

During the year ended December 31, 2023, the Company issued 247,776 shares of common stock at a price of $0.80 per share for accounts payable in the amount of $105,089. The Company valued the shares based on the closing stock price on the date of issuance and recorded a gain on settlement of 185,487.

Effective June 30, 2023, the Company issued 2,926 shares of common stock at a price of $12.50 to a previous board member for the conversion of accounts payable in the amount of $36,575. These shares had been carried on the Company balance sheet as Common Stock Subscribed.

On May 5, 2023, the Company issued 2,552 shares of common stock to a vendor at a price of $0.85 per share, and on May 9, 2023, the Company issued 19,622 shares of common stock at a price of $0.85 per share to the Michael C. Howe Living Trust (the “Howe Trust”), an entity controlled by a related party. These shares were issued in satisfaction of a vendor dispute. The shares issued to the Howe Trust were reimbursement for shares previously issued to the vendor by the Howe Trust with regard to this dispute. There was no gain or loss recorded on these transactions.

Effective September 29, 2023, the Company’s now former Chief Operating Officer and now former board member converted a note in the amount of $18,750, accrued interest of $2,101, accrued salary of $64,434, and board of director fees of $60,000 (a total of $145,285) at a price of $0.80 per share into 181,606 shares of the Company’s common stock. A gain in the amount of $138,531 was recorded on this transaction.

Preferred Stock

We have authorized to issue 100,000,000 shares of Preferred Stock with such rights designations and preferences as determined by our Board of Directors. We have designated 3,000,000 shares of series A stock, 3,000,000 shares of Series C Preferred, 10,000,000 shares of Series D Preferred, 10,000 shares of Series E Preferred, 140,000 shares of Series F Preferred, and 31,427 shares as Series X Preferred Stock.

Series C Preferred Stock

The Series C Preferred Stock has a par value of $0.01 per share, no stated maturity, a liquidation preference of 100% of the stated value plus accrued but unpaid dividends, accrued dividends at the rate of 6% on $1.05 per share, and converts into common shares at a rate of $0.25 per share. The Series C ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks Pari passu to the Series C Preferred Stock. Each holder of our Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C preferred Stock held by such a holder. The Company had no shares of Series C Preferred Stock outstanding at December 31, 2024, and the Series C were extinguished.

The Company accrued dividends in the amount of $17,603 on the Series C Preferred Stock during the year ended December 31, 2023.

On April 11, 2023, a total of 1,047,619 shares of Series C Preferred Stock with a stated value of $1,100,000, accrued dividends in the amount $171,109, and equity investment incentives in the amount of $1,016,888 were exchanged for 2,289 shares of Series F Preferred Stock.

Series D Preferred Stock

The Series D Preferred Stock has a par value of $0.01 per share, no stated maturity, a liquidation preference of 100% of the stated value plus accrued but unpaid dividends, accrued dividends at the rate of 6% on $1.05 per share, and converts into common shares at a rate of $0.25 per share. The Series D ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks Pari passu to the Series C Preferred Stock. Each holder of our Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D preferred Stock held by such holder. The Company had 25,000 shares of Series D Preferred Stock outstanding at December 31, 2024.

Series D Preferred Stock Transactions During the Year Ended December 31, 2024

During the year ended December 31, 2024, a holder of 100,000 shares of Series D preferred shares along with $18,175 of accrued dividends agreed to convert the shares into 30,802 common shares at a conversion rate of $4 per common share. The Company recorded the settlement as contributions of capital and no gain or loss was recorded.

The Company accrued dividends in the amount of $14,172 on the Series D Preferred Stock for the year ended December 31, 2024. As of December 31, 2024, the Company had $5,049 in accrued dividends on the Series D Preferred Stock.

Series D Preferred Stock Transactions During the Year Ended December 31, 2023

The Company accrued dividends in the amount of $85,541 on the Series D Preferred Stock.

On April 11, 2023, a total of 2,350,000 shares of Series D Preferred Stock with a stated value of $2,467,500, accrued dividends in the amount $215,659, and equity investment incentives in the amount of $1,371,846 were exchanged for 4,055 shares of Series F Preferred Stock. There was no gain or loss recorded in connection with these transactions.

On December 8, 2023, Mr. Howe exchanged (i) 500,000 shares of Series D Preferred Stock with a stated value of approximately $0.5 million and accrued dividends of approximately $67,000, and (ii) accrued salary owed to Mr. Howe in the amount of approximately $38,000 plus a conversion incentive of 65% or approximately $25,000 for 655 shares of the Company’s Series F Preferred Stock with a liquidation value of approximately $0.6 million. Other than the conversion of incentive of $25,000, there was no gain or loss recorded on this transaction.

Series F Preferred Stock

On March 23, 2023, the Company filed a Certificate of Designations, Preferences and Rights of Series F 12% PIK $0.01 par value Convertible Perpetual Preferred Stock with the Delaware Secretary of State. The number of shares of Series F Preferred Stock designated is 140,000 and each share of Series F Preferred Stock has a liquidation preference of $1,000. The Series F Preferred Stock will rank senior to the Corporation’s Common Stock and on parity with all Preferred Stock of the Corporation with terms specifically providing that such Preferred Stock rank on parity with the Series F Preferred Stock with respect to rights to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all Preferred Stock of the Corporation with terms specifically providing that such Preferred Stock rank senior to the Series F Preferred Stock with respect to rights to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

Holders of shares of the Series F Preferred Stock are entitled to receive payment-in-kind dividends payable only in additional shares of Series F Preferred Stock (“PIK Dividends”) at rate of 12% per annum.

The Series F Preferred Stock will be convertible into common stock of the Company upon the listing of the Company’s stock on any of the following trading markets: the NYSE, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, or the Nasdaq Global Select Market. The conversion price will be calculated as 65% of the volume-weighted average price of the Company’s common stock on the conversion date. The number of shares issuable upon conversion will be calculated as the liquidation preference of the Series F Preferred stock plus any accrued but unpaid dividends divided by the conversion price.

There are no shares of Series F Preferred Stock outstanding at December 31, 2024.

Series F Preferred Stock Transactions During the Year Ended December 31, 2024

On May 17, 2024, the holders of approximately 54.90% of the Series F Preferred shares, having met in person on May 8, 2024, have granted consent to the following modification to the terms of the Series F Preferred, effective May 15, 2024 all dividends, and any obligation to pay dividends shall cease. Any dividends accrued until May 15, 2024, shall be issued as noted in the original certificate of designation.

During the year ended December 31, 2024, holders of 8,333 shares of Series F preferred shares along with $899,607 of accrued dividends and 87,884 of accrued compensation, agreed to convert the shares into 1,889,835 common shares at a conversion rate of $4 per common share. The Company recorded the settlement as contributions of capital and no gain or loss was recorded.

The Company accrued dividends in the amount of $941,713 on the Series F Preferred Stock for the year ended December 31, 2024. As of December 31, 2024, the Company had $0 in accrued dividends on the Series F Preferred Stock.

Series F Preferred Stock Transactions During the Year Ended December 31, 2023

On April 11, 2023, the Company issued a total of 8,116 shares of Series F Preferred Stock at its liquidation value of $1,000 per share to nine investors upon the conversion of notes payable. The total amount converted was $8,111,334, consisting of principal $3,602,059, default penalties of $888,889, fees of $60,000, accrued interest of $365,012, and equity investment incentives of $3,195,374. Other than the equity investment incentive, there were no gains or losses recorded in connection with these transactions. See note 10.

On April 11, 2023, the Company issued a total of 2,289 shares of Series F Preferred Stock at its liquidation value of $1,000 per share to two investors upon the conversion of Series C Preferred Stock. The total amount converted was $2,287,997, consisting of the Series C Preferred Stock stated value of $1,100,000, accrued dividends of $171,109, and equity investment incentives of $1,016,888. Other than the equity investment incentive, there were no gains or losses recorded in connection with these transactions.

On April 11, 2023, the Company issued a total of 4,055 shares of Series F Preferred Stock to two investors at its liquidation value of $1,000 per share upon the conversion of Series D Preferred Stock. The total amount converted was $4,055,005 consisting of the Series D Preferred Stock stated value of $2,467,500, accrued dividends of $215,659, and equity investment incentives of $1,371,846. Other than the equity investment incentive, there were no gains or losses recorded in connection with these transactions.

On April 11, 2023, the Company sold a total of 1,746 shares of Series F Preferred Stock to three investors at its liquidation value of $1,000 per share for cash. The total value of Series F Preferred Stock of issued was $1,745,000 consisting of cash proceeds of $900,000 and an equity investment incentive of $845,000, less costs of $161,500. Other than the equity investment incentive, there were no gains or losses recorded in connection with these transactions.

On June 29, 2023, the Company issued a total of 147 shares of Series F Preferred Stock at its liquidation value of $1,000 per share to two service providers for accounts payable in the amount of $146,214. There was no gain or loss recorded on these transactions.

On September 29, 2023, the Company issued a total of 2,138 shares of Series F Preferred Stock to three related parties at its liquidation value of $1,000 per share upon the conversion of notes payable in the amount of $601,839, premium on notes payable of $78,087, accrued interest of $124,777, accrued salary of $376,625, accrued board fees of $112,500, and equity investment incentives of $843,228. Other than the equity investment incentives, there were no gains or losses recorded in connection with these transactions.

On September 29, 2023, the Company issued a total of 911 shares of Series F Preferred Stock to two investors at its liquidation value of $1,000 per share upon the conversion of notes payable in the aggregate amount of $414,118, premium on notes payable in the aggregate amount of $41,412, accrued interest in the aggregate amount of $84,187, and fees of $10,000, and equity investment incentive of $360,385. Other than the equity investment incentive, there were no gains or losses recorded in connection with these transactions.

Series X Preferred Stock

The Company has 19,703 and 24,227 shares of its 10% Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”) outstanding as of December 31, 2024, and December 31, 2023. The Series X Preferred Stock has a par value of $0.01 per share, no stated maturity, a liquidation preference of $25.00 per share, and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Company decides to redeem or otherwise repurchase the Series X Preferred Stock; the Series X Preferred Stock is not redeemable prior to November 4, 2020. The Series X Preferred Stock will rank senior to all classes of the Company’s common and preferred stock and accrues dividends at the rate of 10% on $25.00 per share. The Company reserves the right to pay the dividends in shares of the Company’s common stock at a price equal to the average closing price over the five days prior to the date of the dividend declaration. Beginning in July 2023, the Company elected to use a price per share of $.80, a 20% discount to the average price of its common stock of $1.00, before the trading of its common stock was moved to the OTC Expert Market system. This policy continued through September 30, 2024. During the last quarter of 2024, the Company returned to using the closing stock price on the 15th of each month. Each one share of the Series X Preferred Stock is entitled to 400 votes on all matters submitted to a vote of our shareholders.

During the year ended December 31, 2024, the Company issued 7,200 shares of Series X Preferred Stock to the officers and directors of the Company for compensation in lieu of services in the amount of $180,000 in aggregate, or $60,000 for each of the three (3) directors.

During the year ended December 31, 2024, the Company issued 141,122 shares of restricted common stock for the payment of dividends due for its Series X Preferred stock as noted above.

During the year ended December 31, 2024, holders of 11,724 shares of Series X preferred shares agreed to convert the shares into 86,788 common shares at a conversion rate of $4 per common share. The Company recorded the settlement as contributions of capital and no gain or loss was recorded.

The Company accrued dividends in the amount of $71,240 on the Series X Preferred Stock for the year ended December 31, 2024. As of December 31, 2024, the Company had $0 in accrued dividends on the Series X Preferred Stock.

During the year ended December 31, 2023, the Company accrued dividends on its Series X Preferred Stock in the total amount of $60,564.

During the year ended December 31, 2023, the Company issued a total of 28,275 shares of common stock for accrued dividends on its Series X Preferred Stock. Of this amount, a total of 3,739 shares were issued to officers and directors, 14,586 were issued to a related party shareholder, and 9,950 were issued to non-related parties.

Stock Options

On January 21, 2021, the Company filed a Form S-8 containing the Mitesco Omnibus Securities and Incentive Plan (“the Plan”) with the SEC. In Sections 4.2 and 4.3 of the Plan it is noted that the Board of Directors has the authority for the administration of the Plan. On January 7, 2024, the Board of Directors voted to a) cancel, revoke and terminate any previously issued options that have not already been exercised. For a number of technical reasons, the Plan is no longer valid, and in addition to cancellation of any outstanding options, the Board has voted to formally terminate the Plan as of January 7, 2024.

The following table summarizes the transactions involving options to purchase shares of the Company’s common stock:

	Shares	Weighted- Average Exercise Price ($)
Outstanding at December 31, 2022	310,692	$10.01
Granted	-	-
Cancelled/Expired	(209,758)	$10.00
Exercised	-	-
Outstanding at December 31, 2023	100,934	$10.05
Granted	-	-
Cancelled/Expired	(100,934)	$10.05
Exercised	-	-
Outstanding at December 31, 2024	-	$-
Options vested and exercisable	-	$-

Warrants

The Company has announced that it intends to cancel all outstanding warrants, and certain language to complete this has been added to all documents related to the conversion of outstanding debts, notes, accounts payable and other senior securities. The following table summarizes the warrants outstanding on December 31, 2024, and the related prices for the warrants to purchase shares of the Company’s common stock:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	remaining	price of	Number of	price of
exercise	warrants	contractual	outstanding	warrants	exercisable
prices	outstanding	life (years)	warrants	exercisable	warrants
$25.00	7,717	2.04	25.00	7,717	25.00
37.50	33,050	1.93	37.50	33,050	37.50
	40,767	1.95	$31.26	40,767	$31.26

The following table summarizes the transactions involving options to purchase shares of the Company’s common stock:

	Shares	Weighted- Average Exercise Price ($)
Outstanding at December 31, 2022	672,334	$30.68
Granted	874	$2.50
Exercised	-	$-
Outstanding at December 31, 2023	673,208	$30.64
Granted	-	$-
Cancelled	(632,441)	$(29,87)
Exercised	-	$-
Outstanding at December 31, 2024	40,767	$35.13

During the year end December 31, 2024, in connection with the settlements of debt, Series D preferred and Series F preferred, the investors also agreed to cancel their outstanding warrants in connections with the settlement transactions.

At December 31, 2024, there was no intrinsic value on the issued or vested warrants.

Note 15: Fair Value of Financial Instruments

The following summarizes the Company’s derivative financial liabilities that are recorded at fair value on a recurring basis at December 31, 2024, and 2023.

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	$-	$-	$4,685,675	$4,685,675

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	$-	$-	$152,945	$152,945

Note 16: Income Taxes

Deferred income taxes result from the temporary differences primarily attributable to amortization of intangible assets and debt discount and an accumulation of net operating loss carry forwards for income tax purposes with a valuation allowance against the carry forwards for book purposes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Included in deferred tax assets are Federal and State net operating loss carry forwards of approximately $60.7 million and $13.6 million, respectively, which will expire through 2040. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to significant changes in the Company’s ownership, the Company’s future use of its existing net operating losses may be limited.

For the years ended December 31, 2024, and 2023, the expected tax expense (benefit) based on the U. S. federal statutory rate is reconciled with the actual tax provision (benefit) as follows:

	For the Years Ended December 31,
	2024		2023
Expected tax at statutory rates	$(528,000)	21%	$(3,463,000)	21%
Permanent Differences	(4,000)	0%	7,000	0%
State Income Tax, Net of Federal benefit	1,019,000	(62)%	(418,000)	1%
Other	1,564,000	(41)%	(95,000)	2%
Current Year Change in Valuation Allowance	(2,051,000)	82%	3,969,000	(24)%
Prior Year True-Ups	-	0%	-	0%
Income tax expense	$-	0%	$-	0%

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Deferred income taxes include the net tax effects of net operating loss (NOL) carry forwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2024, and 2023, significant components of the Company’s deferred tax assets are as follows:

	As of
	December 31, 2024	December 31, 2023
Deferred Tax Assets (Liabilities):
Accrued payroll	$141,000	$141,000
ASC842-ROU Asset	-	-
ASC842-ROU (Liability)	822,000	822,000
Loss from derivatives	(869,000)	(16,000)
Waiver and commitment fee shares	-	-
Stock based compensation	(304,000)	(171,000)
Depreciation	3,000	3,000
Net operating loss	12,462,000	13,529,000
Net deferred tax assets (liabilities)	12,255,000	14,308,000
Valuation allowance	(12,255,000)	(14,308,000)
Net deferred tax assets (liabilities)	$-	$-

Note 17: Commitments and Contingencies

Legal

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business.

On June 23, 2022, The Good Clinic LLC was notified that a former employee had filed a lawsuit for wrongful termination. The Good Clinic believes the lawsuit is without merit. Mitesco (Company) was not named in the suit. We have settled this matter as of January 11, 2024, for total consideration consisting of a cash payment of $3,000.

On October 25, 2022, the Company was notified that a vendor filed a lawsuit related to a contract dispute naming both The Good Clinic and The CEO of the Good Clinic. This suit was settled on May 5, 2023, and dismissed with prejudice on May 12, 2023. The settlement included the issuance of the Company’s restricted common stock. As a part of the settlement the Company issued 2,552 shares of its restricted common stock to the plaintiff and it issued to the CEO of The Good Clinic 19,622 of its restricted common stock, plus $3,000 in cash for reimbursement of expenses related to settling the suit with the vendor.

The Company has a number of legal situations involved with the winding down of its clinic’s business activities. These include claims regarding certain construction contracts and cancellation of leases as noted below:

Nordhaus Clinic

On November 1, 2020, we entered into an agreement to open a clinic in Minneapolis, Minnesota. The initial lease term is eight years. Fixed rent payments under the initial term are approximately $511,000. On November 6, 2023, the Company received a termination notice from the landlord indicating the lease had been terminated. No additional claims have been received by the landlord and the Company believes no additional amounts are owed.

Egan Clinic a.k.a. Vikings

On October 14, 2021, we entered into an agreement to open a clinic in Eagan, Minnesota, which began operations in the fourth quarter of 2021. The initial lease term is for 96 months. Fixed rent payments under the initial term are approximately $767,000. A Summary Judgment was granted on December 4, 2023, in the amount of $488,491, and the entry of final judgment was entered on December 15, 2023, and the Company has released the property back to the leaseholder.

St. Paul Clinic a.k.a. The Grove

On August 31, 2021, we entered into an agreement to open a clinic in St. Paul, Minnesota, which began operations in the fourth quarter of 2021. The initial lease term is for 114 months. Fixed rent payments under the initial term are approximately $1,153,000. A stipulation for Judgment was filed on December 21, 2023, in the amount of $415,266. The stipulated judgment includes $178,542 in unpaid back rent, $172,124 in resolution of mechanics’ liens, and $64,600 in attorneys’ fees. Final entry of judgment by the Court was entered against the Company on January 19, 2024, and the Company has released the property back to the leaseholder.

St. Louis Park Clinic a.k.a. Excelsior & Grand

On May 24, 2021, we entered into an agreement to open a clinic in St. Louis Park, Minnesota, which began operations in the third quarter of 2021. The initial lease term is seven years. Fixed rent payments under the initial term are approximately $673,000. The Company agreed to and executed a Confession of Judgment in the amount of $425,351 on April 2, 2024, and has released the property back to the leaseholder. We received the fully executed and recorded judgement on April 10, 2024.

Eden Prairie Clinic a.k.a. TP Elevate

On June 8, 2021, we entered into an agreement to open a clinic in Eden Prairie, Minnesota, which began operation in the third quarter of 2021. The initial lease term is eight years. Fixed rent payments under the initial term are approximately $620,000. The Company has surrendered possession of the property and is currently in negotiations for the amounts owed and is in the process of settling the remaining amounts owed.

Maple Grove Clinic a.k.a. Arbor Lakes

On October 8, 2021, we entered into an agreement to open a clinic in Maple Grove, Minnesota which began operation in the fourth quarter of 2021. The initial lease term is for 108 months. Fixed rent payments under the initial term are approximately $1,153,127. On October 22, 2022, the Company entered into a settlement agreement with the leaseholder for $219,576 and the Company released the property back to the leaseholder.

Radiant Clinic a.k.a. LMC Welton

On September 9, 2021, we entered into an agreement to open a clinic in Denver, Colorado, which was expected to begin operation in the first quarter of 2023 but possession of which has been relinquished to the landlords. The initial lease term is for 90 months. Fixed rent payments under the initial term are approximately $782,000. As of April 10, 2024, the Company has settled the amounts owed to the leaseholder and full resolution of all liens for approximately $530,000 and the Company has released the property back to the leaseholder.

Quincy Clinic a.k.a. 1776 Curtis

On September 28, 2021, we entered into an agreement to open a clinic in Denver, Colorado, which was expected to begin operation in the first quarter of 2023 but possession of which has been relinquished to the landlords. The initial lease term is for 94 months. Fixed rent payments under the initial term are approximately $1,079,000. A Final Judgment was granted on November 14, 2023, in the amount of $348,764 including interest, fees and other costs. The Company has released the property back to the leaseholder.

The following table summarizes the status of our property settlements as noted above and the total settlement amounts as of the date of the filing:

LOCATION	PROPERTY NAME	ORIGINAL OBLIGATION	SETTLEMENT AMOUNT	DATE OF AWARD	INTEREST RATE	INTEREST ACCRUED ON SETTLEMENT	TOTAL SETTLEMENT OBLIGATION	TYPE OF SETTLEMENT
WAYZETTA, MN	WAZETTA BAY	$407,000	$25,000	NA			$25,000	CASH PAYMENT OBLIGATION
EAGAN, MN	VIKINGS	$767,000	$488,491	12/7/2023	10%	$52,195	$540,686	DEFAULT JUDGEMENT
ST. LOUIS PARK, MN	EXCELSIOR	$673,000	$425,350	5/22/2024	10%	$25,987	$451,337	DEFAULT JUDGEMENT
ST. PAUL, MN	CONTINENTAL 560	$1,153,000	$415,266	1/22/2024	10%	$39,169	$454,775	DEFAULT JUDGEMENT
MAPLE GROVE, MN	BUTTNICK	$1,153,127	$219,576	10/3/2022	10%	$49,200	$268,200	SETTLEMENT AGREEMENT
DENVER, CO	RADIANT	$782,000	$530,000				$530,557	DISMISSED
DENVER, CO	QUINCY	$1,079,000	$348,764	11/14/2023	12%	47,356	$396,120	DEFAULT JUDGEMENT
	TOTAL	$6,014,127	$2,452,447			$213,907	$2,666,675

Administrative offices

On June 24, 2021, we entered into an agreement to open an administrative office in St. Louis Park, Minnesota. The initial lease term is 2.5 years. Fixed rent payments under the initial term are approximately $244,000. We have not received any claims as to the obligations under this sublease agreement and the business from which we were renting has not responded to communications from our attorneys who have attempted to establish a formal settlement agreement since we have abandoned the location more than a year ago.

During the year ending December 31, 2024, the Company recorded interest expense of $213,907 related to the above settlements based on the statutory rates of the courts in the respective locations.

Note 18: Subsequent Events

During January 2025 we issued 12,074 shares of restricted common stock in payment of dividends for the Series X preferred shares to four (4) holders.

During January 2025 we received $100,000 of funding from three (3) institutional investors and issued 4,000 shares of Series A Preferred shares in consideration of this funding.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$865.50
Legal fees and expenses	$45,950
Accounting fees and expenses	$12,000
Miscellaneous	$8,000
Total	$66,815.50

Item 14. Liability and Indemnification of Directors and Officers

Under our articles of incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

Our articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, or as our representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Our bylaws provide that the Company may indemnify a director or officer if the director or officer did not breach, through intentional misconduct, fraud, or a knowing violation of law, his/her fiduciary duties as a director or officer to act in good faith and in the interests of the Company; and the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Item 15. Recent Sales of Unregistered Securities

Common stock issuances in 2025

Issuance of Restricted Common Stock for Series X Preferred Stock Dividends

The Company has outstanding 19,703 shares of its Series X Preferred stock whose total face value is $492,575, and which bears interest at 10% annually. The dividend can be paid through the issuance of restricted common stock priced using the closing price per share on the 15th of each month. In order to pay its dividends for the quarter ended March 31, 2025 it is obligated to issue 28,359 shares of restricted common stock. While the shares due for January had been previously issued, on April 14, 2025, the Company issued a total of 16,286 shares in consideration of the February and March dividends to the four (4) holders of the Series X Preferred shares.

Issuance of Restricted Common Stock for the Redemption of Series A Preferred Stock

As a part of its FY2024 Restructuring Plan the Company issued to certain holders of its notes and other securities a newly created a new Series A Amortizing Convertible Preferred Stock (the “Series A Shares” or “Series A Preferred Stock”) whose stated value is $25 per share. The Series A Shares may be converted into shares of common stock by dividing the stated value by $4.00 (the “Conversion Price”). The Series A Shares may be converted at the option of the holder at any time, or mandatorily by the Company if certain conditions set forth in the certificate of designation are met. As stipulated in the certificate of designation, unless converted, shares of Series A Preferred Stock will be redeemed by the Company, using common stock, or cash, 1/36th of the remaining amounts monthly beginning in January 2025. The cash redemption shall be at 105% of the original price of the Series A Preferred Stock (as adjusted) and common stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-trading day period.  The Company intends to accrue the redemption shares monthly and issue any shares to be used thereunder quarterly to reduce its expense.

On March 31, 2025, the Company issued 1,366,394 shares of its restricted common stock in order to redeem $580,150 of its Series A Preferred stock. As of March 31, 2025 there are 542,900 shares of Series A Preferred stock issued and outstanding, reduced from 566,998 after taking into effect the redemptions for Q1 of FY2025.

Issuance of Restricted Common Stock for the settlement of liabilities

On April 24, 2025, the Company entered into Obligation Exchange Agreements with two (2) of its creditors. The agreements call for the cancellation of approximately $300,000 of notes, expenses and other obligations in consideration of the issuance of 75,000 shares of restricted common stock for each of the holders. These transactions will result in the extinguishment of approximately $600,000 of obligations, and the issuance of 150,000 shares of restricted common stock, in aggregate. The restricted common stock was valued at $4.00 per share for the purpose of this exchange. Furthermore, all participants in its restructuring activities have agreed to the cancelation of their warrants.

Stock Issuances in 2024

Pursuant to the Debt Restructuring, the Company issued 2,864,514 shares of restricted common stock upon cancellation of certain promissory notes, accounts payable, and preferred stock. Further, pursuant to the Restructuring, the Company issued 566,085 shares of Series A Preferred Stock upon cancellation of certain Series F preferred shares, and other obligations, held by certain accredited institutional shareholders.

During the 4th quarter of FY2024 the Company issued a total of 18,853 shares of restricted common stock in payment of dividends for the Series X preferred stock.

During the 4th quarter of FY2024 the Company issued 75,000 shares of restricted common stock to each of three (3) newly appointed members of its Advisory Board, for a total of 225,000 shares.

On September 19, 2024, the Company issued a total of 25,573 shares of restricted common stock for the payment of dividends due for its Series X Preferred stock during the third quarter of 2024 using the $.80 price per share as noted above.

During the three months ended September 30, 2024, the Company issued 300,000 shares of common stock to its board of directors for services outside of their role on the Board. The Company recorded a compensation expense of $72,000 based on the closing stock price on the date of issuance.

During the three months ended September 30, 2024, the Company issued 200,000 shares of common stock to consultants. The Company recorded a compensation expense of $29,250 based on the closing stock price on the date of issuance.

On June 27, 2024, the Company issued a total of 24,555 shares of restricted common stock for the payment of dividends due for its Series X Preferred stock during the second quarter of 2024 using the $.80 price per share as noted above.

During the six months ended June 30, 2024, the Company issued 300,000 shares of common stock to its advisory board. The Company recorded a compensation expense of $102,500 based on the closing stock price on the date of issuance.

During the three months ended March 31, 2024, the Company issued 66,070 shares of common stock for dividends payable on its Series X Preferred Stock.

Common Stock Issuances in 2023

On January 23, 2023, the Company issued 150,000 shares of common stock at the market price of $3.19 per share to a service provider.

On February 21, 2023, the Company issued 150,000 shares of common stock at the market price of $2.27 per share to a service provider.

During the three months ended March 31, 2023, GS Capital converted principal and accrued interest in a convertible note payable into shares of common stock as follows: On February 14, 2023, 9,846 shares were issued at a price of $1.74 per share; on February 28, 2023, 13,555 shares were issued at a price of $1.50 per share; on March 9, 2023, 15,265 shares were issued at a price of $1.50 per share; and on March 28, 2023, 18,472 shares were issued at a price of $1.25 per share.

On March 31, 2023, the Company issued a total of 8,063 shares of common stock for accrued dividends on its Series X Preferred Stock. Of this amount, a total of 1,066 shares were issued to officers and directors, 4,160 were issued to a related party shareholder, and 2,837 were issued to non-related parties.

On April 4, 2023, the Company issued 2,952 shares of common stock to a consultant at a price of $1.29 per share as a commission on funds previously raised.

On April 4, 2023, the Company issued 94,738 shares of common stock to GS Capital at an average price of $1.26 per share pursuant to a make-whole agreement entered into in connection with the GS Capital Warrants.

On May 5, 2023, the Company issued 2,552 shares of common stock to a vendor at a price of $0.85 per share, and on May 9, 2023, the Company issued 19,622 shares of common stock at a price of $0.85 per share to the Michael C. Howe Living Trust (the “Howe Trust”), an entity controlled by a related party. These shares were issued in satisfaction of a vendor dispute. The shares issued to the Howe Trust were reimbursement for shares previously issued to the vendor by the Howe Trust with regard to this dispute.

On June 29, 2023, the Company issued a total of 20,212 shares of common stock for accrued dividends on its Series X Preferred Stock. Of this amount, a total of 2,673 shares were issued to officers and directors, 10,426 were issued to a related party shareholder, and 7,113 were issued to non-related parties.

Effective June 30, 2023, the Company issued 2,926 shares of common stock at a price of $12.50 to a previous board member for the conversion of accounts payable in the amount of $36,575. These shares had been carried on the Company balance sheet as Common Stock Subscribed.

On August 21, 2023, the Company issued 131,362 shares of common stock at a price of $0.80 per share for accounts payable in the amount of $105,089.

On August 21, 2023, the Company issued 43,750 shares of common stock at a price of $0.80 per share for accounts payable in the amount of $35,000.

On August 21, 2023, the Company issued 49,226 shares of common stock at a price of $0.80 per share for accounts payable in the amount of $39,380.

Effective September 29, 2023, the Company’s now former Chief Operating Officer and a board member converted a note in the amount of $18,750, accrued interest of $2,101, accrued salary of $64,434, and board of director fees of $60,000 (a total of $145,285) at a price of $0.80 per share into 181,606 shares of the Company’s common stock.

On October 10, 2023, the Company issued 23,438 shares of common stock to a service provider at a price of $0.80 per share for accounts payable in the amount of $18,750.

Common Stock Issuances in 2022

On January 12, 2022, the Company entered into a settlement agreement with an ex-employee. Pursuant to the terms of this agreement, the Company agreed to pay the amount of $19,032 for accrued salary, and the employee returned to the Company for cancellation 8,000 shares of common stock previously issued as compensation. These shares were valued at par value of $0.01 or a total value of $80; the Company recorded a gain on cancellation of these shares in the amount of $15,032.

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (“Gardner”) on January 7, 2022 (the “Gardner Equity Agreement”). Pursuant to Gardner Equity Agreement, the Company issued shares of restricted common stock to Gardner in exchange for the Company Debt Obligations, as defined below.

The Gardner Equity Agreement settled for certain accounts payable amounts owed by the Company to Gardner. The Gardner Equity Agreement also settled accrued interest and penalties on the amounts due through January 5, 2022, as well as interest payments on amounts incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount was $500,000, the Additional Costs were $294,912 and the conversion price was $12,50. As a result, 63,593 Restricted Shares were authorized to be issued.

On March 22, 2022 and March 31, 2022, the Company issued an aggregate 30,835 shares of common stock as waiver fees to holders of the Series C and Series D Preferred Stock for their waivers of certain covenants as set forth and defined in the Series C and Series D Certificates of Designations. The Company valued these shares at their contractual price of $12,50 per share and recorded the amount of $385,431 as waiver fees. The Company recorded an aggregate gain upon issuance of these shares in the amount of $198,273 based on the market price of the Company’s common stock on the date of issuance.

On March 31, 2022, the Company issued 34,400 Commitment Fee Shares to AJB Capital Investors, LLC. A Monte Carlo model was used to value the warrants and call features, and a probability weighted expected return model was used to value the True-Up Provision. The contractual price of the common stock $12.50 per share; valuation purposes, the common stock was valued at the market price on the date of the transaction of $6.35 per share. The discount on the notes due to the Commitment Fee Shares and warrants was valued at $349,914. The Company recorded the amount of $226,106 to additional paid-in capital pursuant to this transaction.

On March 31, 2022, the Company issued 7,648 shares of common stock at a price of $12,50 per share which were previously subscribed for the conversion of accounts payable in the amount of $95,558.

On April 27, 2022, the Company issued 14,400 shares of stock to Cavalry Fund 1 LP as compensation for the waiver of certain covenants as set forth in the Series C Certificate of Designation.

On April 27, 2022, the Company issued 1,929 shares of common stock with a contract price of $12.50 per share or $24,118 and a grant date market value of $8.00 or $15,434 to Larry Diamond, it’s Chief Executive as commitment shares as set forth and defined in Diamond Note 3. The Company recorded these shares at their relative fair value of the components of Diamond Note 3, or $16,200, and recorded a loss in the amount of $765 on this transaction. The Company also issued five-year warrants to purchase 1,929 shares of common stock at a price of $12.50 to Mr. Diamond pursuant to Diamond Note 3.

On May 1, 2022, the Company issued 15,000 shares of common stock to a service provider at a price of $6.88 per share.

On May 10, 2022, the Company entered into a securities purchase agreement with Kishon Investments, LLC with respect to the sale and issuance of: (i) an initial commitment fee in the amount of $159,259 in the form of 12,741 shares of the Company’s common stock,  (ii) promissory note in the principal amount of $277,777 due on November 10, 2022, and (iii) warrants to purchase up to 5,556 shares of the common stock. The note and warrants were issued on May 10, 2022 and were held in escrow pending effectiveness of the Purchase Agreement.

Pursuant to the terms of the purchase agreement, the initial shares were issued at a value of $159,259, the note was issued in the principal amount of $277,777 for a purchase price of $250,000, resulting in the original issue discount of $27,777; and the warrants were issued, with an initial exercise price of $12.50 per share, subject to adjustment.

On May 18, 2022, the Company issued 386 shares of common stock to Larry Diamond, it’s Chief Executive Officer at a contractual price of $12.50 per share and a market price at issuance date of $7.585 per share as commitment shares as set forth and defined in Diamond Note 4. The Company recorded these shares at their relative fair value of the components of Diamond Note 4, or $3,160 and recorded a loss in the amount of $249 on this transaction. The Company also issued five-year warrants to purchase 386 shares of common stock at a price of $12.50 to Mr. Diamond pursuant to Diamond Note 4.

On May 23, 2022, the Company issued 386 shares of common stock to Jessica Finnegan at a contractual price of $12.50 per share and a market price at issuance date of $8.97 per share as commitment shares as set forth and defined in Finnegan Note 1. The Company recorded these shares at their relative fair value of the components of Finnegan Note 1, or $3,240, and recorded a gain in the amount of $222 on this transaction. The Company also issued five-year warrants to purchase 386 shares of common stock at a price of $12.50 to Ms. Finnegan pursuant to Finnegan Note 1.

On May 26, 2022, the Company issued 1,688 shares of common stock to the May 26 Lenders at a contractual price of $12.50 per share and a market price at issuance date of $7.585 per share as commitment shares as set forth and defined in the May 26, 2022 Notes. The Company recorded these shares at their relative fair value of the components of the May 26 Note, or $14,175, and recorded a loss in the amount of $1,369 on these transactions. The Company also issued five-year warrants to purchase 1,688 shares of common stock at a price of $25.00 to the May 26 Lenders pursuant to the May 26, 2022.

On June 7, 2022, the Company issued 8,103 shares of common stock at a price of $12.50 per share to investors for accumulated dividends on Series X Preferred Stock. See note 12.

On June 9, 2022, the Company issued 7,284 shares of common stock to the June 9 Lenders at a contractual price of $12.50 per share and a market price at issuance date of $7,425 per share as commitment shares as set forth and defined in the June 9 Notes. The Company recorded these shares at the relative fair value of the components of June 9 Notes, or $66,400, and recorded an aggregate loss in the amount of $9,356 on these transactions. The Company also issued five-year warrants to purchase 7,284 shares of common stock at a price of $25.00 to the May 26 Lenders pursuant to the June 9 notes.

On June 22, 2022, the Company issued 12,741 shares of common stock at fair value of $10.45 per share to GS Capital at a fair value of $10.45 per share as a commitment fee.

On June 22, 2022, the Company issued 8,600 shares of common stock at fair value of $10.45 per share to Anson East and an additional 25,800 shares of common stock at a fair value of $10.45 per share to Anson Investments as a commitment fee.

On July 7, 2022, the Company issued 2,412 shares of common stock to William Mackay at a contractual price of $12.50 per share and a market price at issuance date of $7.445 per share as commitment shares as set forth and defined in the Mackay Note. The Company recorded these shares at their relative fair value of the components of Mackay Note, or $12,500, and recorded a gain in the amount of $5,456 on this transaction. The Company also issued five-year warrants to purchase 2,412 shares of common stock at a price of $12.50 to Mr. Mackay pursuant to the Mackay Note.

On July 7, 2022, the Company issued 193 shares of common stock to Charlies Schrier at a contractual price of $12.50 per share and a market price at issuance date of $7.445 per share as commitment shares as set forth and defined in the Schrier Note. The Company recorded these shares at their relative fair value of the components of Schrier Note, or $1,000, and recorded a gain in the amount of $436 on this transaction. The Company also issued five-year warrants to purchase 193 shares of common stock at a price of $25.00 to Mr. Schrier pursuant to the Schrier Note.

On July 21, 2022, the Company issued 241 shares of common stock to Juan Carlos Iturregui, a related party, at a contractual price of $12.50 per share and a market price at issuance date of $7.225 per share as commitment shares as set forth and defined in the Iturregui Note. The Company recorded these shares at their relative fair value of the components of Schrier Note, or $1,225, and recorded a gain in the amount of $518 on this transaction. The Company also issued five-year warrants to purchase 241 shares of common stock at a price of $25.00 to Mr. Iturregui pursuant to the Iturregui Note.

On July 21, 2022, the Company issued 2,460 shares of common stock to the Michael C. Howe Living Trust, a related party, at a contractual price of $12.50 per share and a market price at issuance date of $7.225 per share as commitment shares as set forth and defined in the Howe Note 3. The Company recorded these shares at their relative fair value of the components of Howe Note 3, or $12,495, and recorded a gain in the amount of $5,729 on this transaction. The Company also issued five-year warrants to purchase 2,460 shares of common stock at a price of $25.00 to the Michael C. Howe Living Trust pursuant to the Howe Note 3.

On July 26, 2022, the Company issued 482 shares of common stock to Eric S. Nommsen at a contractual price of $12.50 per share and a market price at issuance date of $6.84 per share as commitment shares as set forth and defined in the Nommsen Note. The Company recorded these shares at their relative fair value of the components of Nommsen Note, or $2,350, and recorded a gain in the amount of $949 on this transaction. The Company also issued five-year warrants to purchase 482 shares of common stock at a price of $25.00 to Mr. Nommsen pursuant to the Nommsen Note.

On July 27, 2022, the Company issued 482 shares of common stock to James H. Caplan at a contractual price of $12.50 per share and a market price at issuance date of $6.935 per share as commitment shares as set forth and defined in the Caplan Note. The Company recorded these shares at their relative fair value of the components of the Caplan Note, or $2,350, and recorded a gain in the amount of $995 on this transaction. The Company also issued five-year warrants to purchase 482 shares of common stock at a price of $25.00 to Mr. Caplan pursuant to the Caplan Note.

On August 4, 2022, the Company issued a total of 241 shares of common stock to Jessica, Kevin C., Brody, Isabella, and Jack Finnegan at a contractual price of $25.00 per share and a market price at issuance date of $6.42 per share as commitment shares as set forth and defined in the Finnegan Note 3. The Company recorded these shares at their relative fair value of the components of the Finnegan Note 3, or $1,000, and recorded a gain in the amount of $448 on this transaction. The Company also issued five-year warrants to purchase a total of 241 shares of common stock at a price of $25.00 to the holders of the Finnegan Note 3.

On August 4, 2022, the Company issued 984 shares of common stock to Jack Enright at a contractual price of $12.50 per share and a market price at issuance date of $6.42 per share as commitment shares as set forth and defined in the Caplan Note. The Company recorded these shares at their fair value of $6,317.

On August 4, 2022, the Company issued 12,064 shares of common stock to a service provider as payment for investor relations services. The transaction was effective August 1, 2022 and has a six month term. The shares were valued at the closing price of the Company’s common stock on August 4, 2022, of $6.42 per share or $77,448.

On August 18, 2022, the Company issued 1,640 shares of common stock to the Michael C. Howe Living Trust, a related party, at a contractual price of $12.50 per share and a market price at issuance date of $6.57 per share as commitment shares as set forth and defined in the Howe Note 4. The Company recorded these shares at their fair value of $10,775.

On September 2, 2022, the Company issued 582 shares of common stock to John Mitchell at a contractual price of $12.50 per share and a market price at issuance date of $5.365 per share as commitment shares as set forth and defined in the Mitchell Note. The Company recorded these shares at their fair value of $3,124.

On September 2, 2022, the Company issued 492 shares of common stock to Frank Lightmas at a contractual price of $12.50 per share and a market price at issuance date of $5.365 per share as commitment shares as set forth and defined in the Lightmas Note. The Company recorded these shares at their fair value of $2,640.

On September 2, 2022, the Company issued 246 shares of common stock to Lisa Lewis at a contractual price of $12.50 per share and a market price at issuance date of $5.365 per share as commitment shares as set forth and defined in the Lewis Note. The Company recorded these shares at their fair value of $1,320.

On September 2, 2022, the Company issued 246 shares of common stock to Sharon Goff at a contractual price of $12.50 per share and a market price at issuance date of $5.65 per share as commitment shares as set forth and defined in the Goff Note. The Company recorded these shares at their fair value of $1,320.

On September 9, 2022, the Company issued 820 shares of common stock to Cliff Hagan at a contractual price of $12.50 per share and a market price at issuance date of $5.75 per share as commitment shares as set forth and defined in the Hagan Note. The Company recorded these shares at their fair value of $4,715.

On September 14, 2022, the Company issued 1,640 shares of common stock to Darling Capital at a contractual price of $12.50 per share and a market price at issuance date of $6.60 per share as commitment shares as set forth and defined in the Darling Capital Note. The Company recorded these shares at their fair value of $10,824.

On September 15, 2022, the Company issued 410 shares of common stock to Mack Leath at a contractual price of $12.50 per share and a market price at issuance date of $6.995 per share as commitment shares as set forth and defined in the Leath Note. The Company recorded these shares at their fair value of $2,868.

On October 1, 2022, the Company issued 6,329 shares of common stock at a price of $16.00 per share to a service provider.

On November 18, 2022, the Company issued 91,328 shares of common stock to AJB pursuant to a commitment fee agreement.

The issuance of these securities was made pursuant to 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, and the rules promulgated thereunder, to accredited and certain limited number of non-accredited investors.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii. to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by
		Reference		Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

2.1	Plan of Conversion	8-K	2.1	10/19/2023

3.1	Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on October 13, 2023.	8-K	3.1	10/19/2023

3.2	Bylaws, dated October 13, 2023.	8-K	3.2	10/19/2023

3.3	Certificate of Amendment to the Certificate of Incorporation of Trunity Holdings, Inc., dated December 24, 2015.	8-K	3.1(i)	1/06/2016

3.4	Certificate of Amendment of the Certificate of Incorporation of True Nature Holding, Inc. dated April 21, 2020.	10-Q	3.7	8/14/2020

3.6	Certificate of Amendment of Certificate of Incorporation, dated as of November 5, 2020, correcting December 24, 2015 Certificate of Amendment.	10-Q	3.8	11/13/2020

3.7	Form of Agreement Modifying the Series F Preferred stock terms	8-K	3.1	05/21/2024

3.8	Certificate of Designation for Series A Amortizing Convertible Preferred stock	8-K	3.1	10/29/2024

3.9	Certificate of Designations of Series X Preferred Stock of True Nature Holding, Inc.	8-K	3.6	1/06/2020

4.2	Convertible Promissory Note issued by True Nature Holding, Inc. on November 26, 2018 to Auctus Fund, LLC.	8-K	4.2	1/14/2019

4.6	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended	10-K	4.6	04/05/2022

5.1	Opinion of Dickinson Wright PLLC as to the validity of securities being registered	S-1/A	5.1	05/08/2025

10.1	Promissory Note issued by Bank of America, NA on April 25, 2020 to True Nature Holding, Inc.	8-K	10.1	5/11/2020

10.2*	Board of Directors Advisory Agreement, dated June 1, 2020, between Mitesco, Inc. and Faraz Paqvi.	8-K	5.01	7/13/2020

10.3	Consulting Advisor Agreement, dated July 8, 2020, between Mitesco, Inc. and Michael Loiacono.	8-K	10.1	7/08/2020

10.4*	Board of Directors Advisory Agreement, dated August 1, 2020, between Mitesco, Inc. and Juan Carlos Iturregui.	8-K	10.02	8/05/2020

10.5	Form of lease agreement between The Good Clinic, LLC, and LMC NE Minneapolis Holdings, LLC, dated October 19, 2020.	10-Q	10.4	11/13/2020

10.6	Form of Advisory Board Agreement	8-K	10.1	04/26/2024

10.7	Form of Financing Agreement	8-K	10.1	05/16/2024

10.8	Form of Consulting Agreement for Berlin	8-K	10.2	05/16/2024

10.9	Form of consulting agreement for Valania	8-K	10.1	07/19/2024

10.10	Form of obligation exchange agreement	8-K	10.1	10/04/2024

10.11	Form of letter accompanying the obligation exchange agreement	8-K	10.2	10/04/2024

10.12	Form of obligation exchange agreement for restricted common stock	8-K	10.1	10/29/2024

10.13	Form of share exchange agreement for Series A Convertible Preferred stock	8-K	10.2	10/29/2024

10.14	Form of Exclusive Source Code License agreement	8-K	10.1	10/06/2024

21.1	Subsidiaries of the Registrant	S-1	21.1	04/18/2025

23.1	Consent of Astra Audit and Advisory, LLC				X

23.2	Consent of Dickinson Wright PLLC (included in Exhibit 5.1)	S-1/A	23.2	05/08/2025

24.1	Power of Attorney (included on signature page)				X

101.INS	Inline XBRL Instance Document				X

101.SCH	Inline XBRL Taxonomy Extension Schema Document				X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)				X

107	Filing Fee Table	S-1/A	107	05/08/2025

*	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vero Beach, State of Florida, on May 13, 2025.

MITESCO, INC.

Dated: May 13, 2025	By:	/s/ Mack Leath
Mack Leath Chief Executive Officer, Chief Financial Officer and Chairperson of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Registration Statement on behalf of the Registrant, in the capacities and on the dates indicated.

Signature and Title	Date

/s/ John Mitchell *	May 13, 2025
John Mitchell
Director

/s/ Dr. Jordan Balencic *	May 13, 2025
Jordan Balencic
Director

*/s/ Mack Leath	May 13, 2025
Mack Leath, Power of Attorney